     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 25, 1998

                                                      REGISTRATION NO. 333-50569
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ---------------------------

                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ---------------------------

                            SOVEREIGN BANCORP, INC.
             (Exact name of registrant as specified in its charter)

          PENNSYLVANIA                           6720                            23-2453088
 (State or other jurisdiction of     (Primary Standard Industrial     I.R.S. Employer Identification No.)
 incorporation or organization)        Classification Code No.)


                            1130 BERKSHIRE BOULEVARD
                         WYOMISSING, PENNSYLVANIA 19610
                                 (610) 320-8400
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                          ---------------------------

                                  JAY S. SIDHU
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            SOVEREIGN BANCORP, INC.
                            1130 BERKSHIRE BOULEVARD
                         WYOMISSING, PENNSYLVANIA 19610
                                 (610) 320-8400
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                          ---------------------------

                                   Copies to:


      DAVID W. SWARTZ, ESQUIRE                    BARRY H. GENKIN, ESQUIRE
            STEVENS & LEE                           BLANK ROME COMISKY &
       111 North Sixth Street                           MCCAULEY LLP
            P.O. Box 679                              One Logan Square
          Reading, PA 19603                      Philadelphia, PA 19103-6998


                          ---------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                          ---------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    [LETTERHEAD OF FIRST HOME BANCORP INC.]

                                 June 26, 1998

Dear Shareholder:

     You are cordially invited to attend the special meeting of shareholders (the "Special Meeting") of First Home Bancorp Inc. ("First Home") to be held on Tuesday, July 28, 1998, at 10:30 a.m., local time, at the Holiday Inn, Exit 10, I-295, Pureland Industrial Complex, Bridgeport, New Jersey.


     At the Special Meeting, shareholders will consider and vote upon the Agreement and Plan of Merger dated as of December 18, 1997, as amended (the "Merger Agreement"), between First Home and Sovereign Bancorp, Inc. ("Sovereign"), providing for the merger of First Home with and into Sovereign (the "Merger") and the conversion of each outstanding share of common stock of First Home into shares of common stock of Sovereign, based on an exchange ratio to be determined in accordance with the Merger Agreement, all as more fully described in the accompanying Proxy Statement/Prospectus. Sovereign will pay cash to First Home shareholders in lieu of issuing fractional shares of Sovereign common stock. Completion of the Merger is subject to certain conditions, including the approval of the Merger Agreement by the shareholders of First Home and the approval of the Merger by the Office of Thrift Supervision.


     The attached Proxy Statement/Prospectus contains important information concerning the Merger. We urge you to give it your careful attention.

     The Board of Directors of First Home has carefully considered and approved the Merger Agreement and believes that the Merger is in the best interests of First Home and its shareholders. ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY HAS APPROVED AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, THE BOARD OF DIRECTORS OF FIRST HOME URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE SPECIAL MEETING BUT WILL ENSURE THAT YOUR VOTE IS COUNTED IF YOU ARE UNABLE TO ATTEND. IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME (I.E. SHARES ARE HELD IN A BROKERAGE ACCOUNT), YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE IN PERSON AT THE SPECIAL MEETING.

     On behalf of the Board of Directors and our employees, I wish to thank you for your continued support. We appreciate your interest.

                                          Sincerely yours,

                                          Stephen D. Miller
                                          Chairman of the Board,
                                          President and Chief Executive Officer

                            FIRST HOME BANCORP INC.
                               125 SOUTH BROADWAY
                          PENNSVILLE, NEW JERSEY 08070

                         ------------------------------
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JULY 28, 1998
                         ------------------------------

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (including any adjournment or postponement, the "Special Meeting") of First Home Bancorp Inc. ("First Home"), a New Jersey corporation, will be held on Tuesday, July 28, 1998, at 10:30 a.m., local time, at the Holiday Inn, Exit 10, I-295, Pureland Industrial Complex, Bridgeport, New Jersey, to consider and vote upon the following matters, all as more fully described in the accompanying Proxy Statement/Prospectus:


       1. The approval and adoption of the Agreement and Plan of Merger dated as of December 18, 1997, as amended (the "Merger Agreement"), between Sovereign Bancorp, Inc. ("Sovereign") and First Home, which provides, among other things, for (i) the merger of First Home with and into Sovereign (the "Merger") and (ii) the conversion of each share of common stock of First Home outstanding immediately prior to the Merger (other than any shares owned by Sovereign, First Home or any subsidiary of First Home) into the right to receive a number of shares of Sovereign common stock determined in the manner set forth in the Merger Agreement, plus cash in lieu of any fractional share interest.


       2. The adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement.

       3. The transaction of such other business as may properly be brought before the Special Meeting.

     The Board of Directors of First Home has determined that an affirmative vote on each proposal to be considered at the Special Meeting is in the best interests of First Home and its shareholders and unanimously recommends a vote "FOR" each proposal.

     The Board of Directors of First Home has fixed the close of business on June 22, 1998 as the record date for determining shareholders entitled to notice of, and to vote at, the Special Meeting.

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, THE BOARD OF DIRECTORS OF FIRST HOME URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE SPECIAL MEETING BUT WILL ASSURE THAT YOUR VOTE IS COUNTED IF YOU ARE UNABLE TO ATTEND. IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE PERSONALLY AT THE SPECIAL MEETING.

     PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          ROBERT A. DIVALERIO,
                                          Secretary

Pennsville, New Jersey
June 26, 1998

--------------------------------------------------------------------------------

                            FIRST HOME BANCORP INC.
                                PROXY STATEMENT
                         ------------------------------

                            SOVEREIGN BANCORP, INC.
                                   PROSPECTUS

                                5,896,262 SHARES

                                  COMMON STOCK
                               WITHOUT PAR VALUE

--------------------------------------------------------------------------------

     This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to shareholders of First Home Bancorp Inc. ("First Home"), a New Jersey corporation, in connection with the solicitation of proxies by the Board of Directors of First Home for use at the Special Meeting of Shareholders of First Home (including any adjournments or postponements thereof, the "Special Meeting") to be held on July 28, 1998.


     This Proxy Statement/Prospectus also relates to up to 5,896,262 shares of common stock, no par value, of Sovereign (together with the Sovereign Rights, as hereinafter defined, attached thereto, the "Sovereign Common Stock") which may be issued upon the merger of First Home with and into Sovereign (the "Merger"), pursuant to an Agreement and Plan of Merger, dated as of December 18, 1997, as amended, (the "Merger Agreement"). In the Merger, each outstanding share of common stock, no par value, of First Home ("First Home Common Stock") (other than shares, if any, then owned by Sovereign, First Home or any subsidiary of First Home ("Excluded Shares")), will be converted into and become the right to receive such number of shares of Sovereign Common Stock, as shall equal $31.25 divided by the average of the mean between the closing high bid and low asked prices of a share of Sovereign Common Stock (as reported on the Nasdaq Stock Market National Market) for the 15 consecutive trading days immediately preceding the effective date (the "Effective Date") of the Merger (the "Sovereign Market Value"), provided that the Sovereign Market Value as of the Effective Date is greater than or equal to $15.00 per share and less than or equal to $18.33 per share. If, however, the Sovereign Market Value as of the Effective Date is less than $15.00 per share or greater than $18.33 per share, shareholders of First Home will be entitled to receive a fixed number of shares of Sovereign Common Stock as follows: if the Sovereign Market Value as of the Effective Date is less than $15.00 per share, each share of First Home Common Stock (other than Excluded Shares) will be converted into 2.083 shares of Sovereign Common Stock, and if the Sovereign Market Value as of the Effective Date is greater than $18.33 per share, each share of First Home Common Stock will be converted into 1.705 shares of Sovereign Common Stock. In addition, as further described herein, in the event that First Home elects to terminate the Merger Agreement as a result of a decline in the Sovereign Market Value as of the date immediately preceding the Effective Date to less than $11.25, Sovereign can override such termination by increasing the number of shares issuable in exchange for each share of First Home Common Stock from 2.083 shares to such number of shares of Sovereign Common Stock as shall have an aggregate value of $23.44 based on the Sovereign Market Value determined as of the Effective Date.


     Each certificate representing a share of Sovereign Common Stock issued to a shareholder of First Home will also evidence a corresponding percentage of stock purchase rights ("Sovereign Rights") under Sovereign's Shareholder Rights Plan. See "DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES -- Shareholder Rights Plan."

     The number of shares of Sovereign Common Stock into which each share of First Home Common Stock (other than Excluded Shares) will be converted in the Merger has been adjusted for the 6-for-5 stock split effected on April 15, 1998 ("Stock Split"). Further adjustments shall be made to prevent dilution in the event of additional stock splits, reclassifications or other similar events. Sovereign will pay cash to First Home shareholders in lieu of issuing fractional shares of Sovereign Common Stock.


     This Proxy Statement/Prospectus constitutes both (i) the proxy statement of First Home relating to the solicitation of proxies by the Board of Directors of First Home for use at the Special Meeting to be held for the purpose of considering and voting upon a proposal to approve the Merger Agreement and (ii) the prospectus of Sovereign with respect to the Sovereign Common Stock to be issued in the Merger. Sovereign Common Stock is quoted on the Nasdaq Stock Market National Market. On June 24, 1998, the last sale price of Sovereign Common Stock as reported on the Nasdaq Stock Market National Market (symbol:
SVRN) was $16.625.


     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed on or about June 26, 1998.

     THE SHARES OF SOVEREIGN COMMON STOCK OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF SOVEREIGN COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
                         ------------------------------

         The date of this Proxy Statement/Prospectus is June 26, 1998.

                               TABLE OF CONTENTS



                                                              PAGE
                                                              ----

AVAILABLE INFORMATION.......................................    2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    2

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING
  INFORMATION...............................................    3

SUMMARY.....................................................    4
  The Companies.............................................    4
  The Special Meeting.......................................    5
  The Merger................................................    6
  Certain Related Transactions..............................    9
  Interests of Certain Persons in the Merger................   10
  Comparative Per Common Share Data.........................   10
  Recent Developments.......................................   13

SELECTED FINANCIAL DATA.....................................   15

PRO FORMA COMBINED FINANCIAL INFORMATION....................   17
  Pro Forma Combined Condensed Consolidated Balance Sheet as
     of March 31, 1998......................................   18
  Pro Forma Unaudited Combined Condensed Statements of
     Income for the Three Months Ended March 31, 1998, and
     the Years Ended December 31, 1997, 1996 and 1995.......   19

THE SPECIAL MEETING.........................................   23
  Date, Time and Place......................................   23
  Matters To Be Considered at the Special Meeting...........   23
  Votes Required............................................   23
  Voting of Proxies.........................................   23
  Revocability of Proxies...................................   24
  Record Date; Stock Entitled to Vote; Quorum...............   24
  Solicitation of Proxies...................................   24

THE MERGER..................................................   24
  Background of and Reasons for the Merger; Recommendations
     of the Board of Directors..............................   24
  Terms of the Merger.......................................   28
  Opinion of First Home's Financial Advisor.................   29
  Effective Date of the Merger..............................   33
  Exchange of First Home Stock Certificates.................   34
  Conditions to the Merger..................................   34
  Subsidiary Bank Merger....................................   36
  Regulatory Approvals......................................   36
  Representations and Warranties............................   36
  Business Pending the Merger...............................   37
  Dividends.................................................   38
  No Solicitation of Transactions...........................   38
  Amendment; Waivers........................................   39
  Termination; Effect of Termination........................   39
  Management and Operations after the Merger................   40
  Employee Benefits and Severance...........................   41
  Accounting Treatment......................................   41
  Certain Federal Income Tax Consequences...................   42
  Expenses..................................................   43
  Resale of Sovereign Common Stock..........................   43
  No Dissenters' Rights of Appraisal........................   43
  Dividend Reinvestment Plan................................   43

                                                              PAGE
                                                              ----

INTERESTS OF CERTAIN PERSONS IN THE MERGER..................   43
  Shares Owned by Management and the Board..................   43
  Indemnification; Directors' and Officers' Insurance.......   44
  Employment Agreements.....................................   44
  First Home Advisory Board.................................   45

CERTAIN RELATED TRANSACTIONS................................   45
  Stock Option Agreement....................................   45

INFORMATION WITH RESPECT TO SOVEREIGN.......................   48
  General...................................................   48
  Market Price of and Dividends on Sovereign Common Stock
     and Related Shareholder Matters........................   48

INFORMATION WITH RESPECT TO FIRST HOME......................   49
  Market Price of and Dividends on First Home Common Stock
     and Related Shareholder Matters........................   49

DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES.................   50
  Common Stock..............................................   50
  Preferred Stock...........................................   51
  Shareholder Rights Plan...................................   52
  Special Charter and Pennsylvania Corporate Law
     Provisions.............................................   52

COMPARISON OF SHAREHOLDER RIGHTS............................   54
  Directors.................................................   54
  Shareholder Meetings......................................   56
  Action by Shareholders Without a Meeting..................   57
  Inspection Rights.........................................   57
  Shareholder Rights Plan...................................   57
  Antitakeover Provisions...................................   57
  Required Shareholder Vote.................................   59
  Amendment of Bylaws.......................................   60
  Mandatory Tender Offer Provision..........................   60
  Dissenters' Rights........................................   61
  Dividends.................................................   61
  Voluntary Dissolution.....................................   62
  Preemptive Rights.........................................   62

ADJOURNMENT.................................................   62

EXPERTS.....................................................   62

LEGAL MATTERS...............................................   63

OTHER MATTERS...............................................   63

SHAREHOLDER PROPOSALS.......................................   63

ANNEXES

A. Agreement and Plan of Merger, between Sovereign and First
   Home dated as of December 18, 1997, as amended...........  A-1

B. Stock Option Agreement between Sovereign and First Home,
   dated December 18, 1997..................................  B-1

C. Opinion of RP Financial, LC..............................  C-1

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SOVEREIGN OR FIRST HOME. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SOVEREIGN OR FIRST HOME SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

     All information concerning Sovereign and its subsidiaries contained herein, incorporated herein by reference or supplied herewith, has been furnished by Sovereign, and all information concerning First Home and its subsidiaries contained herein, incorporated herein by reference or supplied herewith, has been furnished by First Home.

                             AVAILABLE INFORMATION

     Sovereign and First Home are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Sovereign and First Home with the Commission can be inspected and copied at the offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and from the web site that the Commission maintains at http://www.sec.gov.

     Sovereign has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Sovereign Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated in this Proxy Statement/Prospectus by reference or supplied herewith as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Sovereign (File No. 0-16533) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

          1. Sovereign's Annual Report on Form 10-K for the year ended December 31, 1997.

          2. Sovereign's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.


          3. Sovereign's Current Reports on Form 8-K dated June 23, 1998 (including restated financial statements of Sovereign), April 20, 1998, February 20, 1998 and February 19, 1998.


          4. Sovereign's Registration Statement on Form 8-A, filed August 14, 1989, pursuant to which Sovereign registered certain stock purchase rights under the Exchange Act and any amendments or reports filed for the purpose of updating such Registration Statement.

     The following documents filed with the Commission by First Home (File No. 0-28700) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

          1. First Home's Annual Report on Form 10-K for the year ended December 31, 1997 delivered with this Proxy Statement/Prospectus.

          2. First Home's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 delivered with this Proxy Statement/Prospectus.

          3. The description of the First Home Common Stock contained in First Home's Current Report on Form 8-K 12g-3 dated May 31, 1996 filed pursuant to the Exchange Act.

     In addition, all documents filed by Sovereign and First Home pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Proxy Statement/Prospectus.


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST. DOCUMENTS RELATING TO SOVEREIGN MAY BE REQUESTED FROM SOVEREIGN BANCORP, INC., 1130 BERKSHIRE BOULEVARD, WYOMISSING, PENNSYLVANIA 19610 (TELEPHONE NUMBER (610) 320-8400), ATTENTION: LAWRENCE M. THOMPSON, JR., SECRETARY. DOCUMENTS RELATING TO FIRST HOME MAY BE REQUESTED FROM FIRST HOME BANCORP INC., 125 SOUTH BROADWAY, PENNSVILLE, NEW JERSEY 08070 (TELEPHONE NUMBER
(609) 678-4400), ATTENTION: ROBERT A. DIVALERIO, SECRETARY. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING OF FIRST HOME, REQUESTS SHOULD BE RECEIVED BY JULY 14, 1998.


     Copies of First Home's 1997 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 are delivered together with the Proxy Statement/Prospectus.


          CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION



     Except for historical information, this Proxy Statement/Prospectus may be deemed to contain "forward looking" information. Examples of forward looking information include, but are not limited to (a) projections of or statements regarding future earnings, interest income, other income, earnings or loss per share, cost savings and synergies expected in connection with the Merger, asset mix and quality, growth prospects, capital structure and other financial terms,
(b) statements of plans and objectives of management or economic conditions in the market areas served by Sovereign and First Home, underlying other statements and statements about Sovereign or First Home or their respective businesses. Such forward looking information can be identified by the use of forward looking terminology such as "believes," "expects," "may," "intends," "will," "should," "anticipates," or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. No assurance can be given that the future results, covered by the forward-looking information will be achieved. Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward looking information. Important factors that could impact operating results include, but are not limited to, (i) the effects of changing economic conditions in both the market areas served by Sovereign and First Home and nationally, (ii) credit risks of commercial, real estate, consumer and other lending activities, (iii) significant changes in interest rates, (iv) changes in federal and state banking laws and regulations which could affect operations, (v) funding costs, and (vi) other external developments which could materially affect business and operations.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the Annexes hereto. A copy of the Merger Agreement is set forth in Annex A to this Proxy Statement/Prospectus and reference is made thereto for a complete description of the terms of the Merger. Shareholders of First Home are urged to read carefully this entire Proxy Statement/Prospectus, including the Annexes hereto.

     Except as otherwise specifically indicated, all ratios and share data relating to Sovereign and all share price information relating to the Merger Agreement have been adjusted to reflect Sovereign's 6-for-5 stock split effected on April 15, 1998 (the "Stock Split").

THE COMPANIES

  Sovereign

     Sovereign, a Pennsylvania business corporation, is the holding company for Sovereign Bank, a federal savings bank ("Sovereign Bank"). At March 31, 1998, Sovereign and its subsidiaries had total consolidated assets, deposits and shareholders' equity of approximately $18.1 billion, $9.2 billion and $987.3 million, respectively. The primary operating entity of Sovereign is Sovereign Bank. Sovereign Bank's primary business consists of attracting deposits from its network of approximately 190 community banking offices, and originating commercial, consumer and residential mortgage loans and home equity lines of credit in the communities served by those offices. Those offices are located largely in the Pennsylvania counties of Berks, Lancaster, Bucks, Montgomery, Philadelphia, Lehigh and Northampton, the New Jersey counties of Essex, Mercer, Middlesex, Monmouth, Morris, Ocean and Union, and in New Castle County in Delaware.

     The principal executive offices of Sovereign are located at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610, and its telephone number is (610) 320-8400. For further information concerning Sovereign and its subsidiaries, see "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "SOVEREIGN SELECTED FINANCIAL DATA," "INFORMATION WITH RESPECT TO SOVEREIGN" and "DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES."

  First Home

     First Home, a New Jersey corporation, is the holding company for First Home Savings Bank, F.S.B., a federally chartered savings bank ("First Home Savings"). At March 31, 1998, First Home had total consolidated assets, deposits and shareholders' equity of approximately $545.8 million, $328.2 million and $38.2 million, respectively. The sole direct subsidiary of First Home is First Home Savings, which has 10 branches located in Carneys Point, Elmer, Gibbstown, Newfield, Pennsauken, Penns Grove, Pennsville and Westmont, New Jersey and Stanton and Wilmington, Delaware. First Home Savings' principal business consists of attracting deposits from the general public through its offices and investing such deposits, together with funds from borrowings and operations, primarily in permanent loans (including construction loans) secured by single-family residential real estate, consumer loans and, to a lesser extent, loans secured by commercial real estate. At present, First Home Savings also maintains a portfolio of mortgage-backed securities and other permissible investments, and, through its service corporation, engages primarily in the sale of insurance annuities.

     The principal executive offices of First Home are located at 125 South Broadway, Pennsville, New Jersey 08070 and its telephone number is (609) 678-4400. For additional information concerning First Home, see "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "FIRST HOME SELECTED FINANCIAL DATA," "INFORMATION WITH RESPECT TO FIRST HOME" and "FINANCIAL STATEMENTS OF FIRST HOME."

THE SPECIAL MEETING

  General

     The Special Meeting will be held at the Holiday Inn, located at Exit 10, I-295, Pureland Industrial Complex, Bridgeport, New Jersey, at 10:30 a.m., local time, on July 28, 1998.

  Record Date

     The record date for the Special Meeting is June 22, 1998 (the "Record Date"). Only shareholders of record at the close of business on the Record Date will be entitled to receive notice of, and to vote at, the Special Meeting.

  Matters to be Considered at the Special Meeting

     At the Special Meeting, holders of First Home Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement attached as Annex A to this Proxy Statement/ Prospectus and incorporated herein by reference. In addition, shareholders of First Home are being asked to approve a proposal to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the Special Meeting to approve the Merger Agreement (the "Adjournment Proposal"). Shareholders will also consider and vote upon any other matter that may properly come before the Special Meeting. See "THE SPECIAL MEETING -- Matters to be Considered at the Special Meeting."

  Votes Required

     Shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the Record Date must be represented in person or by proxy at the Special Meeting for a quorum to be present for purposes of voting on the Merger Agreement and on the Adjournment Proposal. The approval and adoption of the Merger Agreement and the approval of the Adjournment Proposal will each require the affirmative vote of a majority of the votes cast, in person or by proxy, at the Special Meeting. Each holder of shares of First Home Common Stock outstanding on the Record Date will be entitled to one vote for each share held of record on each matter to be considered at the Special Meeting.


     The directors and executive officers of First Home have agreed to vote all shares of First Home Common Stock that they own on the Record Date in favor of the approval and adoption of the Merger Agreement. On the Record Date, directors and executive officers of First Home owned approximately 731,830 shares of First Home Common Stock (including options to purchase 13,330 shares which are exercisable within 60 days of the record date), or approximately 26.4% of the then outstanding shares of First Home Common Stock. Management of First Home is not aware of any person or entity owning 5% or more of the outstanding shares of First Home Common Stock as of the Record Date, except for (1) 160,530 shares of First Home Common Stock (approximately 5.8% of outstanding shares) held of record by the First Home Savings Bank, FSB Employee Stock Ownership Plan (the "First Home ESOP"), (2) 135,632 shares of First Home Common Stock (approximately 5.0% of outstanding shares) reported as beneficially owned by Wellington Management Company, LLP and (3) 225,576 shares, including presently exercisable stock options, of First Home Common Stock (approximately 8.2% of outstanding shares) reported as beneficially owned by Rodger D. Shay, a director of First Home, and his wife, Grace D. Shay. The First Home ESOP has voting power with respect to 150,473 shares of First Home ESOP only if voting of these shares is not directed by the participants of the ESOP. See "THE SPECIAL MEETING -- Votes Required."

THE MERGER

  Terms of the Merger

     At the Effective Date of the Merger, each outstanding share of First Home Common Stock (other than Excluded Shares) will be automatically converted into, and become a right to receive, such number of shares of Sovereign Common Stock (including the corresponding number of Sovereign Rights) as shall equal $31.25 divided by the average of the mean between the closing high bid and low asked prices of a share of Sovereign Common Stock (as reported on the Nasdaq Stock Market National Market) for the 15 consecutive trading days immediately preceding the Effective Date (the "Sovereign Market Value"), provided that such Sovereign Market Value as of the Effective Date is greater than or equal to $15.00 per share and less than or equal to $18.33 per share. If, however, the Sovereign Market Value as of the Effective Date is less than $15.00 per share or greater than $18.33 per share, shareholders of First Home will be entitled to receive a fixed number of shares of Sovereign Common Stock as described in the following paragraphs:

     If, as of the Effective Date, the Sovereign Market Value is less than $15.00 per share, each outstanding share of First Home Common Stock (other than Excluded Shares) will be converted into and become a right to receive 2.083 shares of Sovereign Common Stock.


     If, as of the Effective Date, the Sovereign Market Value is greater than $18.33 per share, each outstanding share of First Home Common Stock (other than Excluded Shares) will be converted into and become a right to receive 1.705 shares of Sovereign Common Stock.


     In addition, in the event that First Home elects to terminate the Merger Agreement as a result of a decline in the Sovereign Market Value as of the Effective Date to less than $11.25 (as adjusted to reflect the Stock Split), Sovereign can override such election by increasing the number of shares issuable in exchange for each share of First Home Common Stock from 2.083 shares to such number of shares of Sovereign Common Stock as shall have an aggregate value of $23.44 based on the Sovereign Market Value as of the Effective Date. See "THE MERGER -- Termination; Effect of Termination."

     The number of shares of Sovereign Common Stock issuable in exchange for shares of First Home Common Stock (as finally determined, the "Exchange Ratio") reflects the Stock Split. Further adjustments will be made to prevent dilution in the event of additional stock splits, reclassifications or other similar events.

     Each certificate representing a share of Sovereign Common Stock issued to a shareholder of First Home will also evidence a corresponding percentage of stock purchase rights ("Sovereign Rights") under Sovereign's Shareholder Rights Plan. See "DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES -- Shareholder Rights Plan."

     Sovereign will in all events pay cash to First Home shareholders in lieu of issuing fractional shares of Sovereign Common Stock.

     In connection with the Merger, all outstanding options to purchase shares of First Home Common Stock under First Home's preexisting employee and director stock option plans will be converted on the Effective Date into options to acquire that number of shares of Sovereign Common Stock equal to the number of shares of First Home Common Stock covered by the option multiplied by the applicable Exchange Ratio, and the exercise price for a whole share of Sovereign Common Stock shall be the stated exercise price for such option divided by the Exchange Ratio, such shares to be issuable upon exercise in accordance with the terms of the respective plans and grant agreements of First Home under which they were issued. See "THE MERGER -- Terms of the Merger" and "-- Accounting Treatment."

     The Effective Date, which shall be the same date as the Closing Date, will be designated by Sovereign and will occur within 30 days after all conditions precedent are fulfilled or waived following five (5) days prior notice to First Home. See "THE MERGER -- Effective Date."

     The Merger Agreement permits First Home to pay its regular quarterly cash dividend in an amount not to exceed $.10 per share. See "THE MERGER -- Dividends."

     In connection with the Merger, First Home Savings will merge with and into Sovereign Bank as soon as practicable following the Merger, pursuant to a Bank Plan of Merger (the "Bank Plan of Merger") dated December 18, 1997 (the "Bank Merger"). See "THE MERGER -- Subsidiary Bank Merger."

  No Dissenters' Rights of Appraisal

     Record holders of First Home Common Stock will not be entitled to dissenters' rights enabling such holders to obtain a cash payment for the "fair value" of their shares in connection with the matters to be acted on at the Special Meeting. See "THE MERGER -- No Dissenters' Rights of Appraisal" and "COMPARISON OF SHAREHOLDER RIGHTS -- Dissenters' Rights."

  Accounting Treatment and Certain Federal Income Tax Consequences

     The Merger is intended to qualify as a pooling of interests for financial accounting purposes and is expected to constitute a tax-free reorganization for federal income tax purposes. It is a condition to completion of the Merger that Sovereign receive an opinion from its independent auditors that the Merger will be treated as a pooling of interests for financial accounting purposes and that both parties receive an opinion from Sovereign's counsel that the Merger will constitute a tax-free reorganization for federal income tax purposes. As of the date of the Proxy Statement/Prospectus, Sovereign has no reason to believe that its independent auditors or its counsel will be unable to deliver such opinions. See "THE MERGER -- Certain Federal Income Tax Consequences," "-- Accounting Treatment" and "-- Conditions to the Merger."

  Recommendation of Board of Directors and Reasons for the Merger

     The Board of Directors of First Home believes that the terms of the Merger are fair and in the best interests of the shareholders of First Home and has unanimously approved the Merger Agreement. The Board of Directors of First Home unanimously recommends that the shareholders of First Home approve the Merger Agreement.

  Opinion of Financial Advisor

     RP Financial, LC ("RP Financial") has rendered its written opinion, dated December 18, 1997, and updated as of the date of this Proxy Statement/Prospectus, to the Board of Directors of First Home that, as of the respective dates of such opinions, and subject to the assumptions and considerations set forth therein, the consideration to be received is fair from a financial point of view to the holders of First Home Common Stock. A copy of the opinion of RP Financial, dated the date of this Proxy Statement/Prospectus, is attached hereto as Annex C.

     First Home has agreed to pay fees in the amount of $175,000 to RP Financial for its services in connection with the Merger, $60,000 of which is contingent upon completion of the Merger.

     For information on the assumptions made, matters considered and limits of the review by RP Financial, see "THE MERGER -- Opinion of Financial Advisor."

  Conditions to the Merger; Regulatory Approvals

     The obligations of Sovereign and First Home to complete the Merger are subject to various conditions usual and customary in transactions similar to the Merger, including, without limitation, obtaining requisite regulatory approvals and obtaining approval of the shareholders of First Home. Application has been made to obtain required regulatory approvals. No assurance can be given that all required approvals will be received or as to the timing or conditions of such approvals. See "THE MERGER -- Regulatory Approvals." The obligation of Sovereign to complete the Merger is also subject to certain other conditions, including, among other things, receipt of an opinion from

Sovereign's independent auditors to the effect that the Merger will be treated as a pooling of interests for financial accounting purposes and that the transaction will qualify as a tax free reorganization. No assurances can be given that all such conditions will be met. See "THE MERGER -- Conditions to the Merger."

  Termination; Effect of Termination

     The Merger Agreement may be terminated at any time prior to the Effective Date by mutual consent of Sovereign and First Home or by either party if (i) the other party breaches, in any material respect, any material covenant or undertaking, representation or warranty contained in the Merger Agreement which results in a Material Adverse Effect (as defined in the Merger Agreement; see "THE MERGER -- Termination; Effect of Termination") on the breaching party, and such breach has not been substantially cured by the earlier of 30 days after the date written notice of such breach was given to such party committing the breach or the Effective Date, (ii) the closing date (the "Closing Date," which, under the terms of the Merger Agreement is the same date as the Effective Date) of the Merger shall not have occurred by September 30, 1998 or (iii) either party receives a final unappealable administrative order from a regulatory authority that the necessary approval will not be granted unless the failure of such occurrence shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe any agreements required to be performed by such party by the Closing Date or in the case of Sovereign such approval will not be granted without the imposition of a condition which would have a material adverse effect on Sovereign.

     In addition, First Home may terminate the Merger Agreement if the Sovereign Market Value as of the Closing Date is less than $11.25; provided, however, that if First Home elects to terminate the Merger Agreement in accordance with this provision, such termination will not occur if Sovereign elects to increase the Exchange Ratio to an amount which equals the quotient obtained by dividing $23.44 by the Sovereign Market Value as of the Closing Date.

     See "THE MERGER -- Termination; Effect of Termination."

  Comparison of Shareholder Rights

     Sovereign is a Pennsylvania corporation subject to the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the "Pennsylvania BCL"). First Home is a New Jersey corporation subject to the provisions of the New Jersey Business Corporation Act (the "New Jersey BCA"). Upon completion of the Merger, shareholders of First Home will become shareholders of Sovereign, and their rights as such will be governed by Sovereign's Articles of Incorporation and Bylaws and by the Pennsylvania BCL. The rights of shareholders of Sovereign are different in certain respects from the rights of shareholders of First Home. The most significant of these differences include the following: the absence of the ability of shareholders of Sovereign to call a special meeting of shareholders (under New Jersey law, shareholders owning 10% or more of all shares entitled to vote at a meeting may petition the court to order, for good cause shown, a special meeting of shareholders); broader indemnification rights generally available to directors, officers and employees of Sovereign as a Pennsylvania business corporation; the adoption by Sovereign of a shareholder rights plan, pursuant to which holders of Sovereign Common Stock are entitled under certain circumstances relating to an attempt to acquire control of Sovereign to acquire Sovereign Common Stock or stock of a potential acquiror at a substantially reduced price (First Home has not adopted a similar shareholder rights plan); and certain statutory provisions of Pennsylvania law and of Sovereign's Articles of Incorporation designed to deter a nonnegotiated attempt to obtain control of Sovereign. See "COMPARISON OF SHAREHOLDER RIGHTS."

  Management and Operations after the Merger

     The Board of Directors and executive officers of Sovereign in office immediately prior to completion of the Merger will remain as Sovereign's Board of Directors and executive officers upon completion of the Merger. The Board of Directors and executive officers of Sovereign Bank in office immediately prior to completion of the Bank Merger will remain as Sovereign Bank's Board of Directors and executive officers upon completion of the Bank Merger. For a period of one year subsequent to the Effective Date, Sovereign will establish a First Home Advisory Board consisting of all of the members of the First Home Board of Directors immediately prior to the Effective Date. Thereafter, Sovereign has agreed to use its best efforts to cause the members of the Advisory Board to be re-appointed for at least an additional one-year term. See "THE MERGER -- Subsidiary Bank Merger," and "-- Management and Operations after the Merger."

  No Solicitation

     Under the Merger Agreement, the Board of Directors of First Home generally was permitted to respond to unsolicited inquiries relating to any acquisition of First Home, any First Home subsidiary or any assets or business thereof for a 30-day period ending January 17, 1998 to the extent required in order to fulfill its fiduciary duties. No inquiries were received by First Home in this regard during this period (or, as of the date hereof, thereafter). The Merger Agreement provides that after such 30-day period, First Home shall not, nor shall it permit any of its subsidiaries, affiliates or representatives to solicit or engage in any discussions with any person other than Sovereign concerning any acquisition of First Home or any of its subsidiaries, except that (i) the Board of Directors of First Home may respond to unsolicited inquiries from third parties to the extent required in order to fulfill its fiduciary duty and (ii) First Home may respond to inquiries from analysts, regulatory authorities and shareholders in the ordinary course of business. See "THE MERGER -- No Solicitation of Transactions."

  Exchange of Certificates

     After the Effective Date, Sovereign will send to First Home shareholders transmittal materials for use in effecting the exchange of their certificates representing whole shares of First Home Common Stock for certificates representing shares of Sovereign Common Stock. Sovereign will pay holders of First Home Common Stock cash in lieu of issuing fractional shares of Sovereign Common Stock. See "THE MERGER -- Exchange of First Home Stock Certificates." Each certificate representing a share of Sovereign Common Stock issued to a shareholder of First Home will also evidence a corresponding percentage of stock purchase rights ("Sovereign Rights") under Sovereign's Shareholder Rights Plan. See "DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES -- Shareholder Rights Plan."

CERTAIN RELATED TRANSACTIONS

     As a condition to Sovereign entering into the Merger Agreement, First Home granted Sovereign an option under certain circumstances to purchase up to 538,975 shares of First Home Common Stock pursuant to a Stock Option Agreement, dated December 18, 1997 (the "Stock Option Agreement"), a copy of which is included as Annex B to this Proxy Statement/Prospectus. The option may be exercised by Sovereign only upon the occurrence of specified events that have the potential for a third party to effect an acquisition of control of First Home prior to the termination of the Merger Agreement. The exercise price per share to purchase First Home Common Stock under the Stock Option Agreement is equal to $30.00. No triggering event has occurred as of the date hereof. Acquisitions of shares of First Home Common Stock pursuant to an exercise of the option would be subject to prior regulatory approval under certain circumstances. See "CERTAIN RELATED TRANSACTIONS -- Stock Option Agreement."

     The directors and executive officers of First Home have agreed not to sell their shares of First Home Common Stock and to vote such First Home Common Stock in favor of the Merger Agreement. See "THE MERGER -- Matters to be Considered at the Meeting."

     The Stock Option Agreement and the agreements of First Home's directors and executive officers to vote in favor of the Merger may have the effect of precluding or discouraging persons who might now or prior to the Effective Date be interested in acquiring all of or a significant interest in First Home from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for First Home Common Stock than the price per share being paid by Sovereign under the Merger Agreement, or might result in a potential acquiror proposing to pay a lower price per share to acquire First Home than it might otherwise have proposed to pay. See "CERTAIN RELATED TRANSACTIONS -- Stock Option Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain directors and executive officers of First Home are the holders of stock options to acquire First Home Common Stock, which will be converted into options to acquire Sovereign Common Stock.

     Messrs. Stephen D. Miller, Robert A. DiValerio, Duff P. O'Connor and Stephen R. Selverian are each a party to an employment agreement with First Home which provides, among other things, that upon his voluntary or involuntary termination of employment following a "change in control" of First Home (which would include the Merger) he would be entitled to receive for the duration of the agreement's term (as if the employee's employment had not terminated) (i) annually, 100% of the employee's annual salary at the time of termination; (ii) annually, an amount equal to the average of three highest annual incentive compensation payments paid to the terminated employee; and (iii) medical, pension and similar benefits comparable to those furnished to the employee immediately prior to the termination. Assuming a change in control occurred on May 30, 1998, followed by termination of each of the employment agreements, Messrs. Miller, DiValerio, O'Connor and Selverian would receive payments, including the value of non-cash benefits, having a present value of approximately $715,544, $472,921, $365,660 and $391,148, respectively, under the employment agreements. These amounts reflect further limitations set forth in the agreements. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER -- Employment Agreements."

     In the Merger Agreement, Sovereign agreed that Messrs. Miller, DiValerio, O'Connor and Selverian may elect to be paid out under the terms of their respective employment agreements or receive a lump-sum payment of the present value (based on a 6% per annum discount factor) of the payments required to be made thereunder. In the Merger Agreement, Sovereign also agreed that the terms of such agreements would be for a period of three years from the Closing Date.

     On the Effective Date, Sovereign has agreed to establish for a period of one year the First Home Advisory Board (the "Advisory Board"), which shall consist of all the members of the First Home Board of Directors immediately prior to the Effective Date. In addition, Sovereign has agreed to use its best efforts to have the members of the Advisory Board re-appointed for a second one-year term. The members of the Advisory Board shall be paid an annual retainer of $9,000. Sovereign has also agreed to maintain Mr. Miller's employment status until his 62nd birthday in August 1998 so that options granted under the First Home Stock Option Plans will not expire until five years following the termination of his employment.

     Also, Sovereign has agreed to indemnify, after the Effective Date, persons who served as directors and officers of First Home and First Home Savings. See "THE MERGER -- Management and Operations After the Merger" and "INTERESTS OF CERTAIN PERSONS IN THE MERGER."

COMPARATIVE PER COMMON SHARE DATA


     The following table sets forth certain unaudited comparative per share data relating to book value per common share, cash dividends declared per common share and income from continuing operations per common share (i) on an historical basis for Sovereign and First Home, (ii) on a pro forma basis per share of Sovereign Common Stock to reflect completion of the Merger, and (iii) on an equivalent pro forma basis per share of First Home Common Stock to reflect completion of the Merger, assuming the Merger was effective for the periods presented. The pro forma information has been prepared giving effect to the Merger using the pooling of interests accounting method. For a description of the effect of pooling of interests accounting, see "THE MERGER -- Accounting Treatment." The following equivalent per share data assume an Exchange Ratio of
1.833 shares of Sovereign Common Stock for each share of First Home Common Stock (the applicable Exchange Ratio assuming the Sovereign Market Value as of the Effective Date is equal to the Sovereign Market Value of $17.05 as of June

22, 1998). The Exchange Ratio is subject to adjustment based on the actual Sovereign Market Value as of the Effective Date. See "THE MERGER -- Terms of the Merger." This information should be read in conjunction with the consolidated financial statements of Sovereign and First Home, including the notes thereto, incorporated by reference in this Proxy Statement/Prospectus, and the other financial data appearing elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "AVAILABLE INFORMATION" and "PRO FORMA COMBINED FINANCIAL STATEMENTS."



                                                                                 AT DECEMBER
                                                             AT MARCH 31, 1998    31, 1997
                                                             -----------------   -----------
BOOK VALUE PER COMMON SHARE(1)(2)(3)
Historical:
  Sovereign................................................       $ 6.70           $ 6.70
  First Home...............................................        14.10            13.80
Pro Forma:
  Pro forma per share of Sovereign Common Stock............         6.74             6.73
  Equivalent pro forma per share of First Home Common
     Stock.................................................        12.35            12.34




                                                                          FOR THE YEAR ENDED
                                            FOR THE THREE MONTHS ENDED       DECEMBER 31,
                                            --------------------------   ---------------------
                                                  MARCH 31, 1998         1997    1996    1995
                                            --------------------------   -----   -----   -----
CASH DIVIDENDS PAID PER COMMON SHARE:
Historical(4):
  Sovereign...............................            $0.02              $0.10   $0.13   $0.11
  First Home..............................             0.10               0.40    0.37    0.36
Pro Forma:
  Pro forma per share of Sovereign Common
     Stock................................             0.02               0.10    0.13    0.11
  Equivalent pro forma per share of First
     Home Common Stock....................             0.03               0.19    0.25    0.21




INCOME FROM CONTINUING OPERATIONS PER
  COMMON SHARE(2)(5):
BASIC EARNINGS PER SHARE:
Historical:
  Sovereign...............................            $0.09              $0.69   $0.62   $0.68
  First Home..............................             0.45               1.75    1.58    1.74
Pro Forma:
  Pro forma per share of Sovereign Common
     Stock................................             0.09               0.70    0.63    0.69
  Equivalent pro forma per share of First
     Home Common Stock....................             0.16               1.28    1.15    1.26

DILUTED EARNINGS PER SHARE:
Historical:
  Sovereign...............................             0.09               0.65    0.59    0.65
  First Home..............................             0.43               1.72    1.57    1.74
Pro Forma:
  Pro forma per share of Sovereign Common
     Stock................................             0.09               0.66    0.60    0.66
  Equivalent pro forma per share of First
     Home Common Stock....................             0.16               1.21    1.10    1.21

------------------

(1) Pro forma book value per share of Sovereign Common Stock was calculated by dividing total pro forma combined shareholders' equity amounts as of the applicable date by the sum of (i) the total shares of Sovereign Common Stock outstanding as of the applicable date (132,925,323 as of March 31, 1998 and 130,835,695 as of December 31, 1997) plus the additional amount of shares that would be issued assuming conversion of all of Sovereign's outstanding 6 1/4% Cumulative Convertible Preferred Stock, Series B ("Series B Preferred Stock") (14,336,513 shares at March 31, 1998 and 14,342,621 as of December 31, 1997) and (ii) the total of 2,708,426 shares of First Home Common Stock outstanding as of March 31, 1998 and December 31, 1997 multiplied by an Exchange Ratio of 1.833 shares of Sovereign Common Stock for each share of First Home Common Stock (the applicable Exchange Ratio assuming the Sovereign Market Value as of the Effective Date is equal to the Sovereign Market Value of $17.05 as of June 22, 1998). Equivalent pro forma book value per share of First Home Common Stock represents the pro forma book value per share of Sovereign Common Stock multiplied by an Exchange Ratio of 1.833 (the applicable Exchange Ratio assuming the Sovereign Market Value as of the Effective Date is equal to the Sovereign Market Value of $17.05 as of June 22, 1998). The Exchange Ratio is subject to adjustment based on the actual Sovereign Market Value as of the Effective Date. See "THE MERGER -- Terms of the Merger."



(2) Sovereign historical information includes financial information relating to ML Bancorp, Inc. ("ML Bancorp"), which Sovereign acquired in a transaction accounted for as a pooling of interests on February 27, 1998. Sovereign's audited financial statements as of December 31, 1997 and for the three years then ended were restated in a Current Report on Form 8-K, dated June 23, 1998, to reflect the ML Bancorp transaction. The proposed merger of Carnegie Bancorp with and into Sovereign is not reflected in Sovereign's historical information. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "-- Recent Developments."


(3) The pro forma information does not reflect any of the anticipated operating cost savings from or one-time costs associated with the Merger. See "THE MERGER -- Management and Operations After the Merger."


(4) Sovereign pro forma dividends per share represent historical dividends paid by Sovereign. First Home pro forma equivalent dividends per share represent such amounts multiplied by an Exchange Ratio of 1.833 shares of Sovereign Common Stock for each share of First Home Common Stock (the applicable Exchange Ratio assuming the Sovereign Market Value as of the Effective Date is equal to the Sovereign Market Value of $17.05 as of June 22, 1998).
    The Exchange Ratio is subject to adjustment based on the actual Sovereign Market Value as of the Effective Date. See "THE MERGER -- Terms of the Merger."

(5) Sovereign pro forma income from continuing operations per common share represents historical net income from continuing operations for Sovereign and First Home combined on the assumption that Sovereign and First Home had been combined for the periods presented on a pooling of interests basis, divided by the number of shares of Sovereign Common Stock which will be issued and outstanding following completion of the Merger based on an Exchange Ratio of 1.833 shares of Sovereign Common Stock for each share of First Home Common Stock (the applicable Exchange Ratio assuming the Sovereign Market Value as of the Effective Date is equal to the Sovereign Market Value of $17.05 as of June 22, 1998). First Home equivalent pro forma income from continuing operations per common share represents such amounts multiplied by an Exchange Ratio of 1.833 shares of Sovereign Common Stock for each share of First Home Common Stock (the applicable Exchange Ratio assuming the Sovereign Market Value as of the Effective Date is equal to the Sovereign Market Value of $17.05 as of June 22, 1998). The
    Exchange Ratio is subject to adjustment based on the actual Sovereign Market Value as of the Effective Date. See "THE MERGER -- Terms of the Merger."

MARKET VALUE OF SECURITIES


     The following table sets forth the market value per share of Sovereign Common Stock, the market value per share of First Home Common Stock and the equivalent market value per share of First Home Common Stock on December 18, 1997 (the last business day preceding public announcement of the Merger) and June 22, 1998 (the latest practicable trading day before the printing of this Proxy Statement/Prospectus). The equivalent market value per share of First Home Common Stock indicated in the table (i) at December 18, 1997 is based on an Exchange Ratio of 1.863 shares of Sovereign Common Stock for each share of First Home Common Stock (the applicable Exchange Ratio assuming the Sovereign Market Value as of the Effective Date is equal to the Sovereign Market Value of $16.77 as of December 18, 1997, as adjusted for Stock Split) and (ii) at June 22, 1998 is based on an Exchange Ratio of 1.833 shares of Sovereign Common Stock for each share of First Home Common Stock (the applicable Exchange Ratio assuming the Sovereign Market Value as of the Effective Date is equal to the Sovereign Market Value of $17.05 as of June 22, 1998). The Exchange Ratio is subject to adjustment based on the Sovereign Market Value as of the Effective Date. See "THE MERGER -- Terms of the Merger."

     The historical market values per share of Sovereign Common Stock and First Home Common Stock and the historical market value of Sovereign Common Stock used to determine the equivalent market value per share of First Home Common Stock are the per share last sale prices on December 18, 1997, and June 22, 1998, respectively, as reported on the Nasdaq Stock Market National Market with respect to both Sovereign Common Stock and First Home Common Stock.



                                                         SOVEREIGN                FIRST HOME
                                                         ----------      ----------------------------
                                                                                          EQUIVALENT
                                                                                         MARKET VALUE
                                                         HISTORICAL      HISTORICAL       PER SHARE
                                                         ----------      ----------      ------------
December 18, 1997..................................       $ 16.77(1)       $30.00          $  31.25(2)
June 22, 1998......................................         17.05           30.56          $  31.25(3)

------------------
(1) As adjusted for the Stock Split.
(2) Based on assumed Exchange Ratio of 1.863.
(3) Based on assumed Exchange Ratio of 1.833.


     For information concerning cash dividends paid by Sovereign, see "INFORMATION WITH RESPECT TO SOVEREIGN -- Market Price of and Dividends on Sovereign Common Stock and Related Shareholder Matters."

RECENT DEVELOPMENTS

     Proposed Acquisition of Carnegie Bancorp. On December 12, 1997, Sovereign and Carnegie Bancorp ("Carnegie"), parent company of Carnegie Bank, N.A. ("Carnegie Bank"), entered into an Agreement and Plan of Merger (the "Carnegie Agreement") pursuant to which Carnegie has agreed to merge with and into Sovereign (the "Carnegie Merger"). Carnegie is a bank holding company headquartered in Princeton, New Jersey, whose principal operating subsidiary, Carnegie Bank, is a national bank operating seven community banking offices in central New Jersey and one community banking office in Pennsylvania. At December 31, 1997, Carnegie had total unaudited consolidated assets, deposits and shareholders' equity of approximately $431.9 million, $332.9 million and $35.2 million, respectively.

     The terms of the Carnegie Agreement call for Sovereign to exchange $35.50 in Sovereign Common Stock for each outstanding share of Carnegie common stock or approximately $94.0 million in Sovereign Common Stock based on approximately 2,733,108 shares of Carnegie common stock outstanding. The purchase price will remain fixed at $35.50 per share of Carnegie common stock if the average price of Sovereign's Common Stock remains between $15.00 and $18.33 per share during the 15-day period prior to the closing of the transaction. If the average price of Sovereign's Common

Stock declines below $15.00 per share during the pricing period, Carnegie shareholders would receive fixed ratio of 2.366 shares of Sovereign Common Stock for each share of Carnegie common stock. Conversely, if the average price of Sovereign's Common Stock is higher than $18.33 per share, Carnegie shareholders would receive a fixed exchange ratio of 1.937 shares of Sovereign Common Stock for each share of Carnegie common stock.

     Acquisition of ML Bancorp, Inc. On February 27, 1998, Sovereign acquired ML Bancorp, Inc. ("ML Bancorp"), a Pennsylvania corporation pursuant to which ML Bancorp merged with and into Sovereign, with Sovereign surviving the merger. On the effective date of the merger, each outstanding share of ML Bancorp common stock was automatically converted into 1.944 shares of Sovereign Common Stock (as adjusted for the Stock Split). The merger was treated as a pooling of interest for financial accounting purposes. As part of the ML Bancorp merger, Main Line Bank, a federal savings bank and a wholly owned subsidiary of ML Bancorp, was merged with and into Sovereign Bank. Sovereign issued a total of 24,600,000 shares of Common Stock in the ML Bancorp transaction.


     Redemption of Series B Preferred Stock. On April 15, 1998, Sovereign announced that it would redeem all outstanding shares of its 6 1/4% Cumulative Convertible Preferred Stock, Series B ("Series B Preferred Stock") on May 15, 1998. Substantially all holders of the Series B Preferred Stock converted their stock to Sovereign Common Stock on or prior to the redemption date. Sovereign issued 14,361,954 shares of Sovereign Common Stock upon conversion of outstanding shares of Series B Preferred Stock.



     Acquisition of First Union Corporation/CoreStates Bank, N.A. Assets. On April 27, 1998, Sovereign announced that it had agreed to acquire 95 branch offices, approximately $2.3 billion in associated deposits and approximately $800 million in selected loans from CoreStates Bank, N.A. ("CoreStates") for a purchase price of $318 million. The branches are located in 20 counties in Pennsylvania, including 23 branches in the Philadelphia area, nine branches in the Lehigh Valley and 42 branches in central and north-central Pennsylvania and nine counties in New Jersey. The transaction will be accounted for as a purchase and is expected to close in the third quarter of 1998.

                            SELECTED FINANCIAL DATA


    The following tables set forth (i) certain historical consolidated summary financial data for Sovereign and (ii) certain historical consolidated summary financial data for First Home. These data are derived from, and should be read in conjunction with, among other things, the consolidated financial statements of Sovereign and First Home, including the notes thereto, incorporated by reference in this Proxy Statement/Prospectus, and the pro forma combined financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "AVAILABLE INFORMATION" and "PRO FORMA COMBINED FINANCIAL INFORMATION."


                      SOVEREIGN SELECTED FINANCIAL DATA(1)

                                         AT OR FOR THE THREE MONTH             AT OR FOR THE
                                           PERIOD ENDED MARCH 31,         YEAR ENDED DECEMBER 31,
                                        ----------------------------   ----------------------------
                                           1998             1997          1997             1996
                                        -----------      -----------   -----------      -----------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
FINANCIAL CONDITION DATA
Total assets..........................  $18,096,121      $14,873,999   $16,685,771      $14,456,934
Loans.................................   10,410,727        8,877,077    10,756,785        9,067,039
Allowance for possible loan losses....      111,908           73,288       110,251           67,422
Investment and mortgage-backed
  securities..........................    6,302,333        5,275,299     5,005,026        4,735,405
Deposits..............................    9,247,612        8,235,001     8,856,651        8,068,203
Borrowings............................    7,159,562        5,400,209     6,630,089        5,410,536
Shareholders' equity..................      987,254          847,762       975,186          833,364
INCOME STATEMENT DATA
Total interest income.................  $   305,761      $   255,445   $ 1,107,395      $   955,912
Total interest expense................      193,162          161,294       706,978          597,612
                                        -----------      -----------   -----------      -----------
Net interest income...................      112,599           94,151       400,417          358,300
Provision for possible loan losses....        6,500           10,900        40,279           20,676
                                        -----------      -----------   -----------      -----------
Net interest income after provision
  for possible loan losses............      106,099           83,251       360,138          337,624
Other income..........................       22,300           12,314        56,472           61,175
Other expenses........................      106,225           61,454       259,322          269,509
                                        -----------      -----------   -----------      -----------
Income before income taxes and
  cumulative effect of change in
  accounting principle................       22,174           34,111       157,288          129,290
Income tax provision..................        9,147           14,037   $    63,100           45,341
                                        -----------      -----------   -----------      -----------
Income before cumulative effect of
  change in accounting principle......       13,027           20,074        94,188           83,949
Cumulative effect of change in
  accounting principle................           --               --            --               --
                                        -----------      -----------   -----------      -----------
Net income............................  $    13,027      $    20,074   $    94,188      $    83,949
                                        -----------      -----------   -----------      -----------
                                        -----------      -----------   -----------      -----------
Net income applicable to common
  stock...............................  $    11,468      $    18,512   $    87,944      $    77,699
                                        -----------      -----------   -----------      -----------
                                        -----------      -----------   -----------      -----------
PER SHARE DATA (2)
Common shares outstanding at end of
  period (in thousands)...............      132,925          125,988       130,836          125,258
Preferred shares outstanding at end of
  period (in thousands)...............        1,996            2,000         1,996            2,000
Basic Earnings per share:
  Before cumulative effect of change
    in accounting principle...........  $      0.09      $      0.15   $      0.69      $      0.62
  After cumulative effect of change in
    accounting principle..............         0.09             0.15          0.69             0.62
Diluted earnings per share:
  Before cumulative effect of change
    in accounting principle...........         0.09             0.14          0.65             0.59
  After cumulative effect of change in
    accounting principle..............         0.09             0.14          0.65             0.59
Book value per share at end of
  period(3)...........................         6.70             6.04          6.70             5.97
Common share price at end of period...           18 3/16          10            17 5/16           9 1/8
Dividends paid per common share.......        0.017            0.036         0.103            0.134
SELECTED FINANCIAL RATIOS
Dividend payout ratio.................        18.89%           25.71%        15.85%           22.71%
Return on average assets..............         0.76             0.76          0.60             0.62
Return on average stockholders'
  equity..............................        13.37            13.13         10.62            10.22
Equity to assets......................         5.46             5.70          5.83             5.76

                                                      AT OR FOR THE
                                                 YEAR ENDED DECEMBER 31,
                                        -----------------------------------------
                                           1995             1994          1993
                                        -----------      -----------   ----------
                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
FINANCIAL CONDITION DATA
Total assets..........................  $12,378,978      $10,437,443   $7,976,835
Loans.................................    7,168,405        6,588,692    4,688,423
Allowance for possible loan losses....       62,199           59,896       57,445
Investment and mortgage-backed
  securities..........................    4,443,847        3,367,758    2,858,846
Deposits..............................    8,068,720        6,648,538    5,670,639
Borrowings............................    3,399,231        3,020.632    1,698,365
Shareholders' equity..................      791,836          654,887      508,404
INCOME STATEMENT DATA
Total interest income.................  $   787,066      $   585,911   $  480,278
Total interest expense................      491,047          316,796      255,638
                                        -----------      -----------   ----------
Net interest income...................      296,019          269,115      224,640
Provision for possible loan losses....       12,150           13,362       14,243
                                        -----------      -----------   ----------
Net interest income after provision
  for possible loan losses............      283,869          255,753      210,397
Other income..........................       40,106           23,188       29,248
Other expenses........................      184,319          153,482      135,635
                                        -----------      -----------   ----------
Income before income taxes and
  cumulative effect of change in
  accounting principle................      139,656          125,459      104,010
Income tax provision..................       47,626           45,862       42,541
                                        -----------      -----------   ----------
Income before cumulative effect of
  change in accounting principle......       92,030           79,597       61,469
Cumulative effect of change in
  accounting principle................           --               --        4,800
                                        -----------      -----------   ----------
Net income............................  $    92,030      $    79,597   $   66,269
                                        -----------      -----------   ----------
                                        -----------      -----------   ----------
Net income applicable to common
  stock...............................  $    87,342      $    79,597   $   66,269
                                        -----------      -----------   ----------
                                        -----------      -----------   ----------
PER SHARE DATA (2)
Common shares outstanding at end of
  period (in thousands)...............      122,399          125,053       94,724
Preferred shares outstanding at end of
  period (in thousands)...............        2,000               --           --
Basic Earnings per share:
  Before cumulative effect of change
    in accounting principle...........  $      0.68      $      0.60   $     0.58
  After cumulative effect of change in
    accounting principle..............         0.68             0.60         0.63
Diluted earnings per share:
  Before cumulative effect of change
    in accounting principle...........         0.65             0.58         0.56
  After cumulative effect of change in
    accounting principle..............         0.65             0.58         0.61
Book value per share at end of
  period(3)...........................         5.79             5.24         5.37
Common share price at end of period...            6 11/16          4 7/8        7 1/2
Dividends paid per common share.......        0.113            0.083        0.079
SELECTED FINANCIAL RATIOS
Dividend payout ratio.................        17.38%           14.31%       13.04%
Return on average assets..............         0.82             0.88         0.89
Return on average stockholders'
  equity..............................        12.47            13.47        13.63
Equity to assets......................         6.40             6.27         6.37


------------------

(1) All selected financial data has been restated to reflect all acquisitions which have been accounted for under the pooling-of-interests method of accounting, including the acquisition of ML Bancorp on February 27, 1998.

(2) All per share data have been adjusted to reflect all stock dividends and stock splits declared or effected through the date of this Proxy Statement/Prospectus.

(3) Book Value is calculated using equity divided by common shares and assuming conversion of all outstanding shares of Series B Preferred Stock at a conversion rate of 7.184 shares of Sovereign Common Stock for each share of Series B Preferred Stock.

                       FIRST HOME SELECTED FINANCIAL DATA


                                                       AT OR FOR THE THREE
                                                          MONTHS ENDED
                                                            MARCH 31,               AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                       -------------------   ----------------------------------------------------
                                                         1998       1997       1997       1996       1995       1994       1993
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
FINANCIAL CONDITION DATA
Total assets(1)......................................  $545,775   $508,243   $537,798   $498,399   $453,039   $388,621   $351,600
Loans receivable, net................................   275,098    263,348    276,286    258,909    255,217    240,168    216,044
Mortgage-backed securities...........................   233,794    196,425    215,896    188,607    146,760     94,333     95,979
Investment securities................................    23,246     33,623     30,320     34,732     34,621     39,676     23,121
Deposits.............................................   328,249    295,237    326,043    290,298    270,176    239,108    227,327
FHLB and other borrowed funds........................   175,928    176,692    171,829    173,148    150,126    123,633     98,331
Total shareholders' equity(2)........................    38,176     33,482     37,385     32,645     30,103     23,075     23,097
Book value per share(3)..............................     14.10      12.36      13.80      12.05      11.12       8.58       8.86
INCOME STATEMENT DATA
Total interest income................................  $  9,967   $  9,441   $ 38,968   $ 36,450   $ 32,489   $ 26,775   $ 24,570
Total interest expense...............................     6,076      5,613     23,680     21,364     18,972     13,901     12,152
                                                       --------   --------   --------   --------   --------   --------   --------
Net interest income..................................     3,891      3,828     15,288     15,086     13,517     12,874     12,418
Provision for credit losses..........................       100        100        400        400        600        550        700
                                                       --------   --------   --------   --------   --------   --------   --------
Net interest income after provision for credit
  losses.............................................     3,791      3,728     14,888     14,686     12,917     12,324     11,718
Other income.........................................       357        357      1,333      1,387      2,307      1,240      1,784
SAIF recapitalization assessment.....................        --         --         --      1,564         --         --         --
Other expenses.......................................     2,302      2,125      9,127      9,189      7,853      6,866      7,020
                                                       --------   --------   --------   --------   --------   --------   --------
Income before income taxes...........................     1,846      1,960      7,094      5,320      7,371      6,698      6,482
Income taxes.........................................       640        662      2,366      1,035      2,660      2,495      2,426
                                                       --------   --------   --------   --------   --------   --------   --------
Net income before cumulative effect of a change in
  accounting principle...............................     1,206      1,298      4,728      4,285      4,711      4,203      4,056
Cumulative effect of a change in accounting
  principle..........................................        --         --         --         --         --         --        543
                                                       --------   --------   --------   --------   --------   --------   --------
Net income...........................................  $  1,206   $  1,298   $  4,728   $  4,285   $  4,711   $  4,203   $  4,599
                                                       ========   ========   ========   ========   ========   ========   ========
PER SHARE DATA
Earnings per share:
Income before cumulative effect of a change in
  accounting principle...............................  $    .45   $    .48   $   1.75   $   1.58   $   1.74   $   1.56   $   1.55
Cumulative effect of a change in accounting
  principle..........................................        --         --         --         --         --         --        .21
                                                       --------   --------   --------   --------   --------   --------   --------
Basic net income per share(3)........................  $    .45   $    .48   $   1.75   $   1.58   $   1.74   $   1.56   $   1.76
                                                       ========   ========   ========   ========   ========   ========   ========
Diluted net income per share.........................  $    .43   $    .47   $   1.72   $   1.57   $   1.74   $   1.56   $   1.72
Dividends per share(3)...............................  $    .10   $    .10   $    .40   $    .37   $    .36        .32        .24
OTHER DATA(4)
Return on average assets before cumulative effect of
  a change in accounting principle...................       .90%      1.03%       .92%       .91%      1.11%      1.12%      1.23%
Return on average assets after cumulative effect of a
  change in accounting principle.....................       .90       1.03        .92        .91       1.11       1.12       1.40
Return on average equity before cumulative effect of
  a change in accounting principle...................     12.83      15.57      13.67      13.79      17.52      17.79      19.05
Return on average equity after cumulative effect of a
  change in accounting principle.....................     12.83      15.57      13.67      13.79      17.52      17.79      21.60
Dividend payout ratio................................     22.22      20.83      22.86      23.42      20.69      20.51      13.64
Average shareholder's equity to average assets.......      7.00       6.62       6.72       6.56       6.34       6.31       6.47
Capital ratios:
  GAP................................................      6.80       6.59       6.74       6.43       6.64       5.94       6.56
  Tangible and core(2)...............................      6.69       6.50       6.60       6.45       6.47       6.69       6.49
  Risk-based(2)......................................     17.18      16.49      16.55      16.84      15.68      15.65      14.92
Average interest rate spread.........................      2.72       2.93       2.82       3.07       3.09       3.42       3.80
Net yield on average interest-earning assets.........      2.97       3.13       3.05       3.28       3.29       3.56       3.94
Ratio of average interest-earning assets to average
  interest-bearing liabilities.......................    105.41     104.52     104.83     104.55     104.22     103.61     103.58
General and administrative expense to average
  assets.............................................      1.62       1.65       1.71       1.84       1.79       1.75       1.94
Asset quality ratios:
  Non-performing loans to total loans................      1.41       1.23       1.20       1.22       1.13       1.64       1.07
  Non-performing assets to total assets..............       .77        .79        .78        .83        .75       1.25       1.26
  Allowance for possible credit losses to
    non-performing assets............................     86.49      93.39      85.84      90.38     104.52      68.02      60.01
Full service banking offices at end of period........        10         10         10         10         10          8          8



------------------
(1) On January 23, 1995, two retail-banking offices located in Elmer and Newfield, New Jersey were acquired and, in connection therewith, assumed deposits of $15.9 million. On June 25, 1993, White Eagle Federal Savings Bank was acquired in a merger transaction accounted for as a pooling-of-interests.

(2) First Home Savings exceeds all required regulatory capital requirements. For additional information, see Note 15 of the Company's accompanying consolidated financial statements.

(3) First Home's book value, earnings per share and dividends per share have been adjusted to give effect to four-for-three stock splits effected in February 1993, February 1994 and February 1997. In addition, net income per share calculations have been restated to conform to Financial Accounting Statement 128 "Earnings Per Share."

(4) Based on average balances beginning in 1996. Prior years are based on month end balances where averages are indicated.

                    PRO FORMA COMBINED FINANCIAL INFORMATION


     The following tables set forth selected unaudited pro forma financial data reflecting the Merger (accounted for using the pooling of interests method of accounting). The unaudited pro forma combined financial statements also give effect to the acquisition by Sovereign of ML Bancorp which closed on February 27, 1998, and Sovereign's proposed acquisition of Carnegie Bancorp which is pending and considered probable of closing. See "SUMMARY -- Recent Developments."


     NO ASSURANCE CAN BE GIVEN THAT ANY OF THE TRANSACTIONS INCLUDED IN THE FOLLOWING PRO FORMA FINANCIAL INFORMATION NOT CLOSED ON THE DATE OF THIS PROXY STATEMENT/PROSPECTUS WILL BE COMPLETED ON THE TERMS AND CONDITIONS DESCRIBED HEREIN.

     THE PRO FORMA FINANCIAL INFORMATION DOES NOT NECESSARILY REFLECT WHAT THE ACTUAL RESULTS OF SOVEREIGN WOULD BE FOLLOWING COMPLETION OF THE TRANSACTIONS INCLUDED IN THE FOLLOWING PRO FORMA FINANCIAL INFORMATION.


     The pro forma information has been prepared based upon an Exchange Ratio of
1.833 shares of Sovereign Common Stock for each share of First Home Common Stock outstanding (the applicable Exchange Ratio assuming the Sovereign Market Value as of the Effective Date is equal to the Sovereign Market Value of $17.05 as of June 22, 1998). The Exchange Ratio is subject to adjustment based on the actual Sovereign Market Value as of the Effective Date. See "THE MERGER -- Terms of the Merger."


     Sovereign expects to achieve certain cost savings principally through the consolidation of certain back office and support functions and through elimination of redundant costs. No assurance can be given that any cost savings will be realized. The pro forma information does not reflect any of these anticipated operating costs savings. See "THE MERGER -- Management and Operations After the Merger."

PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET AS OF MARCH 31, 1998


     The following unaudited pro forma combined condensed consolidated balance sheet information combines the historical consolidated balance sheets of Sovereign and First Home as of March 31, 1998. The Merger has been reflected as a pooling of interests. The pro forma combined condensed consolidated balance sheet also gives effect, as of March 31, 1998, (i) under the caption -- "Sovereign" to the acquisition, by Sovereign, of ML Bancorp (accounted for as a pooling of interests) and (ii) under the caption -- "Sovereign -- First Home -- Carnegie Combined" to the Merger and the probable acquisition of Carnegie (accounted for as a pooling of interests). (The Merger and these closed and probable transactions are referred to collectively as the "Transactions.") This pro forma information should be read in conjunction with the historical consolidated financial statements of Sovereign and First Home, including the notes thereto, incorporated by reference in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "RECENT DEVELOPMENTS."

                        PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1998

                             (DOLLARS IN THOUSANDS)


                                                                                                  SOVEREIGN
                                                                                                 FIRST HOME
                                                                                    PRO FORMA     CARNEGIE
                                              SOVEREIGN    FIRST HOME   CARNEGIE   ADJUSTMENTS    COMBINED
                                             -----------   ----------   --------   -----------   -----------
Cash and amounts due from depository
  institutions.............................  $   362,704    $  5,464    $ 17,960          --     $   386,128
Investment and mortgage-backed
  securities...............................    6,302,333     257,040     110,764          --       6,670,137
Loans......................................   10,704,728     278,724     288,967          --      11,272,419
Allowance for possible loan losses.........     (111,908)     (3,626)     (2,891)         --        (118,425)
Goodwill and other intangible assets.......      126,534         487          --          --         127,021
Other assets...............................      711,730       7,686       8,741          --         728,157
                                             -----------    --------    --------    --------     -----------
  Total assets.............................  $18,096,121    $545,775    $423,541          --     $19,065,437
                                             ===========    ========    ========    ========     ===========
Deposits...................................  $ 9,247,612    $328,249    $317,188          --     $ 9,893,049
Borrowings.................................    7,159,562     175,928      68,675          --       7,404,165
Other liabilities..........................      572,708       3,422       1,968          --         578,098
                                             -----------    --------    --------    --------     -----------
  Total liabilities........................   16,979,882     507,599     387,831          --      17,875,312
                                             -----------    --------    --------    --------     -----------
  Trust Preferred Securities...............      128,985          --          --          --         128,985
Preferred Stock............................       96,235          --          --          --          96,235
Common Stock(1)............................      491,889       8,923      33,260          --         534,072
Unallocated common stock held by ESOP......      (31,194)         --          --          --         (31,194)
Treasury Stock.............................         (171)         --          --          --            (171)
Unrecognized gain on investments...........        8,969          82          26          --           9,077
Retained Earnings..........................      421,526      29,171       2,424          --         453,121
                                             -----------    --------    --------    --------     -----------
Total shareholders' equity.................      987,254      38,176      35,710          --       1,061,140
                                             -----------    --------    --------    --------     -----------
Total liabilities and shareholders'
  equity...................................  $18,096,121    $545,775    $423,541    $     --     $19,065,437
                                             ===========    ========    ========    ========     ===========

------------------
(1) Sovereign Common Stock has no par value; accordingly, amounts shown include surplus.

PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENTS OF INCOME FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


     The following unaudited pro forma combined condensed consolidated statements of income for the three months ended March 31, 1998 and the years ended December 31, 1997, 1996, and 1995 give effect to the Transactions as if they had occurred on January 1, 1998, 1997, 1996 and 1995, respectively. The Transactions have been reflected as poolings of interests. This pro forma information should be read in conjunction with the historical consolidated financial statements of Sovereign and First Home, including the notes thereto, incorporated by reference in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "SUMMARY -- Recent Developments."


                     PRO FORMA UNAUDITED COMBINED CONDENSED
                     INCOME STATEMENT FOR THE THREE MONTHS
                            ENDED MARCH 31, 1998(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             SOVEREIGN
                                                                                             FIRST HOME
                                                                                              CARNEGIE
                                                SOVEREIGN      FIRST HOME      CARNEGIE       COMBINED
                                                ---------      ----------      --------      ----------
Interest income...........................      $305,761         $9,967         $8,384        $324,112
Interest expense..........................       193,162          6,076          4,257         203,495
                                                --------         ------         ------        --------
Net interest income.......................       112,599          3,891          4,127         120,617
Provision for possible loan losses........         6,500            100            160           6,760
                                                --------         ------         ------        --------
Net interest income after provision for
  possible loan losses....................       106,099          3,791          3,967         113,857
                                                --------         ------         ------        --------
Other non-interest income.................        22,300            357            166          22,823
Non-interest expense......................       106,225          2,302          2,853         111,380
                                                --------         ------         ------        --------
Income before taxes.......................        22,174          1,846          1,280          25,300
Income taxes..............................         9,147            640            413          10,200
                                                --------         ------         ------        --------
Net income................................      $ 13,027         $1,206         $  867        $ 15,100
                                                ========         ======         ======        ========
Net income applicable to common stock.....      $ 11,468         $1,206         $  867        $ 13,541
                                                ========         ======         ======        ========
Basic earnings per share..................      $   0.09         $ 0.45         $ 0.31        $   0.10
                                                ========         ======         ======        ========
Diluted earnings per share................      $   0.09         $ 0.43         $ 0.30        $   0.09
                                                ========         ======         ======        ========

------------------

(1) The unaudited pro forma financial information does not include any non-recurring material expenses for the Merger or the Carnegie acquisition. Sovereign currently estimates after-tax merger-related charges in the range of (i) $4.0 million to $5.0 million, or $.02 to $.03 per share, related to the Merger, expected to be taken in the third quarter of 1998 and (ii) $7.0 million to $8.0 million, or $.04 to $.05 per share, related to the Carnegie acquisition, expected to be taken in the third quarter of 1998.

            PRO FORMA UNAUDITED COMBINED CONDENSED INCOME STATEMENT
                    FOR THE YEAR ENDED DECEMBER 31, 1997(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                           SOVEREIGN
                                                                                           FIRST HOME
                                                                                            CARNEGIE
                                             SOVEREIGN       FIRST HOME      CARNEGIE       COMBINED
                                             ----------      ----------      --------      ----------
Interest income........................      $1,107,395       $38,968        $32,414       $1,178,777
Interest expense.......................         706,978        23,680         16,037          746,695
                                             ----------       -------        -------       ----------
Net interest income....................         400,417        15,288         16,377          432,082
Provision for possible loan losses.....          40,279           400            446           41,125
                                             ----------       -------        -------       ----------
Net interest income after provision for
  possible loan losses.................         360,138        14,888         15,931          390,957
                                             ----------       -------        -------       ----------
Other non-interest income..............          56,472         1,333          1,034           58,839
Non-interest expense...................         259,322         9,127         11,482          279,931
                                             ----------       -------        -------       ----------
Income before taxes....................         157,228         7,094          5,483          169,865
Income taxes...........................          63,100         2,366          1,858           67,324
                                             ----------       -------        -------       ----------
Net income.............................      $   94,188       $ 4,728        $ 3,625       $  102,541
                                             ==========       =======        =======       ==========
Net income applicable to common
  stock................................      $   87,944       $ 4,728        $ 3,625       $   96,297
                                             ==========       =======        =======       ==========
Basic earnings per share...............      $     0.69       $  1.75        $  1.55       $     0.70
                                             ==========       =======        =======       ==========
Diluted earnings per share.............      $     0.65       $  1.72        $  1.42       $     0.66
                                             ==========       =======        =======       ==========



------------------
(1) The unaudited pro forma financial information does not include any non-recurring material expenses for the Merger or the Carnegie acquisition. Sovereign currently estimates after-tax merger-related charges in the range of (i) $4.0 million to $5.0 million, or $.02 to $.03 per share, related to the Merger, expected to be taken in the third quarter of 1998 and (ii) $7.0 million to $8.0 million, or $.04 to $.05 per share, related to the Carnegie acquisition, expected to be taken in the third quarter of 1998.

            PRO FORMA UNAUDITED COMBINED CONDENSED INCOME STATEMENT
                    FOR THE YEAR ENDED DECEMBER 31, 1996(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                           SOVEREIGN
                                                                                           FIRST HOME
                                                                                            CARNEGIE
                                              SOVEREIGN      FIRST HOME      CARNEGIE       COMBINED
                                              ---------      ----------      --------      ----------
Interest income.........................      $955,912        $36,450        $24,464       $1,016,826
Interest expense........................       597,612         21,364         10,884          629,860
                                              --------        -------        -------       ----------
Net interest income.....................       358,300         15,086         13,580          386,966
Provision for possible loan losses......        20,676            400          1,609           22,685
                                              --------        -------        -------       ----------
Net interest income after provision for
  possible loan losses..................       337,624         14,686         11,971          364,281
                                              --------        -------        -------       ----------
Other non-interest income...............        61,175          1,387          1,360           63,922
Non-interest expense....................       269,509         10,753         10,054          290,316
                                              --------        -------        -------       ----------
Income before taxes.....................       129,290          5,320          3,277          137,887
Income taxes............................        45,341          1,035          1,133           47,509
                                              --------        -------        -------       ----------
Net income..............................      $ 83,949        $ 4,285        $ 2,144       $   90,378
                                              ========        =======        =======       ==========
Net income applicable to common stock...      $ 77,699        $ 4,285        $ 2,144       $   84,128
                                              ========        =======        =======       ==========
Basic earnings per share................      $   0.62        $  1.58        $  1.10       $     0.63
                                              ========        =======        =======       ==========
Diluted earnings per share..............      $   0.59        $  1.57        $  1.00       $     0.60
                                              ========        =======        =======       ==========

------------------

(1) The unaudited pro forma financial information does not include any non-recurring material expenses for the Merger or the Carnegie acquisition. Sovereign currently estimates after-tax merger-related charges in the range of (i) $4.0 million to $5.0 million, or $.02 to $.03 per share, related to the Merger, expected to be taken in the third quarter of 1998 and (ii) $7.0 million to $8.0 million, or $.04 to $.05 per share, related to the Carnegie acquisition, expected to be taken in the third quarter of 1998.

            PRO FORMA UNAUDITED COMBINED CONDENSED INCOME STATEMENT
                    FOR THE YEAR ENDED DECEMBER 31, 1995(1)

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                             SOVEREIGN
                                                                                             FIRST HOME
                                                                                              CARNEGIE
                                                SOVEREIGN      FIRST HOME      CARNEGIE       COMBINED
                                                ---------      ----------      --------      ----------

Interest income...........................      $787,066        $32,489        $18,706        $838,261
Interest expense..........................       491,047         18,972          8,464         518,483
                                                --------        -------        -------        --------
Net interest income.......................       296,019         13,517         10,242         319,778
Provision for possible loan losses........        12,150            600            369          13,119
                                                --------        -------        -------        --------
Net interest income after provision for
  possible loan losses....................       283,869         12,917          9,873         306,659
                                                --------        -------        -------        --------
Other non-interest income.................        40,106          2,307            744          43,157
Non-interest expense......................       184,319          7,853          7,724         199,896
                                                --------        -------        -------        --------
Income before taxes.......................       139,656          7,371          2,893         149,920
Income taxes..............................        47,626          2,660            765          51,051
                                                --------        -------        -------        --------
Net income................................      $ 92,030        $ 4,711        $ 2,128        $ 98,869
                                                ========        =======        =======        ========
Net income applicable to common stock.....      $ 87,342        $ 4,711        $ 2,128        $ 94,181
                                                ========        =======        =======        ========
Basic earnings per share..................      $   0.68        $  1.74        $  1.11        $   0.68
                                                ========        =======        =======        ========
Diluted earnings per share................      $   0.65        $  1.74        $  1.08        $   0.66
                                                ========        =======        =======        ========


------------------

(1) The unaudited pro forma financial information does not include any non-recurring material expenses for the Merger or the Carnegie acquisition. Sovereign currently estimates after-tax merger-related charges in the range of (i) $4.0 million to $5.0 million, or $.02 to $.03 per share, related to the Merger, expected to be taken in the third quarter of 1998 and (ii) $7.0 million to $8.0 million, or $.04 to $.05 per share, related to the Carnegie acquisition, expected to be taken in the third quarter of 1998.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

     The Special Meeting will be held at the Holiday Inn, located at Exit 10, I-295, Pureland Industrial Complex, Bridgeport, New Jersey, at 10:30 a.m. local time, on July 28, 1998.


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING


     At the Special Meeting, holders of First Home Common Stock will be asked to consider and vote upon the approval and adoption of the Merger Agreement and the approval of the Adjournment Proposal. Shareholders may also consider such other matters as may properly be brought before the Special Meeting.

     THE BOARD OF DIRECTORS OF FIRST HOME HAS (WITH ALL DIRECTORS PRESENT), BY UNANIMOUS VOTE, APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND FOR APPROVAL OF THE ADJOURNMENT PROPOSAL.

VOTES REQUIRED

     The approval and adoption of the Merger Agreement and the approval of the Adjournment Proposal will each require the affirmative vote of a majority of the votes cast in person or by proxy at the Special Meeting.

     Each holder of shares of First Home Common Stock outstanding on the Record Date will be entitled to one vote for each share held of record on each matter to be considered at the Special Meeting.


     The directors and executive officers of First Home have agreed to vote all shares of First Home Common Stock that they own on the Record Date for approval and adoption of the Merger Agreement. As of the Record Date, directors and executive officers of First Home and their affiliates beneficially owned and were entitled to vote 731,830 shares of First Home Common Stock, which represented approximately 26.4% of the shares of First Home Common Stock outstanding on the Record Date. Management of First Home is not aware of any person or entity owning 5% or more of the outstanding shares of First Home Common Stock as of the Record Date, except for (1) 160,530 shares of First Home Common Stock (approximately 5.8% of outstanding shares) held of record by the First Home ESOP, (2) 135,632 shares of First Home Common Stock (approximately 5.0% of outstanding shares) reported as beneficially owned by Wellington Management Company, LLP and (3) 225,576 shares, including options of First Home Common Stock (approximately 8.2% of outstanding shares) reported as beneficially owned by Rodger D. Shay, a director of First Home, and his wife, Grace D. Shay. The First Home ESOP has voting power with respect to 150,473 shares of First Home Common Stock held by the First Home ESOP only if voting of these shares is not directed by the participants of the ESOP.


VOTING OF PROXIES

     Shares represented by all properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified therein by the holders thereof. Properly executed proxies that do not contain voting instructions will be voted in favor of the Merger Agreement and in favor of the Adjournment Proposal.

     First Home intends to count shares of First Home Common Stock present in person at the Special Meeting but not voting, and shares of First Home Common Stock for which it had received proxies but with respect to which holders of shares have abstained on any matter, as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business.

     Under New Jersey Law, First Home's Certificate of Incorporation and the rules of the NASDAQ Marketplace Rules applicable to First Home, the affirmative vote of a majority of votes cast in person or by proxy at the Special Meeting is required to approve the Merger Agreement and the First Home Adjournment Proposal. Abstentions and broker non-votes relating to shares of First Home Common Stock will not constitute or be counted as votes "cast" for purposes of the Special Meeting.

     It is not expected that any matter other than those referred to herein will be brought before the Special Meeting. If, however, other matters are properly presented for a vote, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed First Home form does not preclude a First Home shareholder from voting in person. A First Home shareholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of First Home a duly executed revocation of proxy, by submitting a duly executed proxy bearing a later date or by appearing at the Special Meeting and voting in person at such Meeting. Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM


     Only holders of record of First Home Common Stock on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. On the Record Date, 2,753,969 shares of First Home Common Stock were issued and outstanding and held by approximately 925 holders of record.


     Shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the First Home Record Date must be represented in person or by proxy at the First Home Special Meeting in order for a quorum to be present for purposes of voting on approval of the Merger Agreement and the Adjournment Proposal at the Special Meeting.

SOLICITATION OF PROXIES

     First Home will bear the cost of the solicitation of proxies from its shareholders. Sovereign and First Home will share equally the cost of printing this Proxy Statement/Prospectus and, under the Merger Agreement, Sovereign has agreed to bear the expense of the proxy solicitor engaged by First Home at Sovereign's request. In addition to solicitation by mail, the directors, officers and employees of First Home and its subsidiaries may solicit proxies from shareholders by telephone or telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and First Home will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

     FIRST HOME SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. AS DESCRIBED BELOW UNDER THE CAPTION "THE MERGER -- EXCHANGE OF FIRST HOME STOCK CERTIFICATES," EACH FIRST HOME SHAREHOLDER WILL BE PROVIDED WITH MATERIALS FOR EXCHANGING SHARES OF FIRST HOME COMMON STOCK AS PROMPTLY AS PRACTICABLE AFTER THE EFFECTIVE DATE.

                                   THE MERGER

BACKGROUND OF AND REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARD OF DIRECTORS

  Background of the Merger

     In connection with its normal strategic planning process, First Home continuously reviewed its strategic business alternatives, devoting particular attention to the continuing consolidation and increasing competition in the banking and financial services industries in the Mid-Atlantic regional market and New Jersey in particular. The Mid-Atlantic regional market is home to several large, aggressive regional commercial banking entities, and the banking market in New Jersey in particular has been subject to significant consolidation in recent years. As a result, competition in the local banking and financial services industries has intensified, especially for smaller institutions like First Home.

     As part of the normal planning process, beginning in May 1991, First Home's Board of Directors periodically consulted with RP Financial and other advisors regarding current market and operating conditions for financial institutions. From time to time, First Home's Board of Directors requested that RP Financial provide assistance in evaluating First Home's then-current strategic plan, with the objective of evaluating the merits of remaining independent versus pursuing a strategic merger transaction or sale of First Home. On this specific issue, RP Financial met with First Home's Board of Directors on September 26, 1994 to present an analysis of the strategic plan beginning in June 1994; and met on October 23, 1995 to present an analysis of the strategic plan beginning in June 1995. In these meetings, First Home's Board of Directors sought to evaluate whether or not the proposed strategic plan provided sufficient shareholder value, on a present value basis, to warrant remaining independent. After considering the RP Financial analyses and other relevant factors, First Home's Board of Directors concluded that the proposed strategic plans beginning in June 1994 and June 1995, respectively, warranted remaining independent. First Home's Board of Directors again retained RP Financial in late 1996 to provide strategic planning assistance, including an overview of the market for bank and thrift mergers, an assessment of First Home's then current strategic business plan, and a preliminary estimate of First Home's market value were it to pursue a strategic merger transaction. On January 27, 1997, RP Financial presented to First Home's Board of Directors the results of its analysis, including an assessment of First Home's then current strategic plan and a preliminary estimate of First Home's merger value. On the basis of this analysis, First Home's Board of Directors authorized executive management and RP Financial to further refine First Home's strategic plan, specifically quantifying the potential shareholder value that could be anticipated to be created under a stand-alone business plan. On February 24, 1997, at a meeting of First Home's Board of Directors, RP Financial reviewed the strategic planning analysis, including a description of the alternative stand-alone business strategies available to First Home, a quantification of the potential shareholder value that could be anticipated under each scenario, and a risk analysis of the alternative strategies. At this meeting, First Home's Board of Directors authorized RP Financial to initiate, in conjunction with the ongoing planning efforts, a limited market review to ascertain the level of interest in a potential business combination that would enable First Home to, among other things, retain its name, maintain a degree of independence, preserve its community banking presence in its markets and retain autonomy over internal operations (the "community banking strategy"). In late March 1997, RP Financial contacted five (5) institutions that were believed to have an interest in expanding through community bank mergers. Of the institutions contacted, two initially provided preliminary verbal expressions of interest. After providing further information and conducting more detailed discussions, one institution ("Interested BHC #1") indicated preliminary transaction terms, including corporate structure and form and amount of merger consideration, which First Home's Board of Directors concluded were sufficiently attractive to warrant further consideration. In late April 1997, First Home, RP Financial, and Interested BHC #1 exchanged detailed due diligence materials, conducted on-site due diligence and continued to negotiate the potential transaction terms. After conducting on-site due diligence, Interested BHC #1 revised its expression of interest by reducing the aggregate amount of merger consideration and materially revising certain of the other potential transaction terms. After consultations with RP Financial, First Home's Board of Directors considered the revised level of merger consideration being offered by Interested BHC #1 to be insufficient relative to First Home's prospects under its stand-alone business plan. In early May 1997, First Home's Board of Directors requested that RP Financial terminate discussions with Interested BHC #1, opting to remain independent at that time and pursue its stand-alone business plan.

     Periodically during the summer of 1997, at the request of First Home's Board of Directors, RP Financial provided verbal updates to First Home's Board of Directors on trends in the market for bank and thrift mergers. Also during this time period, executive management of First Home revised the stand-alone business plan to reflect additional costs anticipated to remain competitive in the future. The revisions to the stand-alone business plan included additional costs to consolidate operations in a single facility, upgrading peripheral computer systems (hardware and software), additional costs for training branch personnel, additional costs for staffing new management positions, and the costs of developing and implementing new products and services. At a meeting on September 18, 1997, First Home's Board of Directors met with RP Financial to review First Home's strategic options, particularly in light of the continued strong prices associated with bank and thrift combinations and First Home's revised stand-alone business plan which reflected the anticipated costs to be incurred were First Home to remain independent. At that meeting, First Home's Board of Directors authorized RP Financial to initiate, in conjunction with the ongoing planning efforts, a second market review to ascertain the level of interest in a potential business combination with First Home, without regard to preserving First

Home's community banking strategy. In October and November 1997, RP Financial formally and informally contacted fifteen (15) institutions that were believed to have an interest in expansion within First Home's market area and had sufficient financial resources to complete such a business combination. Nine (9) of the institutions contacted executed formal confidentiality agreements and reviewed detailed financial data. After providing further information and conducting more detailed discussions, two institutions (Sovereign and "Interested BHC #2") indicated preliminary expressions of interest in pursuing a business combination with First Home. Based on several factors, including the form and amount of consideration indicated, the relative market capitalization and liquidity in the shares to be exchanged, and other financial and non-financial considerations, First Home's Board of Directors authorized executive management to continue negotiating with Sovereign in an effort to ascertain whether or not mutually agreeable merger terms could be reached.

     During November and early December 1997, at the direction of First Home's Board of Directors, executive management of First Home and RP Financial continued to discuss with representatives of Sovereign the financial and other terms of a Merger, including the form and amount of consideration to be offered, the Exchange Ratio, the treatment of First Home stock options, the termination provisions, and issues relating to the management and operations of First Home following the Merger. During this period, First Home, its legal counsel and RP Financial conducted a due diligence analysis of Sovereign and Sovereign conducted a due diligence analysis with respect to First Home. During this period, the form and amount of consideration and the Exchange Ratio was determined on the basis of arms-length-negotiations between First Home's representatives and RP Financial and the Sovereign representatives.

     On December 15, 1997, at a meeting of First Home's Board of Directors, executive management of First Home reviewed with First Home's Board of Directors the details of the aforementioned negotiations, and the benefits of the Merger; First Home's legal counsel reviewed the terms of the Merger Agreement, related agreements and the transactions contemplated thereby; and RP Financial made a presentation regarding the financial terms of the Merger Agreement and the fairness, from a financial point of view, of the Merger Consideration to holders of First Home Common Stock. After a discussion and consideration of the factors discussed below under "The Merger -- Reasons for the Merger; Recommendation of the First Home Board of Directors", First Home's Board of Directors authorized management to continue to negotiate with Sovereign and authorized execution of the Merger Agreement, subject to agreement on certain terms and conditions relating to the Merger Agreement. On December 18, 1997, executive management of First Home, First Home's legal advisors and RP Financial successfully completed their negotiations, satisfying the Board of Directors' conditions. The Merger Agreement was entered into on December 18, 1997.

  Reasons for the Merger

     In reaching its determination that the Merger and the Merger Agreement are fair to, and in the best interest of, First Home and its shareholders, the Board of Directors of First Home consulted with its outside financial and legal advisors as well as First Home's management, and evaluated the financial, legal and market conditions bearing on its determination. The terms of the Merger, including the price, were the result of arm's length negotiations between representatives of First Home and Sovereign. In reaching its determination that the Merger and the Merger Agreement are fair to, and in the best interest of, First Home and its shareholders, the Board of Directors considered a number of factors, both from a short and long-term perspective, including but not limited to the following:

          (i) the Board of Directors' belief that in the rapidly changing and increasingly competitive market for financial services, First Home can compete more effectively as part of a larger banking organization which has greater resources and a wider range of product offerings and services than those presently offered by First Home;

          (ii) the Board of Directors' further belief that through the Merger it can better maximize shareholder return by affiliating with a larger, more diversified financial institution. In light of market forces experienced over the last couple of years, First Home has found it increasingly difficult to grow through the acquisition of other financial institutions and branches. It appears that competing acquirors which have higher capitalizations and greater stock liquidity have shown a greater ability to pay than has First Home. Accordingly, this avenue of expansion has not proven to be realistically available to First Home;

          (iii) the liquidity provided by Sovereign Common Stock is significantly greater, compared to the liquidity of First Home's Common Stock;

          (iv) the familiarity of the Board of Directors with First Home's business, financial condition, results of operation, management, strategic plans and alternatives, future prospects, including but not limited to, its potential growth, development, productivity and profitability, opportunities for expansion and the business risks associated therewith;

          (v) the pro forma financial information, including the pro forma book value and earnings per share;

          (vi) a comparison of the value of the consideration proposed to be paid in the Merger to that of comparable thrift mergers;

          (vii) the historical trading prices for Sovereign Common Stock and First Home Common Stock;

          (viii) First Home's alternatives to the Merger, including the range of possible values of those alternatives and the timing and likelihood of actually receiving those values;

          (ix) the expectation that the Merger would provide stockholders of First Home with an opportunity to receive a premium over the market and book value of First Home Common Stock and that the consideration received by First Home shareholders in the Merger would constitute a favorable premium compared to expected future values of First Home Common Stock, based upon a variety of circumstances and assumptions;

          (x) the compatibility of the business and management philosophies of Sovereign and First Home;

          (xi) the current and prospective environment in which First Home operates, including national and local economic conditions, the competitive environment for financial institutions generally, the regulatory burden on financial institutions and the trend towards consolidation in the financial services industry, particularly in First Home's market area.

          (xii) information concerning the business, operations, asset quality, reputation, completed bank acquisition transactions, the perceptions of Sovereign by the investment community as expressed in research reports, future prospects of Sovereign and the recent performance of Sovereign Common Stock;

          (xiii) the oral and written presentations and written opinions, of First Home's financial advisor, RP Financial, that the consideration is fair to the holders of First Home Common Stock from a financial point of view and discussions with legal counsel;

          (xiv) the Board of Directors' belief that the terms of the proposed Merger and Merger Agreement with Sovereign would allow First Home shareholders to receive Sovereign Common Stock in the Merger, thus permitting shareholders to defer any tax liability associated with the increase in the value of their stock as a result of the Merger, and to become shareholders of Sovereign, a company with strong operations, management, earnings performance and stock liquidity; and

          (xv) since Sovereign shares First Home's philosophy of community banking, it is contemplated that after the Merger the combined entity's branch offices will maintain their community orientation. Therefore, the Board of Directors of First Home believes that the Merger should enhance the ability of the combined entity to be more competitive and to better satisfy the needs of First Home's customer base.

  Recommendation of the First Home Board of Directors

     THE BOARD OF DIRECTORS OF FIRST HOME BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, FIRST HOME AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. THE BOARD OF DIRECTORS OF FIRST HOME UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF FIRST HOME APPROVE THE MERGER AGREEMENT.

TERMS OF THE MERGER

     Upon completion of the Merger, the separate legal existence of First Home will cease. All property, rights, powers, duties, obligations, debts and liabilities of First Home will automatically be taken and deemed to be transferred to and vested in Sovereign, in accordance with the requirements of Pennsylvania and New Jersey law. Sovereign, as the surviving corporation, will be governed by the Articles of Incorporation and Bylaws of Sovereign in effect immediately prior to completion of the Merger. The directors and executive officers of Sovereign prior to the Merger will continue, in their respective capacities, as the directors and executive officers of Sovereign after the Merger.

     Upon completion of the Merger, each outstanding share of First Home Common Stock (other than Excluded Shares) will be automatically converted into, and become a right to receive, such number of shares of Sovereign Common Stock as shall equal $31.25 divided by the average of the mean between closing high bid and low asked prices of a share of Sovereign Common Stock (as reported on the Nasdaq Stock Market National Market) for the 15 consecutive trading days immediately preceding the Effective Date (the "Sovereign Market Value"), provided that such Sovereign Market Value as of the Effective Date is greater than or equal to $15.00 per share and less than or equal to $18.33 per share. If, however, the Sovereign Market Value as of the Effective Date is less than $15.00 per share or greater than $18.33 per share, shareholders of First Home will be entitled to receive a fixed number of shares of Sovereign Common Stock as described in the following paragraphs:

     If, as of the Effective Date, the Sovereign Market Value is less than $15.00 per share, each outstanding share of First Home Common Stock (other than Excluded Shares) will be converted into and become a right to receive 2.083 shares of Sovereign Common Stock.

     If, as of the Effective Date, the Sovereign Market Value is greater than $18.33 per share, each outstanding share of First Home Common Stock (other than Excluded Shares) will be converted into and become a right to receive 1.705 shares of Sovereign Common Stock.

     In addition, in the event that First Home elects to terminate the Merger Agreement as a result of a decline in the Sovereign Market Value as of the date immediately preceding the Effective Date to less than $11.25, Sovereign can override such election by increasing the number of shares issuable in exchange for each share of First Home Common Stock from 2.083 shares to such number of shares of Sovereign Common Stock as shall have an aggregate value of $23.44 based on the Sovereign Market Value as of the date immediately preceding the Effective Date. See "THE MERGER -- Termination; Effect of Termination."

     The number of shares of Sovereign Common Stock issuable in exchange for shares of First Home Common Stock (as finally determined, the "Exchange Ratio") accounts for the Stock Split. Further adjustments will be made to prevent dilution in the event of additional stock splits, reclassifications or other similar events.

     Shareholders of First Home will receive cash in lieu of fractional shares of Sovereign Common Stock. See "-- Exchange of First Home Stock Certificates" herein.


     As of the Record Date, directors and executive officers of First Home and/or First Home Savings have been granted options to purchase 68,151 shares of First Home Common Stock (the "Management Options"). On the Effective Date, each Management Option, whether or not such Management Option is exercisable on the Effective Date, will cease to be outstanding and will be converted on the Effective Date into and become an option to acquire that number of shares of Sovereign Common Stock equal to the number of shares of First Home Common Stock covered by the Management Option multiplied by the Exchange Ratio, at an exercise price equal to the present stated exercise price of such option divided by the Exchange Ratio. Shares issuable upon the exercise of such options to acquire Sovereign Common Stock will be issuable in accordance with the terms of the respective plans and grant agreements of First Home under which they were issued.


     The Sovereign Common Stock and cash to be received by the holders of First Home Common Stock (including the holders of options to acquire First Home Common Stock) in exchange for each share (other than Excluded Shares) of First Home Common Stock (including shares subject to options) are referred to herein as the "Merger Consideration."

OPINION OF FIRST HOME'S FINANCIAL ADVISOR

     First Home's Board of Directors retained RP Financial in November 1997 to provide certain financial advisory and investment banking services to First Home in conjunction with the Merger, including the rendering of an opinion with respect to the fairness of the Merger Consideration from a financial point of view to holders of First Home Common Stock. In requesting RP Financial's advice and opinion, First Home's Board of Directors did not give any special instructions to, or impose any limitations upon the scope of the investigation which RP Financial might wish to conduct to enable it to give its opinion. RP Financial was selected by First Home to act as its financial advisor because of RP Financial's expertise in the valuation of businesses and their securities for a variety of purposes including its expertise in connection with mergers and acquisitions of savings and loans, savings banks, and savings and loan holding companies.

     On December 15, 1997, at the meeting in which First Home's Board of Directors reviewed the Merger Agreement and the transactions contemplated thereby, RP Financial rendered its opinion to First Home's Board of Directors that, as of such date, the Merger Consideration was fair to holders of First Home Common Stock from a financial point of view. The opinion was first updated as of December 18, 1997, the date at which the Board of Directors approved and adopted the Merger Agreement. The opinion was subsequently updated as of the date of this Proxy Statement/Prospectus to reflect financial results through March 31, 1998. In connection with its opinion dated as the date of this Proxy Statement/Prospectus, RP Financial also confirmed the appropriateness of its reliance on the analysis used to render its December 18, 1997 opinion by performing procedures to confirm the appropriateness of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

     The full text of the opinion of RP Financial, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this Proxy Statement/Prospectus and is incorporated herein by reference. Holders of First Home Common Stock are urged to read the opinion in its entirety.

     THE OPINION OF RP FINANCIAL IS DIRECTED TO FIRST HOME'S BOARD OF DIRECTORS IN ITS CONSIDERATION OF THE MERGER CONSIDERATION AS DESCRIBED IN THE MERGER AGREEMENT, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF FIRST HOME AS TO ANY ACTION THAT SUCH SHAREHOLDER SHOULD TAKE IN CONNECTION WITH THE MERGER AGREEMENT, OR OTHERWISE. IT IS FURTHER UNDERSTOOD THAT THE OPINION OF RP FINANCIAL IS BASED ON MARKET CONDITIONS AND OTHER CIRCUMSTANCES EXISTING ON THE DATE HEREOF.


     The opinion states that RP Financial reviewed the following material: (1) the Merger Agreement; (2) the draft of the Proxy Statement/Prospectus and related Annexes included in the Form S-4 Registration Statement filed with the SEC on June 25, 1998; (3) financial and other information for First
Home, all with regard to balance sheet and off-balance sheet composition, profitability, interest rates, volumes, maturities, trends, credit risk, interest rate risk, liquidity risk and operations including: (a) audited financial statements for the fiscal years ended December 31, 1994 through 1997,
(b) Form 10-K as of December 31, 1997 and Form 10-Q for the quarter ended March 31, 1998, (c) shareholder, regulatory and internal financial and other reports through March 31, 1998, (d) the two most recent proxy statements for First Home,
(e) internal budgets, financial projections and earnings per share forecasts prepared by management, and (f) First Home's management comments regarding past and current business, operations, financial condition, and future prospects; and
(g) financial and other information for Sovereign including: (i) audited financial statements for the fiscal years ended December 31, 1994 through 1997, incorporated in Annual Reports to shareholders and Form 10-Ks, (ii) Form 10-Q for the quarter ended March 31, 1998 and interim results and developments through June 24, 1998, including regulatory filings and press releases, (iii) regulatory and internal financial and other reports through March 31, 1998, (iv) internal budgets and financial projections prepared by management of Sovereign and third parties, inclusive of the anticipated pro forma impact of recent previously announced merger transactions, (v) Sovereign's management comments regarding past and current business, operations, financial condition, and future prospects, and (vi) analysts' reports.


     In addition, RP Financial stated that it reviewed financial, operational, market area and stock price and trading characteristics for First Home and Sovereign relative to publicly-traded savings institutions with comparable resources, financial condition, earnings, operations and markets. RP Financial also considered the economic and demographic characteristics in the local market area, and the potential impact of the regulatory, legislative and economic environments on operations for First Home and Sovereign and the public perception of the thrift industry. In rendering its opinion, RP Financial stated that it relied, without independent verification, on the accuracy and completeness of the information concerning First Home and Sovereign furnished by the respective institutions to RP Financial for review, as well as publicly-available information regarding other financial institutions and economic and demographic data. RP Financial stated that First Home and Sovereign did not restrict RP Financial as to the material it was permitted to review. The opinion further states that RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of First Home or Sovereign. RP Financial further indicated that the financial forecasts and budgets reviewed by RP Financial were prepared by the managements of First Home and Sovereign; that neither First Home nor Sovereign publicly discloses internal management forecasts or budgets of the type provided to RP Financial in connection with the review of the Merger; and such financial forecasts were not prepared with a view towards public disclosure. The financial forecasts and budgets were based upon numerous variables and assumptions which are inherently uncertain, including without limitation factors related to general economic and competitive conditions, as well as trends in asset quality. Accordingly, RP Financial cautioned that actual results could vary significantly from those set forth in such financial forecasts.

     In connection with rendering its opinion dated December 18, 1997 and updated as of the date of this Proxy Statement/Prospectus, RP Financial performed a variety of analyses, which are summarized below. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. RP Financial stated that its analyses must be considered as a whole and that selecting portions of such analyses and of the factors considered by RP Financial without considering all such analyses and factors could create an incomplete view of the process underlying RP Financial's opinion. In its analyses, RP Financial made numerous assumptions with respect to industry performance, business and economic conditions, applicable laws and regulations, and other matters, many of which are beyond the control of First Home. Any estimates contained in RP Financial's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. No company or transaction utilized in RP Financial's analyses was identical to First Home, Sovereign or the Merger. None of the analyses performed by RP Financial was assigned a greater significance by RP Financial than any other.

     The following is a summary of the material financial analyses performed by RP Financial in connection with providing its opinion of December 18, 1997 and updated as of the date of this Proxy Statement/Prospectus.

     (a) Transaction Summary. RP Financial summarized the terms of the Merger, including the conversion of each share of First Home Common Stock into the right to receive Sovereign Common Stock pursuant to the Exchange Ratio. RP Financial also summarized the formula for calculating the Exchange Ratio, the treatment of the outstanding options to acquire First Home Common Stock, the termination provisions incorporated in the Merger Agreement, and the pricing ratios indicated by the Merger Consideration relative to the tangible book value, historical earnings, projected earnings, assets and deposits of First Home.

     (b) Comparable Transactions Analysis. In this analysis, RP Financial conducted an evaluation of the financial terms, financial and operating condition and market area of recent business combinations among comparable thrift institutions both pending and completed. In conjunction with its analysis, RP Financial considered the multiples of tangible-book value, earnings and asset size implied by the terms in such completed and pending transactions involving selling companies whose financial characteristics were comparable to those of First Home including two comparable groups: (1) companies operating in the MidAtlantic region with total assets between $250 million and $750 million, companies operating in New Jersey with assets between $100 million and $3 billion, and completed/announced transactions since 1996, representing a total of seven transactions ("Comparable Group #1"); and (2) companies operating throughout the U.S. with total assets between $250 million and $750 million, equity-to-assets ratios of less than 10%, reporting positive net income, completed/announced transactions during 1997 and 1998, and excluding transactions considered to be merger of equals transactions where no control premium was paid by either merging party ("Comparable Group #2"). The median tangible price-to-book value ratios indicated by Comparable Group #1 and Comparable Group #2 were 169% and 200%, respectively, versus a tangible price-to-book value ratio of approximately 226% indicated by the Merger Consideration based on March 31, 1998 financial data adjusted to reflect the full dilutive impact of stock options. The median price-to-assets ratios indicated by the Comparable Group #1 and Comparable Group #2 were 14.3% and 15.2%, respectively, versus a price-to-assets ratio of approximately 16.2% indicated by the Merger Consideration based on March 31, 1998 financial data adjusted to reflect the impact of stock options. The median price-to-earnings multiples indicated by the Comparable Group #1 and Comparable Group #2 were 15.6 times and 18.6 times, respectively, based on trailing twelve month earnings (with trailing twelve month earnings and price-to-earnings multiples adjusted to eliminate the impact of the one time SAIF assessment where applicable), versus a price-to-earnings multiple of approximately 18.9 times indicated by the Merger Consideration relative to First Home's March 31, 1998 trailing twelve month earnings. The pricing ratios based on tangible book value, assets and trailing twelve month earnings indicated by the Merger Consideration were comparable to or exceeded the median pricing ratios indicated by the Comparable Group #1 and #2, which RP Financial cited in support of its fairness conclusions.

     (c) Discounted Cash Flow Analysis. RP Financial prepared several discounted cash flow ("DCF") analyses, all of which incorporated a five year financial projection and cash flow analysis to shareholders. The DCF analyses incorporated several specific factors reflecting the operating environment of First Home on a stand-alone basis, including growth prospects in the local market, the level of competition from other financial institutions, and future earnings estimates for First Home under a stand-alone business plan reflective of expenses that First Home anticipated to be incurred to remain competitive and without the benefits of the Merger. The projections of future cash flows to shareholders included the continued payment of cash dividends during interim years and the receipt of consideration at the end of five years of operations, assuming a terminal value for First Home Common Stock equal to an assumed merger value. The merger value reflected an estimate of the price that could be received for First Home Common Stock assuming First Home's Board of Directors sought to pursue a merger transaction at the end of five years, including an orderly marketing of First Home to potential merger partners and receipt of a control premium by the holders of First Home Common Stock. In the "base case" operating scenario, the projections of future cash flows assumed continued payment of cash dividends, asset growth of 10.0% annually, a return on average assets ranging from 0.76% of average assets to 0.83% of average assets, and realization of a terminal value at the end of five years of operations equal to 190% of book value per share (assumed to be the "current market merger value," based on comparable group transaction data). The cash flow represented by the dividends and terminal value was discounted to present value using a discount rate of 10%. The "base case" DCF analysis indicated a present value to stockholders of $26.89 per share (assuming a current market merger value of 190% of book value). In addition to the "base case" operating scenario, RP Financial prepared DCF analyses assuming different operating scenarios. Under the conservative operating scenario, in which earnings were projected at 90% of the "base case", the DCF analysis indicated a present value to stockholders of $25.96 per share. Under the aggressive operating scenario, in which earnings were projected at 110% of the "base case", the DCF analysis indicated a present value to stockholders of $27.82 per share. Assuming a terminal value of 220% of book value per share (the "aggressive merger value"), the DCF analysis indicated a present value to stockholders of $30.90 per share, $29.82 per share, and $31.98 per share, respectively, under the "base case", the conservative operating scenario, and the aggressive operating scenario. RP Financial concluded that, since the Merger Consideration exceeded the present value of future cash flows accruing to holders of First Home Common Stock under all scenarios assuming the current market merger value and approximated or exceeded the present value calculations under most scenarios assuming the aggressive merger value, the DCF analyses supported its fairness conclusions.


     (d) Impact Analysis. RP Financial evaluated the projected financial impact of the Merger on the balance sheet, income statement and per share financial measures of First Home. RP Financial's analysis considered the financial condition and operations of First Home and Sovereign at March 31, 1998 and the pro forma impact of the Merger. The figures utilized for Sovereign reflect the pro forma impact of the acquisition of ML Bancorp. RP Financial calculated the impact analysis at two price levels for the Sovereign Common Stock: (1) the upper limit, at which the holders of First Home Common Stock would receive approximately 1.705 shares of Sovereign Common Stock pursuant to the Exchange Ratio formula; and (2) the lower limit, at which the holders of First Home Common Stock would receive approximately 2.083 shares of Sovereign Common Stock pursuant to the Exchange Ratio formula. At any point between the upper and lower limits, RP Financial estimated that holders of First Home Common Stock would realize accretion in market value of approximately 9 percent, which represents the difference between the Merger Consideration and the most recent trading price for First Home Common Stock prior to execution of the Agreement. RP Financial estimated that holders of First Home Common Stock would incur dilution of 29 percent and 14 percent in tangible book value per share at the upper and lower limits, respectively. RP Financial further estimated that holders of First Home Common Stock would realize accretion of 8 percent and 31 percent in projected earnings per share at the upper and lower limits, respectively, and would realize dilution of 72 percent and 65 percent, respectively, in dividends per share at the upper and lower limits. The holders of First Home Common Stock would enjoy a stronger return on equity (ROE), on a pro forma basis, relative to stand-alone operations. RP Financial considered both the impact of the Merger on the overall financial measures of First Home as well as the impact of the Merger on the per share financial measures of First Home in support of the fairness issue.


     In addition to these financial analyses, RP Financial considered several other considerations in its fairness conclusions. Such other financial considerations included the greater market capitalization of the merged company relative to First Home on a stand-alone basis; the significantly greater liquidity in the shares relative to the shares of First Home Common Stock without the Merger; the likelihood of greater potential stock price appreciation in the Sovereign Common Stock relative to the shares of First Home Common Stock without the Merger; the potential benefits to First Home of the greater geographic and operating diversification of the merged company relative to First Home on a stand-alone basis; and the potential recovery resulting from Sovereign's supervisory goodwill claim against the United States Government.

     On the basis of these analyses and other considerations, RP Financial concluded that the Merger Consideration, as described in the Merger Agreement, is fair to the shareholders of First Home from a financial point of view. As described above, RP Financial's opinion and presentation to First Home's Board of Directors was one of many factors taken into consideration by First Home's Board of Directors in making its determination to approve the Merger Agreement. Although the foregoing summary describes the material components of the analyses presented by RP Financial to First Home's Board of Directors, it does not purport to be a complete description of all the analyses performed by RP Financial and is qualified, in its entirety, by reference to the written opinion of RP Financial set forth as Annex C hereto, which First Home shareholders are urged to read in its entirety.

     Pursuant to a letter dated November 12, 1997 (the "RP Financial Engagement Letter"), RP Financial estimates that it will receive from First Home total fees of $175,000, of which $115,000 has been paid to date, plus reimbursement of certain out-of-pocket expenses, for its services in connection with the Merger. In addition, First Home has agreed to indemnify RP Financial against certain liabilities, including liabilities under the federal securities laws.

EFFECTIVE DATE OF THE MERGER

     Under the Merger Agreement, the Effective Date, which under the Merger Agreement is the same as the Closing Date, is the date determined by Sovereign, in its sole discretion, upon five days prior written notice to First Home, but in no event will the Effective Date be later than 30 days after (i) all required regulatory approvals for the Merger have been obtained and (ii) all actions required to be taken by First Home and Sovereign to authorize the Merger and the Bank Merger shall have been duly and validly taken, or such other date as Sovereign and First Home may agree. The parties presently expect that the Effective Date will occur on or about July 31, 1998. See "-- Conditions to the Merger" herein.

     On or prior to the Effective Date, Articles of Merger between Sovereign and First Home will be filed with the Pennsylvania Department of State and the New Jersey Secretary of State, and each such document will set forth the Effective Date. The Merger Agreement may be terminated at any time prior to the Effective Date by mutual consent of Sovereign and First Home or by either party if (i) the other party breaches, in any material respect, any material covenant or undertaking, representation or warranty contained in the Merger Agreement which results in a Material Adverse Effect (as defined in the Merger Agreement; see "THE MERGER -- Termination; Effect of Termination") on the non-breaching party, and such breach has not been substantially cured by the earlier of 30 days after the date written notice of such breach was given to such party committing the breach or the Effective Date, (ii) the Closing Date shall not have occurred by September 30, 1998 or (iii) either party receives a final unappealable administrative order from a regulatory authority that the necessary approval will not be granted unless the failure of such occurrence shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe any agreements required to be performed by such party by the Closing Date or in the case of Sovereign, such approval will not be granted without the imposition of a condition which would have a material adverse effect on Sovereign. See "-- Termination; Effect of Termination."

     In addition, the Merger Agreement may be terminated by First Home on the Closing Date if the Sovereign Market Value as of the Closing Date is less than $11.25 (as adjusted for the Stock Split). Notwithstanding First Home's right to terminate the Merger Agreement, as a result of the foregoing, Sovereign may override First Home's election to terminate by increasing the applicable Exchange Ratio to equal the quotient obtained by dividing $23.44 by the Sovereign Market Value as of the Closing Date. There can be no assurance that First Home would exercise its right to terminate the Merger Agreement if a Termination Event (i.e., the conditions described above) exists, and if First Home does elect to so terminate the Merger Agreement, there can be no assurance that Sovereign will elect to increase the applicable Exchange Ratio as provided in the Merger Agreement and as illustrated below.

     Certain possible effects of the above provisions of the Exchange Ratio may be illustrated by the following two scenarios:

          (1) If the Sovereign Market Value as of the Closing Date is not less than $11.25 (as adjusted for the Stock Split), there would be no Termination Event and no adjustment to the applicable Exchange Ratio.

          (2) If the Sovereign Market Value on the Closing Date is less than $11.25, there would be a Termination Event and the First Home Board of Directors could, at its sole option, elect to terminate the Merger Agreement; provided that Sovereign could, at its sole option, override such termination by electing to increase the Exchange Ratio to equal the quotient obtained by dividing $23.44 by the Sovereign Market Value as of the Determination Date.

     The above scenarios are for illustrative purposes only and are not intended to, and do not, reflect the value of the Sovereign Common Stock that may actually be received by holders of First Home Common Stock in the Merger, nor do they reflect all possible termination/increase scenarios.

EXCHANGE OF FIRST HOME STOCK CERTIFICATES

     The conversion of First Home Common Stock into Sovereign Common Stock will occur automatically at the Effective Date. As soon as practicable after the Effective Date, Sovereign, or a bank or trust company designated by Sovereign, in the capacity of exchange agent (the "Exchange Agent"), will send a transmittal form to each First Home shareholder of record. The transmittal form will contain instructions with respect to the surrender of certificates representing First Home Common Stock to be exchanged for Sovereign Common Stock. Under the Merger Agreement, certificates representing shares of Sovereign Common Stock and checks for cash in lieu of fractional shares must be mailed to former shareholders of First Home as soon as reasonably possible but in no event later than 15 business days following the receipt of certificates representing former shares of First Home Common Stock (except in the case of share certificates containing a restrictive legend or with respect to which stop transfer instructions pertain) duly endorsed.

     FIRST HOME SHAREHOLDERS SHOULD NOT FORWARD FIRST HOME STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. FIRST HOME SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

     Until the certificates representing First Home Common Stock are surrendered for exchange after completion of the Merger, holders of such certificates will not receive, and will not be paid dividends on, the Sovereign Common Stock into which such shares have been converted. When such certificates are surrendered, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate which represents shares of First Home Common Stock outstanding at the Effective Date (other than Excluded Shares) will be deemed to evidence ownership of and the right to receive the shares of Sovereign Common Stock (and cash in lieu of fractional shares) into which those shares have been converted by virtue of the Merger. Neither Sovereign nor First Home will be liable to any holder of shares of First Home Common Stock for any amount paid in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

     All shares of Sovereign Common Stock issued upon conversion of shares of First Home Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of First Home Common Stock, subject, however, to Sovereign's obligation to pay any dividends or make any other distributions with a record date on or prior to the Effective Date, which may have been declared or made by First Home on such shares of First Home Common Stock in accordance with the Merger Agreement and which remain unpaid at the Effective Date.

     No fractional shares of Sovereign Common Stock will be issued to any shareholder of First Home upon completion of the Merger. For each fractional share that would otherwise be issued, Sovereign will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled by the Sovereign Market Value.

CONDITIONS TO THE MERGER

     The obligations of Sovereign and First Home to effect the Merger are subject to various conditions, which include, among other customary provisions for transactions of this type, the following:

          (a) all necessary governmental approvals for the Merger shall have been obtained, and all waiting periods required by law or imposed by any governmental authority with respect to the Merger shall have expired (see "-- Regulatory Approvals" herein);

          (b) all representations and warranties made by Sovereign and First Home in the Merger Agreement shall be true and correct as of the Effective Date (see "-- Representations and Warranties" herein);

          (c) all obligations and covenants required of First Home and Sovereign in the Merger Agreement shall have been duly performed and complied with in all respects (see "-- Business Pending the Merger" herein);

          (d) there shall not be any order, decree, or injunction in effect preventing the completion of the transactions contemplated by the Merger Agreement;

          (e) there shall have been delivered to each of Sovereign and First Home an opinion of counsel that, among other things, the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") (see "-- Certain Federal Income Tax Consequences"); and

          (f) there shall not have been any material adverse effect on the consolidated assets, financial condition or results of operations of the other since September 30, 1997, except for any material adverse effect caused by (i) any change in the value of the respective investment portfolios of Sovereign or First Home resulting from a change in interest rates generally, (ii) any change occurring after the date of the Agreement in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, including any change affecting the Bank Insurance Fund (the "BIF") or the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (iii) reasonable expenses (plus reasonable legal fees, cost and expense relating to any litigation arising as a result of the Merger) incurred in connection with the Merger Agreement and the transactions contemplated thereby, (iv) actions or omissions of Sovereign or First Home (or any of their subsidiaries) taken with the prior informed written consent of the other party in contemplation of the transactions contemplated under the Merger Agreement, and (v) any effect with respect to Sovereign or First Home caused, in whole or in substantial part, by the other party (a "Material Adverse Effect").

     In addition, Sovereign's obligation to effect the Merger is subject to, among others, the following additional conditions:

          (a) Sovereign shall have received an opinion from its independent certified public accountant that the Merger will be treated as a pooling of interests for financial accounting purposes (see "-- Accounting Treatment" herein); and

          (b) the results of any "phase I environmental audit" that Sovereign shall have had performed at its expense at any physical location owned or occupied by First Home or First Home Savings shall be reasonably satisfactory to Sovereign; provided that (i) any such environmental audit was commenced prior to January 26, 1998, (ii) Sovereign must elect to terminate the Agreement within 15 days of receiving the results of any environmental audit, and (iii) Sovereign cannot terminate the Merger Agreement in accordance with the applicable section thereof unless the results of such audits result in a Material Adverse Effect. As of January 26, 1998, no such environmental audit had been commenced.

     In addition, First Home's obligation to effect the Merger is subject to the holders of First Home Common Stock having duly approved the Merger Agreement.

     Except for the requirements of shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the Merger Agreement, each of the conditions described above may be waived in the manner and to the extent described in "-- Amendment; Waivers" herein. Sovereign does not, however, anticipate waiving the condition that it receive an opinion from its independent auditors that the Merger will be treated as a pooling of interests for financial accounting purposes. As of the date of this Proxy Statement/Prospectus, Sovereign has no reason to believe that it will not receive such an opinion from its independent auditors.

SUBSIDIARY BANK MERGER

     In connection with the Merger, Sovereign Bank and First Home Savings entered into the Bank Plan of Merger. Pursuant to the Bank Plan of Merger, concurrently with or as soon as practicable after completion of the Merger, First Home Savings will merge with and into Sovereign Bank, with Sovereign Bank surviving. Sovereign and First Home anticipate that the Bank Merger will be completed concurrently with the completion of the Merger.

REGULATORY APPROVALS


     The Merger is subject to the prior approval of the Office of Thrift Supervision ("OTS") under the Home Owners' Loan Act and the OTS regulations adopted thereunder. An application for approval of the Merger was filed with the OTS on or about March 12, 1998. On May 15, 1998, the Staff of the OTS deemed the application complete. Under applicable OTS regulations, the OTS will review the financial, managerial, competitive, legal, disclosure, accounting and tax aspects of the transaction, as well as the insurance risk to the BIF and the SAIF and the convenience and needs of the community to be served. In addition, the OTS may not approve any proposed acquisition (i) which would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the savings and loan business in any part of the United States or (ii) which in any section of the country may have the effect of substantially lessening competition or tending to create a monopoly or which in any other manner would be in restraint of trade, unless the OTS finds that the anticompetitive effects of the proposed acquisition are clearly outweighed in the public interest by the probable effect of the proposed acquisition in meeting the convenience and needs of the community to be served.


     In addition, the OTS has the responsibility by statute and regulation to review the performance of all involved institutions in meeting their responsibilities under the Community Reinvestment Act ("CRA"), which includes the record of performance of the existing institutions in meeting the credit needs of the entire community including low- and moderate-income neighborhoods. First Home Bank and Sovereign Bank received ratings of "satisfactory" and "outstanding," respectively, in their last CRA examinations. No protest of the Merger has been filed with the OTS under the CRA as of the date of this Proxy Statement/Prospectus.

     There can be no assurance that the regulatory authorities described above will approve the Merger, and, if approved, there can be no assurance as to the date of such approvals. The Merger may not be consummated until 30 days (15 days if the Attorney General does not object) after the date of the OTS approval, during which time the Department of Justice has the opportunity to challenge the Merger on antitrust grounds. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of OTS approval unless a court specifically orders otherwise. In reviewing the Merger, the Department of Justice could analyze the Merger's effect on competition differently than the OTS, and thus it is possible that the Department of Justice could reach a different conclusion than the OTS regarding the Merger's competitive effects. Failure of the Department of Justice to object to the Merger does not prevent the filing of antitrust actions by private persons.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains customary representations and warranties relating to, among other things, (a) the corporate organization of Sovereign, Sovereign Bank, First Home and First Home Savings; (b) the capital structures of Sovereign and First Home; (c) the due authorization, execution, delivery, performance and enforceability of the Merger Agreement and the Bank Plan of Merger; (d) consents or approvals of regulatory authorities or third parties necessary to complete the Merger and the Bank Merger; (e) the consistency of financial statements with generally accepted accounting principles and, where appropriate, applicable regulatory accounting principles; (f) the absence of material adverse changes, since September 30, 1997, in the consolidated assets, business, financial condition or results of operations of Sovereign or First Home; (g) the filing of tax returns and payment of taxes; (h) the absence of undisclosed material pending or threatened litigation; (i) compliance with applicable laws and regulations; (j) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974; (k) the quality of title to assets and properties; (l) the maintenance of adequate insurance; (m) the absence of undisclosed brokers' or finders' fees (except as disclosed in the Merger Agreement); (n) the absence of material environmental violations, actions or liabilities; (o) the consistency of the allowance for loan losses with generally accepted accounting principles and all applicable regulatory criteria; (p) the accuracy of information supplied by Sovereign and First Home in connection with the Registration Statement, this Proxy Statement/Prospectus and all applications filed with regulatory authorities for approval of the Merger and the Bank Merger; (q) documents filed with the Commission and the accuracy of information contained therein and (r) the engagement of no brokers, finders or financial advisory for a fee except for RP Financial LC by First Home.

     The Merger Agreement also contains other representations and warranties by First Home relating to, among other things, (a) certain contracts relating to employment, consulting and benefits matters; (b) the validity and binding nature of loans reflected as assets in the financial statements of First Home; (c) the inapplicability of certain antitakeover provisions of New Jersey law to the Merger; and (d) transactions with affiliates.

BUSINESS PENDING THE MERGER

     Pursuant to the Merger Agreement, Sovereign and First Home have each agreed to use their best efforts to preserve their business organizations intact, to maintain good relationships with employees and to preserve the goodwill of customers and others with whom business relationships exist. In addition, First Home has agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by the Merger Agreement or with the written consent of Sovereign.

     In addition, First Home has agreed in the Merger Agreement that neither it nor First Home Savings may, without the written consent of Sovereign, among other things, (i) change its certificate of incorporation, charter or bylaws;
(ii) change the number of authorized or issued shares of its capital stock, except for the possible issuance of up to 121,961 shares of First Home Common Stock upon the exercise of then outstanding stock options; (iii) grant options or similar rights with respect to its capital stock or any securities convertible into its capital stock; (iv) split, combine or reclassify any shares of its capital stock; (v) declare, set aside or pay any dividend or other distribution in respect of its capital stock, except as otherwise specifically set forth in the Merger Agreement (see "Dividends" herein); (vi) grant any severance pay, except in accordance with written policies or written agreements in effect on the date of the Merger Agreement (see "-- Employee Benefits and Severance" herein), or enter into or amend any employment agreement; (vii) grant any pay increase except for routine periodic increases in accordance with past practice and within limits set forth in the Merger Agreement; (viii) engage in any merger, acquisition or similar transaction; (ix) sell or lease substantially all of its assets; (x) sell or otherwise dispose of the capital stock of First Home Savings or any assets thereof other than in the ordinary course of business; (xi) change any accounting practices, except as may be required by generally accepted accounting principles (without regard to any optional early adoption date); (xii) implement any new employee benefit or welfare plan, or amend any such plan, unless such amendment does not result in an increase in cost except as expressly permitted by the Merger Agreement; (xiii) purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc.; (xiv) make, enter into, renew, extend, modify or compromise any transaction (including loans and commitments to lend) with any affiliate of First Home except in the ordinary course of business consistent with past practices; (xv) enter into any interest rate swap or similar arrangement; (xvi) take any action which would give rise to a right of payment to any individual under any employment agreement; (xvii) intentionally and knowingly take any action that would preclude the treatment of the Merger as a pooling of interests for financial accounting purposes; (xviii) make any loan or other credit facility commitment to any borrower in excess of $1,000,000, or compromise, extend, renew or modify any such loan or commitment outstanding in excess of $1,000,000; (xix) waive, release, grant or transfer any rights of value, or modify or change in any material respect any existing material agreement to which First Home or any First Home subsidiary is a party, other than in the ordinary course of business, consistent with past practice; (xx) take any action which would cause any of the representations and warranties of First Home set forth in the Merger Agreement to be untrue or the conditions set forth in the Merger Agreement to be unsatisfied; or (xxi) agree to do any of the foregoing.

     First Home has also agreed in the Merger Agreement, among other things, (i) to permit Sovereign, if Sovereign elects to do so at its own expense, to cause a "phase I environmental audit" to be performed at any physical site owned or occupied by First Home or any subsidiary of First Home; (ii) to permit a representative of Sovereign to attend committee meetings of the Board of First Home and First Home Savings; (iii) if Sovereign requests and agrees to bear the expense, to retain a proxy solicitor in connection with the solicitation of First Home shareholder approval of the Merger Agreement; (iv) if Sovereign requests, to cause its independent certified public accountants to perform a review of its unaudited consolidated financial statements as of the end of any calendar quarter, in accordance with Statement of Auditing Standards No. 71 and to issue their report on such financial statements; (v) if Sovereign requests, to use its best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to First Home or any First Home subsidiary, on terms and conditions mutually acceptable to First Home and Sovereign; (vi) to submit the Merger Agreement to its shareholders for approval at a meeting to be held as soon as practicable, and use its best efforts to cause its Board of Directors to unanimously recommend approval of the Merger Agreement to First Home's shareholders; (vii) to provide to Sovereign copies of the minutes of all meetings of the Board of Directors of First Home and its subsidiaries, and of any of their respective committees or of any senior management committee; and (viii) to approve the Bank Merger as sole shareholder of First Home Savings.

     Sovereign and First Home have jointly agreed, among other things, (i) to prepare all applications for, and use their best efforts to obtain, all required regulatory consents; (ii) to take all actions necessary to complete the transactions contemplated by the Merger Agreement; (iii) to maintain adequate insurance; (iv) to maintain accurate books and records; (v) to file all tax returns and pay all taxes when due; (vi) to cooperate with each other and use their best efforts to identify those persons who may be deemed to be affiliates of First Home; (vii) to agree upon the form and substance of any press release or public disclosure related to the Merger Agreement, the Merger and the Bank Merger; and (viii) to deliver to the other copies of all securities documents when filed.

DIVIDENDS

     The Merger Agreement permits First Home to pay a regular quarterly cash dividend not to exceed $.10 per share of First Home Common Stock outstanding. First Home agreed in the Merger Agreement to cause, as promptly as practicable, the regular quarterly dividend record dates and payment dates with respect to First Home Common Stock to be the same as Sovereign's regular quarterly dividend record dates and payment dates with respect to Sovereign Common Stock. The Merger Agreement provides that nothing contained therein shall be construed to permit shareholders of First Home to receive two dividends either from First Home or Sovereign in any quarter or to deny or prohibit shareholders of First Home from receiving one dividend from First Home or Sovereign in any quarter. First Home Savings may pay cash dividends sufficient to permit payment of the dividends permitted to be paid by First Home. No other dividends may be paid by First Home or First Home Savings without the prior written consent of Sovereign.

NO SOLICITATION OF TRANSACTIONS

     Under the Merger Agreement, the Board of Directors of First Home generally was permitted to respond to unsolicited inquiries relating to any acquisition of First Home, any First Home subsidiary or any assets or business thereof for a 30-day period which ended January 17, 1998 to the extent required in order to fulfill its fiduciary duties. No inquiries were received by First Home in this regard during this period (or, as of the date hereof, thereafter). The Merger Agreement provides that after such 30-day period, First Home shall not, nor shall it permit any First Home subsidiary or any other affiliate of First Home or any officer, director or employee of any of them, or any investment banker, attorney, accountant or other representative retained by First Home, any First Home subsidiary or any other First Home affiliate to, directly or indirectly, solicit, encourage, initiate or engage in discussions or negotiations with, or respond to requests for information, inquiries, or other communications from, any person other than Sovereign concerning the fact of, or the terms and conditions of, the Merger Agreement, or concerning any acquisition of First Home, any First Home subsidiary, or any assets or business thereof, except (i) the Board of Directors of First Home may respond to unsolicited inquiries from third parties to the extent required in order to fulfill its fiduciary duty and (ii) First Home's officers may respond to inquiries from analysts, regulatory authorities and holders of First Home Common Stock in the ordinary course of business. The Merger Agreement provides that First Home shall notify Sovereign immediately if any such discussions or negotiations are sought to be initiated with First Home by any person other than Sovereign or if any such requests for information, inquiries, proposals or communications are received from any person other than Sovereign.

     The directors and executive officers of First Home have executed a letter agreement containing provisions similar to those described above relating to First Home, and such directors and executive officers have also agreed to vote such shares of First Home Common Stock in favor of the Merger Agreement. A copy of the form of letter agreement executed by the directors and executive officers of First Home is included as Exhibit 1 to the Merger Agreement attached hereto as Annex A.

AMENDMENT; WAIVERS

     Subject to applicable law, at any time prior to the consummation of the transactions contemplated by the Merger Agreement, Sovereign and First Home may
(a) amend the Merger Agreement, (b) extend the time for the performance of any of the obligations or other acts of Sovereign and First Home required in the Merger Agreement, (c) waive any inaccuracies in the representations and warranties contained in the Merger Agreement, or (d) waive compliance with any of the agreements or conditions contained in the Merger Agreement.

TERMINATION; EFFECT OF TERMINATION

     The Merger Agreement may be terminated on or at any time prior to the Effective Date, which Sovereign and First Home presently anticipate to occur on or about July 31, 1998, (a) by the mutual written consent of Sovereign and First Home; or (b) by Sovereign or First Home (i) if there shall have been any material breach of any material covenant or undertaking, representation or warranty of Sovereign which results in a Material Adverse Effect with respect to Sovereign, on the one hand, or of First Home which results in a Material Adverse Effect with respect to First Home, on the other hand, and such breach has not been substantially cured by the earlier of within 30 days after the date written notice of such breach is given to the party committing such breach or the Effective Date; (ii) if the Closing Date shall not have occurred on or before September 30, 1998, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its agreements set forth in the Merger Agreement required to be performed or observed by such party on or before the Effective Date; or (iii) if either party receives a final unappealable administrative order from a regulatory authority that the necessary approval will not be granted unless the failure of such occurrence shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe any agreements required to be performed by such party by the Closing Date or in the case of Sovereign such approval will not be granted without the imposition of a condition which would have a material adverse effect on Sovereign.

     In addition, the Merger Agreement may be terminated by First Home on the Closing Date, if the Sovereign Market Value as of the Closing Date is less than $11.25; provided, however, that the Merger Agreement would not be so terminated if Sovereign elects, at its sole option, to increase the Exchange Ratio to an amount which equals the quotient obtained by dividing 23.44 by the Sovereign Market Value as of the Closing Date. There can be no assurance that First Home would exercise its right to terminate the Merger Agreement in the event the Sovereign Market Value is less than $11.25 as of the Closing Date, and if First Home does elect to so terminate the Merger Agreement, there can be no assurance that Sovereign will elect to increase the Exchange Ratio.

     The First Home Board of Directors has made no decision as to whether it would exercise its right to terminate the Merger Agreement in the event the Sovereign Market Value is less than $11.25 as of the Closing Date. In considering whether to exercise its termination right in such situation, the First Home Board of Directors would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with its financial advisors and legal counsel. Approval of the Merger Agreement by the shareholders of First Home at the Special Meeting will confer on the First Home Board of Directors the power, consistent with its fiduciary duties, to elect to consummate the Merger in the event the Sovereign Market Value is less than $11.25 as of the Closing Date whether or not there is any increase in the Exchange Ratio and without any further action by, or resolicitation of, the shareholders of First Home. If the First Home Board of Directors elects to exercise its termination right, First Home must give Sovereign prompt notice of that decision on the Closing Date. Sovereign has the option, in its sole discretion, to increase the Exchange Ratio in the manner set forth in the Merger Agreement and as described above and thereby avoid such termination of the Merger Agreement. Sovereign is under no obligation to increase the Exchange Ratio, and there can be no assurance that Sovereign would elect to increase the Exchange Ratio if the First Home Board of Directors were to exercise its right to terminate the Merger Agreement as set forth above. Any such decision would be made by Sovereign in light of the circumstances existing at the time Sovereign has the opportunity to make such an election.

     The foregoing discussion is qualified in its entirety by reference to the applicable provisions in the Merger Agreement (a copy of which is set forth as Annex A to this Proxy Statement/Prospectus) relating to possible increase of the Exchange Ratio in the event First Home elects to exercise its termination right.

     In the event of termination of the Merger Agreement by either Sovereign or First Home, there will be no liability or obligation on the part of Sovereign or First Home other than the obligation dealing with confidentiality and other than any liabilities or damages incurred as a result of the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  Directors and Executive Officers

     The Board of Directors and executive officers of Sovereign in office immediately prior to the Effective Date of the Merger will constitute Sovereign's Board of Directors and executive officers after completion of the Merger.

     The Board of Directors and executive officers of Sovereign Bank in office immediately prior to the Effective Date of the Bank Merger will constitute Sovereign Bank's Board of Directors and executive officers after completion of the Bank Merger.

  Consolidation of Operations


     Sovereign expects to achieve certain cost savings and operating synergies as a result of the Merger. These costs savings and operating synergies are anticipated to aggregate approximately 35% to 40% of First Home's recurring operating expenses, and are expected to be substantially realized within 12 months following the Effective Date. Sovereign expects that such cost savings and operating synergies will be realized primarily as the result of the elimination of duplicative administrative and back office functions. Because of the uncertainties inherent in merging two financial institutions, changes in the regulatory environment and changes in economic conditions, no assurances can be given that any particular level of cost savings will be realized, that any such cost savings will be realized over the time period currently anticipated or that such cost savings will not be offset to some degree by increases in other expenses, including expenses relating to integrating the two companies.

     Any such expected cost savings or synergies do not give effect to an expected one-time after-tax charge of approximately $4.0 to $5.0 million, relating to Merger expenses, which will be incurred upon completion of the Merger. Such expenses will be incurred principally as a result of an addition to the allowance for possible loan losses which Sovereign has determined will be necessary in connection with a change in strategy related to problem assets, losses on sales of assets, payments to executive officers of First Home under existing employment contracts containing change in control related obligations, other severance payments and asset writedowns and transaction costs directly related to the Merger.

EMPLOYEE BENEFITS AND SEVERANCE

     Sovereign intends to maintain employee benefits for First Home and First Home Savings employees at levels which, in the aggregate, are at least as favorable as such benefits which existed as of December 18, 1997. On and after the Effective Date, so long as such benefits are so maintained, the employee pension and welfare benefit plans of Sovereign and First Home (except for the First Home ESOP which shall be terminated) may, at Sovereign's election, continue to be maintained separately or consolidated. In the event of a consolidation of any or all of such plans, First Home and First Home Savings employees shall receive credit for service with First Home or First Home Savings under Sovereign's pension and 401(k) plans, but not under Sovereign's Employee Stock Ownership Plan, for purposes of eligibility and vesting determination. Employees participating in the First Home ESOP may have the amounts in their accounts either distributed to them in a lump sum or rolled over to another qualified tax plan or individual retirement account.


     In the Merger Agreement, Sovereign agreed to cause Sovereign Bank to provide employees of First Home Savings whose employment is terminated in connection with the Merger within three (3) months after the conversion of First Home's system to that of Sovereign's, either because such employee's position is eliminated or such employee is not offered comparable employment (i.e., not offered employment for a position of generally similar job description or responsibilities in a location within 30 miles from an employee's work location), excluding any employee who has an existing employment or consulting agreement or whose employment is terminated for cause, as follows, provided such employees execute such documentation as Sovereign may reasonably require, including Sovereign's customary form of release: (i) 13 employees identified by First Home shall be entitled to two weeks of base salary as severance pay for each year of service with First Home or First Home Savings, with a two-week minimum; and (ii) all other employees shall be entitled to one week of base salary as severance pay for each year of service with First Home or First Home Savings, with a one-week minimum. Employees of First Home Savings who do not execute the documentation required by Sovereign with respect to termination benefits will be entitled to the termination benefits provided under First Home Savings's severance policies.


     Certain employees of First Home or First Home Savings will be entitled to receive a retention bonus in the event such employees remain employees of First Home or First Home Savings, as applicable, until the date the systems conversion occurs or is terminated prior to the date of the systems conversion, but after the Effective Date, and satisfactorily fulfills the duties and responsibilities of the positions of such employees of First Home or First Home Savings, as the case may be, through the Effective Date; provided that retention bonuses, in the aggregate, shall not exceed $250,000.

ACCOUNTING TREATMENT

     The Merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Sovereign and First Home will be carried forward to the combined corporation at their recorded amounts; income of the combined corporation will include income of both Sovereign and First Home for the entire fiscal year of Sovereign in which the Merger occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined corporation. Expenses incurred in connection with the Merger will constitute expenses for the accounting periods to which such expenses relate. The receipt of a letter from Sovereign's independent auditors confirming that the Merger will qualify for pooling of interests accounting is a condition to Sovereign's obligation to complete the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Completion of the Merger is conditioned upon there being delivered to Sovereign and to First Home an opinion of Stevens & Lee, P.C., counsel to Sovereign, that for federal income tax purposes, under current law, assuming that the Merger and related transactions will take place as described in the Merger Agreement, among other things, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and Sovereign and First Home will each be a party to the reorganization within the meaning of
Section 368(b) of the Code.

     In that case, in the opinion of Stevens & Lee, P.C., the following would be the material federal income tax consequences of the Merger:

          (i) no gain or loss will be recognized by Sovereign or First Home in the Merger;

          (ii) no gain or loss will be recognized by holders of shares of First Home Common Stock upon their receipt of Sovereign Common Stock in exchange for their First Home Common Stock, except that shareholders who receive cash proceeds for fractional interests in Sovereign Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to their fractional share interests, and such gain or loss will constitute capital gain or loss if their First Home Common Stock is held as a capital asset at the Effective Date;

          (iii) the tax basis of the shares of Sovereign Common Stock (including fractional share interests) received by the shareholders of First Home will be the same as the tax basis of their First Home Common Stock exchanged therefor; and

          (iv) the holding period of the Sovereign Common Stock in the hands of the First Home shareholders will include the holding period of their First Home Common Stock exchanged therefor, provided such First Home Common Stock is held as a capital asset at the Effective Date.

     Under the Merger Agreement, the condition that Stevens & Lee deliver the opinion described above can be waived by Sovereign and First Home. However, in the event that the delivery of such opinion of counsel is waived, or such opinion would otherwise set forth tax consequences materially different to a shareholder than those described above, First Home intends to resolicit proxies as required in accordance with the rules and regulations of the Commission.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER, AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE DISCUSSION. THE DISCUSSION IS NOT A COMPLETE DESCRIPTION OF ALL THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND, IN PARTICULAR, DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY AFFECT THE TREATMENT OF SHAREHOLDERS WHO ACQUIRED THEIR FIRST HOME COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, OR SHAREHOLDERS WHICH ARE EXEMPT ORGANIZATIONS OR WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. EACH SHAREHOLDER'S INDIVIDUAL CIRCUMSTANCES MAY AFFECT THE TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER. IN ADDITION, NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER UNDER APPLICABLE STATE, LOCAL, OR FOREIGN LAWS. ACCORDINGLY, EACH FIRST HOME SHAREHOLDER IS ADVISED TO CONSULT A TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER.

EXPENSES

     Sovereign and First Home will each pay all costs and expenses incurred by it in connection with the transactions contemplated by the Merger Agreement, including fees and expenses of financial consultants, accountants and legal counsel, except that (i) the cost of printing and mailing this Proxy Statement/Prospectus will be shared equally by Sovereign and First Home and (ii) if Sovereign requests First Home to retain a proxy solicitor in connection with the solicitation of First Home shareholder approval of the Merger Agreement, Sovereign will bear the expense of such proxy solicitor.

RESALE OF SOVEREIGN COMMON STOCK

     The Sovereign Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any First Home shareholder who may be deemed to be an "affiliate" of First Home or Sovereign for purposes of Rule 145 under the Securities Act. Each director and executive officer of First Home has entered into an agreement with Sovereign providing that, as an affiliate, he or she will not transfer any Sovereign Common Stock received in the Merger except in compliance with the Securities Act and will make no dispositions of any Sovereign Common Stock or First Home Common Stock (or any interest therein) during the period commencing 30 days prior to the Effective Date through the date on which financial results covering at least 30 days of combined operations of Sovereign and First Home after the Merger have been made public. This Proxy Statement/Prospectus does not cover resales of Sovereign Common Stock received by any person who may be deemed an affiliate of First Home or Sovereign.

NO DISSENTERS' RIGHTS OF APPRAISAL

     Holders of shares of Sovereign First Home Common Stock will not be entitled to dissenters' rights under the New Jersey BCA in connection with the matters to be acted on at the Special Meeting. See "COMPARISON OF SHAREHOLDER RIGHTS -- Dissenters' Rights" for a more detailed discussion.

DIVIDEND REINVESTMENT PLAN

     Sovereign currently maintains a Dividend Reinvestment and Stock Purchase Plan. This plan provides shareholders of Sovereign with a simple and convenient method of investing cash dividends, as well as voluntary cash payments, in additional shares of Sovereign Common Stock, without payment of any brokerage commission or service charge. It is anticipated that, after the Effective Date, Sovereign will continue to offer this plan, and shareholders of First Home who become shareholders of Sovereign will be eligible to participate therein.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of First Home's management, First Home Savings's management, the Board of Directors of First Home and the Board of Directors of First Home Savings may be deemed to have interests in the Merger in addition to their interests, if any, in First Home Common Stock. The First Home Board of Directors was aware of these factors and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

SHARES OWNED BY MANAGEMENT AND THE BOARD

     As of the Record Date, the directors and executive officers of First Home beneficially own approximately 731,830 shares of First Home Common Stock, including Management Options to purchase 13,330 shares of First Home Common Stock which are exercisable within 60 days of the Record Date. On the Effective Date, each Management Option, whether or not such Management Option is exercisable on the Effective Date, shall cease to be outstanding and shall be converted on the Effective Date into and become an option to acquire that number of shares of Sovereign Common

Stock equal to the number of shares of First Home Common Stock covered by the Management Option multiplied by the Exchange Ratio, at an exercise price equal to the present stated exercise price of such option divided by the Exchange Ratio. Shares issuable upon the exercise of such options to acquire Sovereign Common Stock shall be issuable in accordance with the terms of the respective plans and grant agreements of First Home under which they were issued.


INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE


     Sovereign has agreed in the Merger Agreement that, on or after the Effective Date, Sovereign shall indemnify, defend and hold harmless all prior and then-existing directors and officers of First Home and First Home Savings against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of Sovereign which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of First Home or any First Home subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated by the Merger Agreement, to the same extent as such officer, director or employee would be indemnified by First Home or First Home Savings as of December 18, 1997, including the right to advancement of expenses, provided, however, that any such officer, director or employee of First Home or First Home Savings may not be indemnified by Sovereign and/or First Home Savings if such indemnification is prohibited by applicable law.

     Sovereign has agreed to maintain First Home's existing directors' and officers' liability insurance policy, or a policy providing comparable coverage amounts on terms no less favorable, including Sovereign's existing policy if it meets the foregoing standard, covering persons currently covered by such insurance for a period of five years after the Effective Date, subject to certain maximum cost limits.

EMPLOYMENT AGREEMENTS

     In the Merger Agreement, Sovereign has agreed to honor the employment agreements First Home entered into with each of Messrs. Stephen D. Miller, Robert A. DiValerio, Duff P. O'Connor and Stephen R. Selverian. The rates of salary currently payable under the agreements are $243,800 for Mr. Miller, $166,025 for Mr. DiValerio, and $125,475 each for Mr. O'Connor and Mr. Selverian. Salary changes may be negotiated from time to time during the term of the agreement. In addition, incentive compensation or bonuses may be awarded the employee from time to time by the Board of Directors of First Home. The term of the agreement for each officer is three years. The term of each agreement automatically extends for an additional one year period on December 31 of each year, provided no written notice is given by either First Home or the employee to terminate the automatic extension and the extension is explicitly reviewed and approved in writing by the Board of Directors of First Home. First Home may terminate the employees' employment or suspend its obligations under the agreements in certain limited circumstances with or without cause. The employees may terminate their employment under the agreements for good reason, as defined in the agreements. The agreements define good reason to include a change in control of First Home, a change in or limitation of the employees' duties or powers, removal of the employees from or failure to re-elect them to the positions specified in the agreements, a reduction in the employees rate of compensation or benefits or the failure of First Home to observe any covenant in the agreement to be observed or performed by First Home.


     If First Home terminates an employee's employment without cause or an employee terminates his employment for good reason, First Home is required to pay the terminated employee for the duration of the agreement's term (as if the employee's employment had not terminated) (i) annually, 100% of the employee's annual salary at the time of the termination; (ii) annually, an amount equal to the average of the three highest annual incentive compensation payments paid to the terminated employee;

and (iii) medical, pension and similar benefits comparable to those furnished to the employee immediately prior to the termination. In the event of termination for good reason as the result of a change in control and the present value of these payments is equal to or in excess of 300% of the employees "base amount," as defined in Section 280G(b)(3)(A) of the Code, the employee has waived the right to receive such amount of such payments which is sufficient to reduce the present value of such payments below 300% of the base amount. Also, notwithstanding anything to the contrary contained in the agreements, the employee may not receive any amount upon termination of employment (whether pursuant to the agreement or any other policy or arrangement) which would cause the employee to receive an amount which exceeds three times the average of total compensation paid to the employee by First Home during each of the five years preceding the year in which the employee's employment is terminated. Assuming a change in control occurred on May 30, 1998, followed by termination of each of the employment agreements, the present value of payments would be limited by an amount defined in Section 280G(b)(3)(A) of the Code. Messrs. Miller, DiValerio, O'Connor and Selverian would receive payments, including the value of non-cash benefits, having a present value of approximately $715,544, $472,921, $365,660, and $391,148, respectively, under the employment agreements. Pursuant to the Merger Agreement, the calculations take into consideration the fact that the employment agreements are for a term of three years from the Closing Date.


     In the Merger Agreement, Sovereign agreed that Messrs. Miller, DiValerio, O'Connor and Selverian may elect to be paid out under the terms of their respective employment agreements or receive a lump-sum payment of the present value (based on a 6% per annum discount factor) of the payments required to be made thereunder.

FIRST HOME ADVISORY BOARD

     On the Effective Date, Sovereign has agreed to establish for a period of one year the Advisory Board, which shall consist of all the members of the First Home Board of Directors immediately prior to the Effective Date. The members of the Advisory Board shall be paid an annual retainer of $9,000. Sovereign has also agreed to use its best efforts to cause the members of the Advisory Board to be re-appointed for at least an additional one year term.

                          CERTAIN RELATED TRANSACTIONS

STOCK OPTION AGREEMENT

     General. As a condition to Sovereign entering into the Merger Agreement, First Home executed and delivered to Sovereign the Stock Option Agreement, dated December 18, 1997 (the "Stock Option Agreement"), which permits Sovereign to purchase First Home Common Stock under certain circumstances. Pursuant to the Stock Option Agreement, Sovereign was granted an option (the "Option") to purchase up to 538,975 shares of First Home Common Stock (representing approximately 19.9% of the issued and outstanding shares of First Home Common Stock on December 17, 1997). The exercise price per share to purchase First Home Common Stock under the Option is $30.00 upon the occurrence of one of the specified events that trigger exercise of the option. The Option may only be exercised, in whole or in part, upon the occurrence of certain events (collectively, "Triggering Events"), which are described below (none of which have occurred to the best of Sovereign's or First Home's knowledge as of the date of this Proxy Statement/Prospectus).

     The directors and executive officers of First Home have agreed not to sell their shares of First Home Common Stock and to vote such First Home Common Stock in favor of the Merger Agreement.

     Effect of Stock Option and Voting Agreements. The Stock Option Agreement, together with (i) First Home's agreement to not solicit other transactions relating to the acquisition of First Home by a third party and (ii) the agreement of First Home's directors and executive officers to vote their shares in favor of the Merger Agreement (see "THE MERGER -- No Solicitation of Transactions"), may have the effect of discouraging persons who might now or prior to the Effective Date be interested in acquiring all of or a significant interest in First Home from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for First Home Common Stock than the price per share implicit in the Merger Consideration. Certain attempts to acquire First Home or an interest in First Home would cause the Option to become exercisable as described above. Sovereign's exercise of such Option would significantly increase a potential acquiror's cost of acquiring First Home compared to the cost that would be incurred without the Stock Option Agreement. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire First Home than it might otherwise have proposed to pay. In addition, the management of Sovereign and First Home believe that the existence of the Stock Option Agreement is likely to prohibit any acquiror of First Home from accounting for any acquisition of First Home using the "pooling of interests" accounting method because of the ability of Sovereign to cause First Home to repurchase its shares. In addition, exercise of the Option would increase the ability of Sovereign to obtain the approval of First Home's shareholders necessary to complete the Merger and adversely affect the ability of a third party to obtain any necessary approval of such shareholders to complete an alternative transaction.

     Terms of Stock Option Agreement. The following is a brief summary of certain provisions of the Stock Option Agreement, a complete copy of which is included as Annex B to this Proxy Statement/Prospectus. The following summary is qualified in its entirety by reference to the Stock Option Agreement.

     The Option is exercisable only upon the occurrence of a Triggering Event. As used in the Stock Option Agreement, the term "Triggering Event" means the occurrence of any of the following events:

          (a) a person or group, other than Sovereign or an affiliate of Sovereign, acquires beneficial ownership of 10% or more of the then outstanding shares of First Home Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Commission);

          (b) a person or group, other than Sovereign or an affiliate of Sovereign, enters into an agreement or letter of intent with First Home pursuant to which such person or group or any affiliate of such person or group would (i) merge or consolidate, or enter into any similar transaction, with First Home, (ii) acquire all or substantially all of the assets or liabilities of First Home or all or substantially all of the assets or liabilities of First Home Savings, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of First Home Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Commission) or the then outstanding shares of common stock of First Home Savings, or

          (c) a person or group, other than Sovereign or an affiliate of Sovereign, publicly announces a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for (i) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of First Home or all or substantially all the assets or liabilities of First Home Savings, or any other business combination involving First Home or First Home Savings or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of First Home Common Stock or the then outstanding shares of common stock of First Home Savings (collectively, a "Proposal"), and thereafter, if such Proposal has not been Publicly Withdrawn (as defined in the Stock Option Agreement) at least 30 days prior to the meeting of shareholders of First Home called to vote on the Merger, First Home's shareholders fail to approve the Merger by the vote required by applicable law at the meeting of shareholders called for such purpose or such meeting has been cancelled; or

          (d) a person or group, other than Sovereign or an affiliate of Sovereign, makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, First Home willfully takes any action in a manner which would likely result in the failure of either party to satisfy a material condition to the closing of the Merger or materially reduce the value of the transaction to Sovereign; or

          (e) First Home breaches, in any material respect, any binding term of the Merger Agreement or the Stock Option Agreement after a Proposal is made and before it is Publicly Withdrawn or First Home publicly announces an intention to authorize, recommend or accept any such Proposal.

     The Option expires on the earlier of (i) the Effective Date of the Merger or (ii) termination of the Merger Agreement in accordance with its terms, except that if (A) the Merger Agreement is terminated by Sovereign as a result of a breach by First Home of any representation, warranty, covenant or other obligation of First Home which results in a Material Adverse Effect with respect to First Home (and such breach has not been substantially cured by the earlier of 30 days after the date on which written notice of such breach is given to First Home) or the Effective Date, (B) the Closing Date shall not have occurred by September 30, 1998 and such failure to close by September 30, 1998 shall be due to the failure by First Home to perform or observe its agreements set forth in the Merger Agreement required to be performed or observed by First Home or
(C) the Merger Agreement is terminated as a result of the failure of First Home shareholders to approve the Merger Agreement following either a withdrawal or modification by a director of First Home of a prior recommendation to approve the Merger Agreement or a failure of a director of First Home to recommend approval of the Merger Agreement, then the Stock Option Agreement shall not terminate until one year after the date of termination of the Merger Agreement. The closing of a purchase of shares pursuant to the Stock Option Agreement will be deferred until receipt of all governmental or regulatory approvals (including applicable waiting periods) necessary for First Home to issue the shares subject to the Option.

     In the event of any change in First Home Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, the number and kind of shares issuable pursuant to the Option will be adjusted appropriately.

     First Home has granted Sovereign certain registration rights with respect to shares of First Home Common Stock issuable upon exercise of the Option.

                     INFORMATION WITH RESPECT TO SOVEREIGN

GENERAL

     Financial and other information relating to Sovereign, including information relating to Sovereign's directors and executive officers, is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

MARKET PRICE OF AND DIVIDENDS ON SOVEREIGN COMMON STOCK AND RELATED SHAREHOLDER MATTERS


     The Sovereign Common Stock is listed on the Nasdaq Stock Market National Market under the symbol "SVRN." As of June 15, 1998, Sovereign had approximately 13,300 shareholders of record. The table below sets forth for the periods indicated the amount of dividends paid per share and the quarterly ranges of high and low sales prices for Sovereign Common Stock as reported by the Nasdaq Stock Market National Market and does not necessarily reflect mark-ups, mark-downs or commissions. This information has been adjusted to reflect the Stock Split.


                                                         QUARTERLY
                                               ------------------------------
                     QUARTER ENDED             DIVIDEND     HIGH       LOW
                     -------------             --------   --------   --------


June 30, 1998(1).............................  $.0200     $22.1875   $16.3125
March 31, 1998...............................   .0174      18.9375    14.9375
December 31, 1997............................   .0137      18.0000    14.3125
September 30, 1997...........................   .0337      14.5625    12.2500
June 30, 1997................................   .0357      12.6875     9.5000
March 31, 1997...............................   .0357      11.6875     9.1250
December 31, 1996............................   .0336       9.4375     7.5625
September 30, 1996...........................   .0344       7.6250     6.6875
------------------
(1) Through June 22, 1998.


     On December 18, 1997, the last business day preceding public announcement of the Merger, the last sale price for Sovereign Common Stock was $16.77 (as adjusted for the Stock Split) per share. On June 24, 1998, the last sale price for the Sovereign Common Stock was $16.625 per share. The average weekly trading volume for the Sovereign Common Stock during the quarter ended March 31, 1998 was approximately 927,000 shares.


     For certain limitations on the ability of Sovereign Bank to pay dividends to Sovereign, see the footnotes to financial statements included in Sovereign's Current Report on Form 8-K dated June 23, 1998, which is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                     INFORMATION WITH RESPECT TO FIRST HOME

MARKET PRICE OF AND DIVIDENDS ON FIRST HOME COMMON STOCK AND RELATED SHAREHOLDER MATTERS


     The First Home Common Stock is listed on the Nasdaq Stock Market National Market under the symbol "FSPG." As of the Record Date, there were approximately 925 shareholders of record. The table below sets forth for the periods indicated the amount of dividends declared per share and the quarterly ranges of high and low closing sales prices as reported on the Nasdaq Stock Market National Market for the periods indicated. Such prices do not necessarily reflect mark-ups, mark-downs or commissions.


                                                       QUARTERLY
                                               --------------------------
                       QUARTER ENDED           DIVIDEND    HIGH     LOW
                       -------------           --------   ------   ------


June 30, 1998(1)............................... $  --     $37.50   $30.56
March 31, 1998.................................  0.10      31.88    29.00
December 31, 1997..............................  0.10      33.00    21.25
September 30, 1997.............................  0.10      22.38    18.88
June 30, 1997..................................  0.10      19.38    17.88
March 31, 1997.................................  0.10      19.25    13.88
December 31, 1996..............................  0.10      14.63    13.50
September 30, 1996.............................  0.09      14.06    13.31
------------------
(1) Through June 22, 1998

     On December 18, 1997, the last business day preceding public announcement of the Merger, the last sale price for First Home Common Stock was $30.00 per share. On June 24, 1998, the last sale price for First Home Common Stock was $30.56 per share. The average weekly trading volume for the First Home Common Stock during the quarter ended March 31, 1998 was approximately 32,354 shares.


     The Merger Agreement permits First Home to pay a regular quarterly cash dividend not to exceed $.10 per share of First Home Common Stock outstanding. First Home agreed in the Merger Agreement to cause, as promptly as practicable, the regular quarterly dividend record dates and payment dates with respect to First Home Common Stock to be the same as Sovereign's regular quarterly dividend record dates and payment dates with respect to Sovereign Common Stock. The Merger Agreement provides that nothing contained therein shall be construed to permit shareholders of First Home to receive two dividends either from First Home or Sovereign in any quarter or to deny or prohibit shareholders of First Home from receiving one dividend from First Home or Sovereign in any quarter. First Home Savings may pay cash dividends sufficient to permit payment of the dividends permitted to be paid by First Home. No other dividends may be paid by First Home or First Home Savings without the prior written consent of Sovereign. See "THE MERGER -- Dividends." First Home's ability to continue to pay dividends may be dependent upon its receipt of dividends from First Home Savings. See "REGULATION," set forth in First Home's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, which is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                  DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES


     The authorized capital stock of Sovereign consists of 200,000,000 shares of common stock, no par value ("Sovereign Common Stock"), and 7,500,000 shares of authorized preferred stock ("Sovereign Preferred Stock"). As of March 31, 1998, there were 132,925,323 shares of Sovereign Common Stock issued and outstanding, 9,253 shares held by Sovereign as treasury stock and 1,995,617 shares of 6 1/4% Cumulative Convertible Preferred Stock, Series B ($50 liquidation preference) issued and outstanding, all of which shares of preferred stock were called for redemption on April 15, 1998. There are no other shares of capital stock of Sovereign authorized, issued or outstanding. Sovereign has no options, warrants, or other rights authorized, issued or outstanding, other than as described herein under "Shareholder Rights Plan" and options granted under Sovereign's stock option plans or in connection with pending acquisitions by Sovereign.


COMMON STOCK

     The holders of Sovereign Common Stock are entitled to share ratably in dividends when and if declared by the Sovereign Board of Directors from funds legally available therefor. Declaration and payment of cash dividends by Sovereign depends upon dividend payments by Sovereign Bank, which are Sovereign's primary source of revenue and cash flow. Sovereign is a legal entity separate and distinct from its subsidiaries. Accordingly, the right of Sovereign, and consequently the right of creditors and shareholders of Sovereign, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Sovereign in its capacity as a creditor may be recognized.

     Sovereign Bank will not be permitted to pay dividends on its capital stock or repurchase shares of its stock if its shareholders' equity would be reduced below the amount required for the liquidation accounts established in the respective conversions from mutual to stock form of the predecessors of Sovereign Bank or applicable regulatory capital requirements. Current OTS regulations require a holding company's insured institutions to give the OTS 30 days advance notice of any proposed declaration of dividends to the holding company, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends to the holding company.

     The OTS capital distribution rule, which became effective on August 1, 1990, provides for three tiers of savings associations: (i) Tier 1 associations, associations that have capital ("total capital" as calculated under the OTS capital regulations) equal to or greater than their fully phased-in capital requirements (the requirements applicable at December 31, 1994) prior to, and on a pro forma basis after giving effect to, a proposed capital distribution; (ii) Tier 2 associations, associations that have capital equal to or greater than their minimum capital requirements, but less than their fully phased-in capital requirements prior to, and on a pro forma basis after giving effect to, a proposed capital distribution; and (iii) Tier 3 associations, associations that do not meet their minimum capital requirements, either before or after giving effect to a proposed capital distribution. At March 31, 1998, Sovereign Bank is a "Tier 1 association" both historically and on a pro forma basis after giving effect to the Bank Merger. Under the OTS capital distribution rule, a Tier 1 association may make capital distributions of up to the greater of (a) 100% of its net income during a calendar year plus the amount that would reduce by one-half its surplus capital ratio (the percentage by which the association's capital-to-assets ratio exceeds the ratio of its fully phased-in capital requirements to its assets) at the beginning of the calendar year or (b) 75% of its net income over the most recent four quarter periods. A Tier 1 association may make capital distributions in excess of the foregoing limits if the OTS does not object after receiving notice thereof. A Tier 2 association is authorized to make distributions of up to 75% of net income over the most recent four-quarter period if it satisfies its fully phased-in risk-based capital requirement, or up to 50% of such net income if it satisfies its interim (90% of fully phased-in amount) risk-based capital requirement. A Tier 2 association may, through a written approval process, obtain OTS approval to make distributions in excess of these amounts. Tier 3 associations are not authorized to make any capital distributions without prior written OTS approval unless, in the case of an association operating in compliance with an approved capital plan, the capital distribution is consistent with the association's capital plan. The OTS has supervisory authority to prohibit the payment of capital distributions for Tier 1 and Tier 2 associations.

     For certain limitations on the ability of Sovereign Bank to pay dividends to Sovereign, see Sovereign's Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     Prior to the issuance of any Sovereign Preferred Stock which possesses voting rights (see "Preferred Stock" below), the holders of shares of Sovereign Common Stock will possess exclusive voting rights in Sovereign. Each holder of shares of Sovereign Common Stock will be entitled to one vote for each share held on matters upon which shareholders have the right to vote. Sovereign shareholders are not entitled to cumulate votes in the election of directors.

     The holders of Sovereign Common Stock have no preemptive rights to acquire any additional shares of Sovereign. In addition, the Sovereign Common Stock is not subject to redemption.

     Sovereign's Articles of Incorporation authorize the Sovereign Board of Directors to issue authorized shares of Sovereign Common Stock without shareholder approval. Sovereign Common Stock is included for quotation on the Nasdaq Stock Market National Market. As a result, in order to maintain such inclusion, approval of Sovereign's shareholders is required for the issuance of additional shares of Sovereign Common Stock or securities convertible into Sovereign Common Stock if the issuance of such securities (1) is in connection with the acquisition of a company, is not in connection with a public offering for cash, and the securities issued have or will have voting power equal to or in excess of 20% of the voting power outstanding before such issuance; (2) is in connection with the acquisition of a company in which a director, officer or substantial shareholder of Sovereign has a 5% or greater interest and the issuance of the securities could result in an increase in outstanding common stock or voting power of 5% or more; (3) is in connection with a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of Sovereign Common Stock or 20% or more of the voting power outstanding before issuance; or (4) would result in a change in control of Sovereign. Under Nasdaq Stock Market National Market rules, shareholder approval is also required for the establishment of a stock option or purchase plan in which stock may be acquired by officers and directors other than pursuant to a broadly-based plan in which other security holders of Sovereign or employees of Sovereign participate. For a discussion of the approval of Sovereign shareholders required for the issuance of the shares of Sovereign Common Stock issuable to First Home shareholders in the Merger, see "THE MEETING -- Votes Required."

     In the event of liquidation, dissolution or winding-up of Sovereign, whether voluntary or involuntary, holders of Sovereign Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after payment of any liquidation preferences of any outstanding Sovereign Preferred Stock.

PREFERRED STOCK

  General

     Sovereign's Board of Directors is authorized to approve the issuance of Sovereign Preferred Stock, without any required approval of shareholders. The rights, qualifications, limitations and restrictions on each series of Sovereign Preferred Stock issued will be determined by the Sovereign Board of Directors at the time of issuance and may include, among other things, rights to participating dividends, voting and convertibility into shares of Sovereign Common Stock. Shares of Sovereign Preferred Stock may be issued with dividend, redemption, voting, and liquidation rights taking priority over Sovereign Common Stock, and may be convertible into Sovereign Common Stock, as determined by the Sovereign Board of Directors at the time of issuance.

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     On April 15, 1998 Sovereign announced that it would redeem all outstanding shares of its Series B Preferred Stock on May 15, 1998. Substantially all holders of the Series B Preferred Stock converted their stock to Sovereign Common Stock on or prior to the redemption date. Sovereign issued 14,361,954 shares of Sovereign Common Stock upon conversion of the Series B Preferred Stock.


SHAREHOLDER RIGHTS PLAN

     Sovereign maintains a Shareholder Rights Plan (the "Rights Plan") designed to protect shareholders from attempts to acquire control of Sovereign at an inadequate price. Under the Rights Plan, each outstanding share of Sovereign Common Stock has attached to it one right to purchase one one-hundredth of a share of a series of junior participating preferred stock (the "Series A Junior Participating Preferred Stock") at an initial exercise price of $40 (the "Sovereign Rights"). The rights are not currently exercisable or transferable, and no separate certificates evidencing such rights will be distributed, unless certain events occur.

     The rights become exercisable to purchase shares of the junior participating preferred stock if a person, group or other entity acquires or commences a tender offer or an exchange offer for 19.9% or more of total voting power. The rights can also be exercised if a person or group who has become a beneficial owner of at least 4.9% of Sovereign Common Stock or total voting power is declared by Sovereign's Board of Directors to be an "adverse person," as defined in the Rights Plan.

     After the rights become exercisable, under certain circumstances, the rights (other than rights held by a 19.9% beneficial owner or an "adverse person") will entitle the holders to purchase either Sovereign Common Stock or the common stock of the potential acquiror, in lieu of the junior participating preferred stock, at a substantially reduced price.

     Sovereign is generally entitled to redeem the rights at $.001 per right at any time until the tenth business day following public announcement that a 19.9% position has been acquired. At any time prior to the date the rights have become nonredeemable, the Sovereign Board of Directors can extend the redemption period. Rights are not redeemable following an "adverse person" determination.

SPECIAL CHARTER AND PENNSYLVANIA CORPORATE LAW PROVISIONS

     Sovereign's Articles of Incorporation and Bylaws contain certain provisions which may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for Sovereign stock, a proxy contest for control of Sovereign, the assumption of control of Sovereign by a holder of a large block of Sovereign stock and the removal of Sovereign's management. These provisions: (1) empower the Sovereign Board of Directors, without shareholder approval, to issue Sovereign Preferred Stock the terms of which, including voting power, are set by the Sovereign Board of Directors; (2) divide the Sovereign Board of Directors into three classes serving staggered three-year terms; (3) restrict the ability of shareholders to remove directors; (4) require that shares with at least 80% of total voting power approve mergers and other similar transactions with a person or entity holding stock with more than 5% of Sovereign's voting power, if the transaction is not approved, in advance, by the Sovereign Board of Directors; (5) prohibit shareholders' actions without a meeting; (6) require that shares with at least 80%, or in certain instances a majority, of total voting power approve the repeal or amendment of Sovereign's Articles of Incorporation; (7) require any person who acquires stock of Sovereign with voting power of 25% or more to offer to purchase for cash all remaining shares of Sovereign voting stock at the highest price paid by such person for shares of Sovereign voting stock during the preceding year; (8) eliminate cumulative voting in elections of directors; (9) require an affirmative vote of at least two-thirds of Sovereign's total voting power in order for shareholders to repeal or amend Sovereign's Bylaws; (10) require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders; and (11) provide that officers, directors, employees, agents and persons who own 5% or more of the voting securities of any other corporation or other entity that owns 66 2/3% or more of Sovereign's outstanding voting stock cannot constitute a majority of the members of Sovereign's Board of Directors.

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

     The Pennsylvania BCL also contains certain provisions applicable to Sovereign which may have the effect of impeding a change in control of Sovereign. These provisions, among other things: (1) require that, following any acquisition by any person or group of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation and (2) prohibit for five years, subject to certain exceptions, a "business combination" (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power.

     In 1990, Pennsylvania adopted legislation further amending the Pennsylvania BCL. To the extent applicable to Sovereign at the present time, this legislation generally: (1) expands the factors and groups (including shareholders) which the Sovereign Board of Directors can consider in determining whether a certain action is in the best interests of the corporation; (2) provides that the Sovereign Board of Directors need not consider the interests of any particular group as dominant or controlling; (3) provides that Sovereign's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control; (4) provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and (5) provides that the fiduciary duty of Sovereign's directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

     The 1990 amendments to the Pennsylvania BCL explicitly provide that the fiduciary duty of directors shall not be deemed to require directors (1) to redeem any rights under, or to modify or render inapplicable, any shareholder rights plan; (2) to render inapplicable, or make determinations under, provisions of the Pennsylvania BCL relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or (3) to act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition. One of the effects of the 1990 fiduciary duty statutory provisions may be to make it more difficult for a shareholder to successfully challenge the actions of the Sovereign Board of Directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the 1990 amendments to the Pennsylvania BCL grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

     Sovereign opted out of coverage by the "disgorgement" and "control-share acquisition" statutes included in the 1990 legislation, pursuant to a Bylaw amendment as permitted by the legislation. To the extent applicable to a Pennsylvania corporation, the "disgorgement" statute generally requires disgorgement by any person or group who or which has acquired or publicly disclosed an intent to acquire 20% or more of a corporation's voting power of any profit realized from the sale of any shares acquired within specified time periods of such acquisition or disclosure if the shares are sold within eighteen months thereafter. The "control share acquisition" statute generally prohibits a person or group who or which exceeds certain stock ownership thresholds (20%, 33 1/3% and 50%) for the first time from voting the "control shares" (i.e., the shares owned in excess of the applicable threshold) unless voting rights are restored by a vote of disinterested shareholders. As a result of Sovereign's opt-out from coverage by these statutes, neither the "disgorgement" nor the "control share acquisition" statute would apply to a nonnegotiated attempt to acquire control of Sovereign, although such an attempt would still be subject to the special charter and other provisions described in the preceding paragraphs. Sovereign can reverse this action, and thereby cause the "disgorgement" and "control share acquisition" statutes to apply to an attempt to acquire control of Sovereign, by means of an amendment to Sovereign's Bylaws, which could be adopted by the Board of Directors, without shareholder approval, rescinding the Bylaw provision by which Sovereign originally opted out of coverage by these statutes.

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

                        COMPARISON OF SHAREHOLDER RIGHTS

     At the Effective Date, shareholders of First Home automatically will become shareholders of Sovereign, and their rights as shareholders will be determined by the Pennsylvania BCL and by Sovereign's Articles of Incorporation and Bylaws. The following is a summary of material differences between the rights of holders of Sovereign Common Stock and the rights of holders of First Home Common Stock. These differences arise from various provisions of the Pennsylvania BCL and the New Jersey BCA, the Articles of Incorporation, Bylaws and Rights Plan of Sovereign and the Certificate of Incorporation and Bylaws of First Home.

     This summary does not purport to be a complete statement of the rights of First Home shareholders under the applicable New Jersey law, First Home's Certificate of Incorporation or First Home's Bylaws or a comprehensive comparison with the rights of Sovereign's shareholders under the applicable Pennsylvania law, Sovereign's Articles of Incorporation and Sovereign's Bylaws, or a complete description of the specific provisions referred to herein. This summary is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the New Jersey BCA and the governing corporate instruments of First Home and to the Pennsylvania BCL and the governing corporate instruments of Sovereign. Copies of such governing corporate instruments of First Home and Sovereign are available, without charge, to any person, including any beneficial owner to whom this Proxy Statement/Prospectus is delivered, by following the instructions listed under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

DIRECTORS

  Removal

     Pursuant to Sovereign's Articles of Incorporation, Sovereign directors may be removed from office without cause by the affirmative vote of a majority of the outstanding voting shares.

     First Home's Certificate of Incorporation provides that the entire board of directors may be removed by the shareholders only for "cause" by the affirmative vote of the shareholders entitled to cast at least 75% of the votes which all shareholders would be entitled to cast at any annual election of directors or of such class of directors. "Cause" is defined to mean one of the following events: a director's felony conviction, judicial declaration that the director is of unsound mind or a director's gross abuse of trust committed in bad faith. First Home's Certificate of Incorporation also provides that the Board of Directors may, without shareholder approval, declare vacant the office of any director for any proper cause (whether or not similar to those listed in the above definition) including, but not limited to, conflict of interest or other breach of fiduciary duty, default on a loan, or unacceptability of the director to bank regulatory authorities.

  Nomination

     Shareholders of Sovereign are required to submit, in writing and in advance, any nomination of a candidate for election as a director. Sovereign's Bylaws provide that such nominations generally must be submitted not more than 120 days, and not less than 90 days, prior to a scheduled meeting for the election of directors (unless less than 21 days' notice of the meeting is given to shareholders in which case such nominations must be submitted within 7 days following the mailing of the notice to shareholders).

     First Home's Bylaws require that nominations for the election of directors made by shareholders (as opposed to those made by the Nominating Committee of the Board of Directors) must be made by written notice received by the Secretary not less than 60 nor more than 90 days prior to the annual meeting of shareholders at which directors are to be elected. Such notice must set forth, among other things, the name, age, address, principal occupation or employment of each such nominee, the class and number of shares of stock that are owned by such nominee, any other information required to be disclosed in proxy statements under Regulation 14A of the Securities Exchange Act of 1934, as amended, and certain information about the names, addresses and stock holdings of the shareholders making such nomination. Nominations not made in accordance with the procedure set forth in the Bylaws may be rejected unless the Nominating Committee has failed to deliver to the Secretary written nominations for all directorships to be voted upon at the annual meeting at least 30 days prior to the meeting (excluding substitute nominations in the case of death, disability, disqualification or other inability to serve of a nominee), in which case any shareholder may make nominations for director at the annual meeting.

  Election of Directors

     Sovereign's Articles of Incorporation and Bylaws provide that its Board of Directors shall be composed of not less than six nor more than 25 directors, the number of which may be determined by the Board of Directors. Presently, the Board of Directors is composed of eight members. The Sovereign Board of Directors is divided into three classes, each serving three-year terms, so that approximately one-third of the directors are elected at each annual meeting of shareholders. Classification of the Board of Directors has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the Sovereign Board of Directors and thereby could impede a change in control of Sovereign.

     Pursuant to First Home's Certificate of Incorporation, the Board of Directors must consist of not less than five nor more than 25 directors. The number of directors to be elected, subject to the foregoing limits, is determined from time to time by the Board of Directors. First Home's Board of Directors has fixed the number at seven. The Certificate of Incorporation of First Home provides for the classification of the Board of Directors into three classes as nearly equal in number as possible. Each class is elected for a three year term.

  Cumulative Voting

     Neither Sovereign's nor First Home's shareholders are permitted to cumulate votes in the election of directors.

  Limited Liability

     As permitted by the Pennsylvania BCL, Sovereign's Bylaws provide that directors of Sovereign are not personally liable to Sovereign, its shareholders or others for any action taken or any failure to take any action unless the director breached or failed to perform the duties of his or her office as set forth under Pennsylvania law and such breach or failure constitutes self-dealing, willful misconduct or recklessness; provided, however, that there is no such elimination of liability arising under any criminal statute or with respect to the payment of taxes pursuant to local, state or federal law.

     The Certificate of Incorporation of First Home provides that a director or officer shall not be liable to the Company or its shareholders for damages for beach of any duty owed to the Company or its shareholders, except that this provision will not relieve a director or officer from liability for an act or omission: (i) in breach of that person's duty of loyalty to the Company or its shareholders; (ii) not in good faith or involving a knowing violation of law; or
(iii) resulting in receipt by that person of an improper personal benefit.

     As permitted by the New Jersey BCA, First Home's Certificate of Incorporation provides that directors or officers of First Home are not personally liable to First Home or its shareholders for breach of any duty owed to First Home or its shareholders, unless such breach of duty is based on an act or omission (i) in breach of such person's duty of loyalty to First Home or its shareholders, (ii) not in good faith or involving a knowing violation of law or
(iii) resulting in receipt by such person of an improper personal benefit.

  Indemnification

     The Bylaws of Sovereign and the Certificate of Incorporation of First Home each provide for indemnification of directors, officers, employees and agents for certain litigation-related liabilities and expenses to the maximum extent provided by Pennsylvania or New Jersey laws, as the case may be.

     Directors, officers, employees and agents of Sovereign are entitled to indemnification in both third party actions and derivative actions unless there is a court finding that the act or failure to act giving rise to the claim for indemnification constitutes willful misconduct or recklessness. There is no requirement of a case-by-case determination that the applicable standard of conduct has been met for a person to be entitled to indemnification.

     The Bylaws of First Home provide that First Home shall, to the fullest extent now or hereafter permitted by the New Jersey BCA, as amended from time to time, indemnify any director or officer of First Home. This right shall include the right to be paid by First Home for expenses incurred in defending any action, suit or proceeding in advance of final disposition, subject to the receipt by First Home of such undertakings as may be required by the New Jersey BCA. Additionally, the Board of Directors by resolution, may similarly indemnify persons other than a director or officer of First Home for liabilities incurred in connection with services rendered at the request of First Home or any of its subsidiaries.

SHAREHOLDER MEETINGS

     Special meetings of Sovereign shareholders may be called at any time by the Board of Directors at a duly called and held meeting of the Board of Directors or upon the unanimous written consent of the members of the Board of Directors or by the Chairman of the Board or the Chief Executive Officer, but only upon receiving written direction of at least a majority of directors then in office. Sovereign shareholders are not entitled to call a special meeting of shareholders.

     First Home's Bylaws provide that special meetings of shareholders shall be called by the Secretary upon the request of the Chairman of the Board, the President, the Board of Directors or the holders of at least 20% of the votes which all shareholders are entitled to cast at the particular meeting. The New Jersey BCA provides that upon the application of the holder or holders of not less than 10% of all the shares entitled to vote at a meeting, the Superior Court, for good cause shown, may order a special meeting of shareholders.

     Shareholders of Sovereign are required to submit to Sovereign, in writing and in advance, any matter desired to be placed on the agenda of an annual meeting of shareholders. Such proposal generally must be submitted not more than 150 days and not less than 90 days prior to the meeting (or 7 days if less than 21 days' notice of the annual meeting is given to shareholders). Neither the Certificate of Incorporation nor the Bylaws of First Home contains any similar provisions.

     First Home's Bylaws provide that only such proposals as have been properly brought before the meeting can be acted upon at such meeting. In order to be considered properly brought before an annual meeting, proposals by shareholders (as opposed to proposals by the Board of Directors) must be made in writing and received at the principal executive offices of First Home not less than 20 days prior to the annual meeting of shareholders; provided, however, that if less than 30 days notice of such meeting is given to the shareholders, notice of the shareholder's proposal must be received not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to shareholders. Each notice of a proposal given by a shareholder must set forth a brief description of such proposal, the name and address of the shareholder making such proposal and the class and number of shares owned by such shareholder. Proposals not made in accordance with the procedures set forth in the Bylaws will be rejected.

ACTION BY SHAREHOLDERS WITHOUT A MEETING

     Sovereign's Bylaws provide that no action required or permitted to be taken at any annual or special meeting of Sovereign's shareholders may be taken without a meeting, and the power of Sovereign's shareholders to consent in writing to action without a meeting is expressly denied.

     The New Jersey BCA provides that if the action of shareholders is being taken pursuant to Chapter 10 of the New Jersey BCA (relating to merger, consolidation, acquisition of all capital shares and sale of assets), such action may be taken without a meeting only if all shareholders consent thereto in writing or if all shareholders entitled to vote thereon consent thereto in writing and the corporation notifies all other shareholders of the action consented to, the proposed effective date of such action and any conditions precedent to the action. Such notification must be given at least 20 days in advance of the effective date of such action.

INSPECTION RIGHTS

     The Pennsylvania BCL and Sovereign's Bylaws provide that every shareholder of Sovereign, upon written demand under oath stating the purpose thereof, shall have the right, for any proper purpose, to examine during usual business hours the share register, books or records of account and records of the proceedings of the shareholders and directors, and make copies or extracts therefrom.

     The New Jersey BCA provides that any person who shall have been a shareholder of record of a corporation for at least six months immediately preceding his or her demand, or any person holding, or so authorized in writing by the holders of, at least 5% of the outstanding shares of any class or series, upon at least 5 days' written demand shall have the right, for any proper purpose, to examine, in person or by agent or attorney, during usual business hours the corporation's minutes of the proceedings of shareholders and record of shareholders and to make extracts therefrom; provided, however, that a court may, upon proof by a shareholder of a proper purpose, irrespective of the period of time during which the shareholder shall have been a shareholder of record, and irrespective of the number of shares held by such shareholder, compel the production of the books and records of account, minutes and record of shareholders of the corporation for examination by such shareholder.

SHAREHOLDER RIGHTS PLAN

     Sovereign has adopted a shareholder rights plan pursuant to which holders of Sovereign Common Stock are entitled, under certain circumstances generally involving an accumulation of Sovereign Common Stock, to purchase Sovereign Common Stock or common stock of the potential acquiror at a substantially reduced price. See "DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES -- Shareholder Rights Plan."

     First Home does not have a shareholder rights plan.

ANTITAKEOVER PROVISIONS

  Sovereign

     Sovereign is subject to some, but not all, of various provisions of the Pennsylvania BCL which are triggered, in general, if any person or group acquires, or discloses an intent to acquire, 20% or more of the voting power of a covered corporation, other than pursuant to a registered firm commitment underwriting or, in certain cases, pursuant to the approving vote of the Board of Directors. The relevant provisions are contained in Subchapters 25E-H of the Pennsylvania BCL.

     Subchapter 25E of the Pennsylvania BCL (relating to control transactions) provides that if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium.

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     Subchapter 25F of the Pennsylvania BCL (relating to business combinations)
delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and the corporation. The term "business combination" is defined broadly to include various transactions utilizing a corporation's assets for purchase price amortization or refinancing purposes. For this purpose, an "interested shareholder" is defined generally as the beneficial owner of at least 20% of a corporation's voting shares.

     Subchapter 25G of the Pennsylvania BCL (relating to control share acquisitions) prevents a person who has acquired 20% or more of the voting power of a covered corporation from voting such shares unless the "disinterested" shareholders approve such voting rights. Failure to obtain such approval exposes the owner to the risk of a forced sale of the shares to the issuer. Even if shareholder approval is obtained, the corporation is also subject to Subchapters 25I and J of the Pennsylvania BCL. Subchapter 25I provides for a minimum severance payment to certain employees terminated within two years of the approval. Subchapter 25J prohibits the abrogation of certain labor contracts prior to their stated date of expiration.

     Subchapter 25H of the Pennsylvania BCL (relating to disgorgement) applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation or (ii) a person or group acquires (or publicly discloses an offer or intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation by the person or group during the 18-month period belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

     Subchapters 25E-H of the Pennsylvania BCL contain a wide variety of transactional and status exemptions, exclusions and safe harbors. As permitted under the Pennsylvania BCL, Sovereign has opted out of the provisions of Subchapters 25G and H but is subject to the provisions of Subchapters 25E and F. Such action can be reversed under certain circumstances.

     In addition, the fiduciary duty standards applicable to the Board of Directors of Sovereign under the Pennsylvania BCL and certain provisions of Sovereign's Articles of Incorporation and Bylaws may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for Sovereign stock, a proxy contest for control of Sovereign, the assumption of control of Sovereign by a holder of a large block of Sovereign's stock and the removal of Sovereign's management. See "DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES -- Special Charter and Pennsylvania Corporate Law Provisions."

  First Home

     The New Jersey Shareholders Protection Act ("NJSPA") provides that no corporation organized under the laws of New Jersey with its principal executive offices or significant operations located in New Jersey (a "New Jersey Resident Domestic Corporation") may engage in any "business combination" (as defined in the NJSPA, a "Business Combination") with any interested shareholder (as defined in the NJSPA, an "Interested Shareholder") of that New Jersey Resident Domestic Corporation for a period of five years following that Interested Shareholder's stock acquisition unless that Business Combination is approved by the board of directors of that New Jersey Resident Domestic Corporation prior to that Interested Shareholder's stock acquisition date. The term Business Combination, as defined in the NJSPA, includes, among other things, certain mergers, consolidations, asset transfers, stock issuances, sale, lease, exchange, pledge, transfer or other disposition of assets, plans of liquidation and recapitalizations. Interested Shareholder, as defined in the NJSPA, includes certain persons holding, directly or indirectly, 10% or more of the voting power of the outstanding voting stock of the New Jersey Resident Domestic Corporation and certain affiliates of the New Jersey Resident Domestic Corporation that, at any time within the five year period immediately prior to the date in question, were the beneficial owners, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the New Jersey Resident Domestic Corporation.

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     Pursuant to the NJSPA, no New Jersey Resident Domestic Corporation may
engage, at any time, in any Business Combination with any Interested Stockholder of that New Jersey Resident Domestic Corporation other than: (i) a Business Combination approved by the board of directors of that New Jersey Resident Domestic Corporation prior to that Interested Stockholder's stock acquisition date, (ii) a Business Combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by that Interested Shareholder at a meeting called for such purpose or (iii) a Business Combination where the Interested Shareholder pays a formula price designed to ensure that all holders (other than the Interested Shareholder) of stock of the New Jersey Resident Domestic Corporation receive at least the highest price per share paid by that Interested Shareholder for any shares of capital stock acquired by it. The NJSPA does not apply to certain situations such as, but not limited to, inadvertent acquisitions, provided the Interested Shareholder divests itself or himself of a sufficient number of shares so that such shareholder is no longer a 10% or greater beneficial owner in accordance with the NJSPA. A New Jersey Resident Domestic Corporation may not opt out of the NJSPA.

     Because Sovereign is not an "Interested Shareholder" as defined in NJSPA, NJSPA is not applicable to the Merger.

     Under the New Jersey BCA, directors of a New Jersey corporation may consider, in discharging their duties to the corporation and in determining what he or she reasonably believes to be in the best interest of the corporation, any of the following (in addition to considering the effects of any action on shareholders): (i) the effects of the action on the corporation's employees, suppliers, creditors and customers, (ii) the effects of the action on the community in which the corporation operates and (iii) the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation. If, on the basis of the foregoing factors, the board of directors determines that any proposal or offer to acquire the corporation is not in the best interest of the corporation, it may reject such proposal or offer, in which event the board of directors will have no duty to facilitate, remove any obstacles to, or refrain from impeding such proposal or offer.

REQUIRED SHAREHOLDER VOTE

  General

     Subject to the voting rights of any series of Sovereign Preferred Stock then outstanding (see "DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES -- Preferred Stock"), the holders of Sovereign Common Stock possess exclusive voting rights of Sovereign. Each holder of Sovereign Common Stock is entitled to one vote for each share owned of record. For general corporate action of the shareholders of Sovereign, the affirmative vote of a majority of the votes cast at a meeting of shareholders is required for approval (abstentions with respect to any matter are not considered votes "cast" under Pennsylvania law).

     The holders of First Home Common Stock possess exclusive voting rights of First Home. Each holder of First Home Common Stock is entitled to one vote for each share owned of record. For general corporate action of the shareholders of First Home, the affirmative vote of a majority of the votes cast at a shareholders' meeting is required for approval.

  Fundamental Changes

     Sovereign's Articles of Incorporation require that a plan of merger, consolidation, share exchange, division, conversion or asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of Sovereign other than in the usual and regular course of business) must be approved by the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, except that shareholder approval of any such transaction which is approved in advance by at least 66 2/3% of the members of Sovereign's Board of Directors requires only the affirmative vote of a majority of the votes cast. In the absence of prior approval by Sovereign's

Board of Directors, Sovereign's Articles of Incorporation require a vote of shareholders with at least 80% of Sovereign's total voting power to approve any merger, consolidation, share exchange, asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of Sovereign) or similar transactions involving a shareholder holding 5% or more of Sovereign's voting power. The Merger has been unanimously approved by Sovereign's Board of Directors.

     First Home is subject to the provisions of the New Jersey Shareholders Protection Act, the effect of which may be to increase the number of votes required for shareholder approval of certain business combinations. See "-- New Jersey Shareholders Protection Act."

  Amendment of Articles or Certificate of Incorporation

     Sovereign's Articles of Incorporation contain various provisions that require a supermajority vote of shareholders to amend or repeal particular sections of such Articles. Amendment or repeal of the provisions of Sovereign's Articles of Incorporation relating to noncumulative voting, the classification of directors, the approval of fundamental changes, the requirement of holding meetings for shareholder action, the amendment of Bylaws generally, and the consideration of non-economic factors by Sovereign's Board of Directors if evaluating a tender offer, merger, consolidation or similar transaction all require (i) the affirmative vote of 80% of the shares entitled to vote or (ii) the affirmative vote of 80% of the members of Sovereign's Board of Directors and the affirmative vote of shareholders entitled to cast at least a majority of votes which all shareholders are entitled to cast.

     Amendments to First Home's Certificate of Incorporation require the approval of the affirmative vote of the holders of at least 80% of the outstanding voting stock; provided, however, the affirmative vote of the holders of a majority of the shares of First Home Common Stock is required if the Board of Directors has approved the proposed amendment by resolution adopted before the shareholders are solicited to vote on the amendments.

AMENDMENT OF BYLAWS

     The authority to amend or repeal Sovereign's Bylaws is vested in Sovereign's Board of Directors, subject always to the power of the shareholders of Sovereign to change such action by the affirmative vote of shareholders holding at least two-thirds of Sovereign's total voting power (except that any amendment to the indemnification and limitation of director liability provisions set forth in the Bylaws shall require the affirmative vote of two-thirds of the entire Board of Directors or shareholders holding 80% of the votes that all shareholders are entitled to cast).

     First Home's Bylaws may be amended or repealed by a majority vote of the members of the Board of Directors, or if any amendment to the Bylaws is proposed by shareholders, and has not previously received the approval of the Board of Directors, such amendment shall require the affirmative vote of the holders of at least eighty percent (80%) of the votes which all shareholders are entitled to cast thereon, in addition to any other approval which is required by law, this Certificate of Incorporation, these Bylaws or otherwise.

MANDATORY TENDER OFFER PROVISION

     Sovereign's Articles of Incorporation provide that any person or entity acquiring Sovereign capital stock with 25% or more of Sovereign's total voting power is required to offer to purchase, for cash, all shares of Sovereign's voting stock, at a price per share equal to the highest price paid by such person for each respective class of Sovereign's voting stock within the preceding twelve months. Such provision is inapplicable if at least 80% of Sovereign's Board of Directors approves in advance such acquisition of 25% or more of Sovereign's total voting power. The Pennsylvania BCL also provides that following any acquisition by a person or group of more than 20% of a publicly-held corporation's voting stock, the remaining shareholders have the right to receive payment, in cash, for their shares from such person or group of an amount equal to the "fair value" of their shares, including a proportionate amount for any control premium.

     Neither First Home's Certificate of Incorporation or Bylaws nor the New Jersey BCA provide First Home's shareholders with similar rights.

DISSENTERS' RIGHTS

     Under the Pennsylvania BCL, a shareholder of a corporation is generally entitled to receive payment of the fair value of such shareholder's shares if such shareholder duly exercises its dissenters' rights with respect to a plan of merger or consolidation, share exchange, asset transfer, division or conversion to which such corporation is a party, unless the shares are (i) listed on a national securities exchange or (ii) held of record by more than 2,000 shareholders. The foregoing market exceptions do not apply, and dissenters' rights generally are available in respect of, (i) shares that are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares, (ii) shares of any preferred or special class unless the shareholders of the class are entitled to vote on the plan and such class vote is required for the adoption of the plan or to effectuate the transaction and (iii) shares which under the plan are treated differently from shares of the same class or series and which are not entitled to vote as a special class under Pennsylvania BCL Section 1906(c). The Pennsylvania BCL allows a corporation to provide dissenters' rights notwithstanding the statutory exceptions, but Sovereign's Articles of Incorporation and Bylaws do not require such optional dissenters' rights. Under the Pennsylvania BCL, if a plan of merger or consolidation, share exchange, asset transfer, division or conversion is adopted by the directors only, without any shareholder approvals required, the shareholders have no statutory dissenters' rights in respect of the plan other than optional dissenters' rights, if any. Sovereign's shareholders have no dissenters' rights with respect to the Merger.

     The New Jersey BCA generally provides for dissenters' rights in connection with any merger or consolidation or any sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation not in the usual or regular course of business. However, unless the Certificate of Incorporation otherwise provides, no such right to dissent exists with respect to (i) any class or series of shares that which on the record date fixed to determine the shareholders entitled to vote on the transaction, is listed on a national securities exchange or is held of record by not less than 1,000 holders or, generally, (ii) any transaction in connection with which the shareholders of the corporation will receive only (a) cash, (b) securities that, upon consummation of the transaction, will be listed on a national securities exchange or held of record by not less than 1,000 holders, or (c) cash and such securities. A shareholder of a corporation may also dissent from any acquisition of shares owned by such shareholder in connection with the acquisition by another New Jersey corporation, in exchange for its shares, of all the shares of a class or series of securities of such corporation. Any shareholder who perfects dissenters' rights under the New Jersey BCA is entitled to receive the "fair value" of such shares as determined either by agreement between such shareholder and the corporation or by a court of competent jurisdiction. First Home's shareholders have no dissenters' rights with respect to the Merger.

DIVIDENDS

     Under the Pennsylvania BCL, a corporation may pay dividends unless, after giving effect thereto, (i) the corporation would be unable to pay its debts as they become due in the usual course of its business or (ii) the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

     Subject to any restrictions contained in a corporation's certificate of incorporation, the New Jersey BCA provides that a corporation may pay dividends unless, after giving effect thereto, (i) the corporation would be unable to pay its debts as they become due in the usual course of its business or (ii) the corporation's total assets would be less than its total liabilities. There are no restrictions included in First Home's Certificate of Incorporation with respect to the payment of dividends.

VOLUNTARY DISSOLUTION

     Under the Pennsylvania BCL, if Sovereign's Board of Directors recommends that Sovereign be dissolved and directs that the question be submitted to a vote at a meeting of shareholders, Sovereign may be dissolved upon the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any class of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote. Under Sovereign's Articles of Incorporation if at least 66 2/3% of Sovereign's Board of Directors has not recommended that Sovereign be dissolved, Sovereign may be dissolved upon the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast.

     Under the New Jersey BCA, if the Board of Directors recommends that First Home be dissolved and directs that the question be submitted to a vote at a meeting of shareholders, First Home may be dissolved upon the affirmative vote of a majority of the votes cast by the shareholders entitled to vote thereon and, if any class or series of securities of First Home is entitled to vote on such motion as a class, upon the affirmative vote of a majority of the votes cast by each such class. If the dissolution is proposed by, on behalf of or pursuant to any agreement, arrangement or understanding with an Interested Stockholder, the NJSPA will apply. See "-- Antitakeover Provisions" above.

PREEMPTIVE RIGHTS

     Neither the holders of Sovereign Common Stock nor First Home Common Stock are entitled to preemptive rights.

                                  ADJOURNMENT

     In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the Merger Agreement at the time of the Special Meeting, such proposal could not be approved unless the Special Meeting is adjourned in order to permit further solicitation of proxies. In order to allow proxies which have been received by First Home, at the time of the applicable Meeting to be voted for such adjournment, if necessary, First Home has submitted the question of adjournment under such circumstances to its shareholders as a separate matter for their consideration.

     The Board of Directors of First Home recommends that shareholders vote their proxies in favor of the Adjournment Proposal so that their proxies may be used for such purposes in the event it becomes necessary. Properly executed proxies will be voted in favor of the Adjournment Proposal unless otherwise indicated thereon. If it is necessary to adjourn the Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to shareholders other than an announcement of such time and place at the Special Meeting.

                                    EXPERTS

     The consolidated financial statements of Sovereign at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in Sovereign's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference which, as to the years 1996 and 1995, are based in part on the reports of KPMG Peat Marwick LLP, independent auditors. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.


     The consolidated financial statements (restated to include ML Bancorp, Inc., which was acquired on February 28, 1998) of Sovereign at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 appearing in Sovereign's Current Report on Form 8-K, dated June 23, 1998, and incorporated by reference in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, which, as to the years 1997, 1996 and 1995, is based in part on the reports of KPMG Peat Marwick LLP, independent auditors. The consolidated financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.


     The consolidated financial statements of First Home as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated by reference in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto appearing elsewhere herein, and are included in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                 LEGAL MATTERS

     The validity of the Sovereign Common Stock to be issued in the Merger, certain federal income tax consequences of the Merger, and certain other legal matters relating to the Merger are being passed upon for Sovereign by the law firm of Stevens & Lee, counsel to Sovereign. Joseph E. Lewis, a director of Sovereign Bank, is a principal of the firm of Stevens & Lee. Stevens & Lee and its attorneys own an aggregate of approximately 200,000 shares of Sovereign Common Stock, including shares issuable upon the exercise of options issued to Mr. Lewis in his capacity as director of Sovereign Bank.


     Legal matters in connection with the Merger will be passed upon for First Home by Blank Rome Comisky & McCauley LLP.

                                 OTHER MATTERS

     As of the date of this Proxy Statement/Prospectus, the Board of Directors of First Home knows of no matters which will be presented for consideration at the Special Meeting other than as set forth in this Proxy Statement/Prospectus. However, if any other matters shall come before the Special Meeting or any adjournments thereof and be voted upon, the forms of proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.

                             SHAREHOLDER PROPOSALS

     Sovereign's 1998 Annual Meeting of Shareholders was held on April 17, 1998. It is anticipated that Sovereign's 1999 Annual Meeting of Shareholders will be held on or about April 15, 1999. In accordance with the ByLaws of Sovereign, a shareholder who desires to propose a matter for consideration at an annual meeting of shareholders must provide notice thereof in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of Sovereign, not less than 90 days nor more than 120 days prior to such annual meeting. Any shareholder who desires to submit a proposal to be considered for inclusion in Sovereign's proxy materials relating to its 1999 Annual Meeting of Shareholders must submit such proposal in writing, addressed to Sovereign Bancorp, Inc. at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 (Attn:
Secretary), on or before November 16, 1998.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     The bylaws of Sovereign provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

     Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Sovereign.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS.


 2.1 Agreement and Plan of Merger dated as of December 18, 1997, between Sovereign Bancorp, Inc. and First Home Bancorp Inc., as amended (included as Annex A to the Proxy Statement Prospectus). Schedules are omitted; Sovereign Bancorp, Inc. agrees to furnish copies of such schedules to the Commission upon request.
 2.2 Stock Option Agreement dated December 18, 1997, between Sovereign Bancorp, Inc. and First Home Bancorp Inc. (included as Annex B to the Proxy Statement/Prospectus).
 3.1 Articles of Incorporation, as amended, of Sovereign Bancorp, Inc. (Incorporated by reference to Exhibit 3.1 of Sovereign's Annual Report on Form 10-K for the year ended December 31, 1995.)
 3.2 Bylaws of Sovereign Bancorp, Inc. (Incorporated by reference to Exhibit 3.2 of Sovereign's Annual Report on Form 10-K for the year ended December 31, 1993.)
 4. Sovereign Bancorp, Inc. has outstanding long-term debt that does not exceed 10% of the total assets of Sovereign Bancorp, Inc. and its consolidated subsidiaries; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement. Sovereign Bancorp, Inc. agrees to furnish copies of such instruments to the Commission upon request.
 5.1   Opinion of Stevens & Lee re: Validity.**
 8.1   Form of opinion of Stevens & Lee re: tax matters.**
10.1 Sovereign Bancorp, Inc. Stock Option Plan, as amended and restated. (Incorporated by reference to Exhibit 10.1 to Sovereign's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.)*
10.2 Sovereign Bancorp, Inc. 1993 Stock Option Plan. (Incorporated by reference to Exhibit 10.21 to Sovereign's Annual Report on Form 10-K for the year ended December 31, 1992.)*
10.3 Sovereign Bancorp, Inc. Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 4.1 to Sovereign's Registration Statement No. 33-44108 on Form S-8.)*
10.4 Agreement dated as of March 1, 1997, between Sovereign Bancorp, Inc., Sovereign Bank, and Jay S. Sidhu. (Incorporated by reference to Exhibit 99.1 of Sovereign's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, as amended.)*

10.5 Agreement dated as of September 15, 1992, between Sovereign Bank, a Federal Savings Bank, and Karl D. Gerhart. (Incorporated by Reference to Exhibit 10.4 of Sovereign's Annual Report on Form 10-K for the fiscal year ended December 31, 1992.)*
10.6 Agreement dated as of September 15, 1992, between Sovereign Bank, a Federal Savings Bank, and Lawrence M. Thompson, Jr. (Incorporated by reference to Exhibit 10.5 of Sovereign's Annual Report on Form 10-K for the fiscal year ended December 31, 1992.)*
10.7 Penn Savings Bank Senior Officer Incentive Plan. (Incorporated by reference to Exhibit 10.6 to Sovereign's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.)*
10.8 Rights agreement dated September 19, 1989, between Sovereign Bancorp, Inc. and Harris Trust Company of New York. (Incorporated by reference to Exhibit 4.3 to Sovereign's Registration Statement No. 33-89586 on Form S-8.)
10.9 Sovereign Bancorp, Inc. Non-Employee Director Incentive Compensation Plan. (Incorporated by reference to Exhibit
       10.12 to Sovereign's Registration Statement No. 33-43195 on
       Form S-1.)*
10.10 Indemnification Agreement dated December 21, 1993, between Sovereign Bank and Jay S. Sidhu. (Incorporated herein by reference to Exhibit 10.25 to Sovereign's Annual Report on Form 10-K for the year ended December 31, 1993.)*
23.1   Consent of Ernst & Young LLP, Independent Auditors.
23.2   Consent of KPMG Peat Marwick LLP, Independent Auditors.**
23.3   Consent of KPMG Peat Marwick LLP, Independent Auditors.**
23.4   Consent of Arthur Andersen LLP, Independent Auditors.**
23.5   Consent of Stevens & Lee, P.C. (contained in Exhibit 5.1).**
23.6   Consent of Stevens & Lee, P.C.**
23.7   Consent of RP Financial, LC
23.8   Consent of KPMG Peat Marwick LLP, Independent Auditors.
24.1 Powers of Attorney of Directors and Officers (included on signature page hereof).
99.1 Form of Opinion of RP Financial, LC dated June 26, 1998 (included as Annex C to Proxy Statement/Prospectus).
99.2 Form of Proxy Card for the Special Meeting of Shareholders of First Home Bancorp Inc.**


------------------
* Denotes management contract or compensatory contract, plan or arrangement. ** Previously filed.

     (b) FINANCIAL STATEMENT SCHEDULES.

     None required.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    (c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

       (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Wyomissing, Commonwealth of Pennsylvania, on June 22, 1998.


                                          SOVEREIGN BANCORP, INC.
                                          (Registrant)

                                          By: /s/ Jay S. Sidhu
                                              ----------------------------------
                                              Jay S. Sidhu,
                                              President and Chief Executive
                                              Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay S. Sidhu, Karl D. Gerhart and Joseph M. Harenza, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


              SIGNATURE                                 TITLE                        DATE
              ---------                                 -----                        ----
              *                        Chairman and Director                     June 22, 1998
-------------------------------
    Richard E. Mohn

/s/ Jay S. Sidhu                       Director, President and Chief Executive   June 22, 1998
-------------------------------        Officer (Principal Executive Officer)
     Jay S. Sidhu

              *                        Director                                  June 22, 1998
-------------------------------
    Fred D. Hafer

              *                        Director                                  June 22, 1998
-------------------------------
    Rhoda S. Oberholtzer

              *                        Director                                  June 22, 1998
-------------------------------
    Patrick J. Petrone

              *                        Director                                  June 22, 1998
-------------------------------
    Daniel K. Rothermel

              *                        Director                                  June 22, 1998
-------------------------------
    Cameron C. Troilo

              *                        Director                                  June 22, 1998
-------------------------------
    G. Arthur Weaver

/s/ Dennis S. Marlo                    Chief Financial Officer                   June 22, 1998
-------------------------------
    Dennis S. Marlo

              *                        Chief Accounting Officer                  June 22, 1998
-------------------------------
    Mark R. McCollom

*By: /s/ Jay S. Sidhu
    ---------------------------
    Attorney-in-Fact

                                 EXHIBIT INDEX


NUMBER                             DESCRIPTION
------                             -----------
 2.1 Agreement and Plan of Merger dated December 18, 1997, between Sovereign Bancorp, Inc. and First Home Bancorp Inc. (included as Annex A to the Proxy Statement Prospectus). Schedules are omitted; Sovereign Bancorp, Inc. agrees to furnish copies of such schedules to the Commission upon request.
 2.2 Stock Option Agreement dated December 18, 1997, between Sovereign Bancorp, Inc. and First Home Bancorp Inc. (included as Annex B to the Proxy Statement/Prospectus).
 5.1       Opinion of Stevens & Lee, P.C. re: Validity.*
 8.1       Form of opinion of Stevens & Lee, P.C. re: tax matters.*
23.1       Consent of Ernst & Young LLP.
23.2       Consent of KPMG Peat Marwick LLP.*
23.3       Consent of KPMG Peat Marwick LLP.*
23.4       Consent of Arthur Andersen LLP.*
23.5       Consent of Stevens & Lee, P.C. (contained in Exhibit 5).*
23.6       Consent of Stevens & Lee., P.C.*
23.7       Consent of RP Financial, LC.
23.8       Consent of KPMG Peat Marwick LLP.
24.1 Powers of Attorney of Directors and Officers (included on signature page hereof).
99.1 Form of Opinion of RP Financial, LC dated June 26, 1998 (included as Annex C to Proxy Statement/Prospectus).
99.2 Form of Proxy Card for the Special Meeting of Shareholders of First Home Bancorp Inc.*


------------------

* Previously filed.